                                                                   EXHIBIT 10.32


                                                                  EXECUTION COPY

--------------------------------------------------------------------------------

                                   AGREEMENT


                                      FOR


                          ENGINEERING, PROCUREMENT AND
                             CONSTRUCTION SERVICES


                                    BETWEEN


                            PROBEX WELLSVILLE, L.P.


                                    AS OWNER


                                      AND


                                  PETROFAC LLC


                                 AS CONTRACTOR


                             DATED: APRIL 11, 2002


                                  CONFIDENTIAL


--------------------------------------------------------------------------------

                                                                  EXECUTION COPY

                               TABLE OF CONTENTS

ARTICLE 1. GENERAL PROVISIONS ...............................................  1
    1.1  Turnkey Obligation of Contractor ...................................  1
    1.2  Owner Not Responsible For Acts of Contractor .......................  1

ARTICLE 2. OWNER'S RESPONSIBILITIES .........................................  2
    2.1  Site ...............................................................  2
    2.2  Owner Governmental Approvals .......................................  2
    2.3  Operations Personnel ...............................................  2
    2.4  Front End Feedstock ................................................  2
    2.5  Payment to Contractor ..............................................  2
    2.6  Construction Utilities .............................................  2
    2.7  Hazardous Wastes or Materials ......................................  2

ARTICLE 3. CONTRACTOR'S RESPONSIBILITIES ....................................  3
    3.1  Subcontractors and Agents ..........................................  3
    3.2  Scope of the Work ..................................................  3
    3.3  Standard of Performance ............................................  6
    3.4  Contractor Governmental Approvals ..................................  7
    3.5  Avoidance of Labor-Related Delays ..................................  7
    3.6  Hazardous Wastes or Materials ......................................  7
    3.7  Liens ..............................................................  7
    3.8  Cooperation with Independent Engineer ..............................  8
    3.9  Cooperation in Financing ...........................................  8
    3.10 Cooperation with Technology Facility Provider ......................  9
    3.11 Publicity by Contractor ............................................  9
    3.12 Accounts and Records ...............................................  9
    3.13 Cooperation and Coordination .......................................  9
    3.14 Compliance with Governmental Approvals .............................  9
    3.15 Monthly Status Meetings ............................................  9
    3.16 Third Party Notices ................................................  9
    3.17 Office Facilities .................................................. 10
    3.18 Operating Manuals .................................................. 10

ARTICLE 4. CHANGES TO THE WORK PROGRAM ...................................... 10
    4.1  General ............................................................ 10
    4.2  Minor Modifications ................................................ 10
    4.3  Estimates and Authorizations ....................................... 10
    4.4  Contractor Requested Change Order .................................. 12
    4.5  Schedule Adjustments ............................................... 14
    4.6  Change in Contract Price ........................................... 14
    4.7  General Requirements and Limitations ............................... 15

ARTICLE 5. COMMENCEMENT OF WORK ............................................. 16
    5.1  Notice to Proceed .................................................. 16

                                                                  EXECUTION COPY

    5.2  Conditions for Issuance of Notice to Proceed........................ 16

ARTICLE 6. REVIEW AND INSPECTION RIGHTS...................................... 18
    6.1  Right of Owner to Review Certain Documents ......................... 18
    6.2  Right of Access and Oversight ...................................... 18
    6.3  Observation of Tests ............................................... 18
    6.4  Rejection of Work................................................... 18
    6.5  No Acceptance of Work............................................... 19

ARTICLE 7. MECHANICAL COMPLETION ............................................ 19
    7.1  Mechanical Completion Defined ...................................... 19
    7.2  Notice of Mechanical Completion .................................... 19
    7.3  Punch List. ........................................................ 20

ARTICLE 8. FACILITY TESTING, SUBSTANTIAL COMPLETION AND FINAL
           COMPLETION........................................................ 20
    8.1  Facility Testing ................................................... 20
    8.2  Substantial Completion.............................................. 22
    8.3  Final Completion ................................................... 24
    8.4  Completion of Punch List ........................................... 26
    8.5  Retainage Release Request .......................................... 26

ARTICLE 9. WARRANTIES RELATED TO THE WORK.................................... 27
    9.1  In General.......................................................... 27
    9.2  Correction of Nonconforming or Defective Work....................... 28
    9.3  LIMITATION ON WARRANTIES............................................ 30
    9.4  Subcontractor Warranties............................................ 30
    9.5  Warranty Period. ................................................... 31
    9.6  Notice.............................................................. 31

ARTICLE 10. SECURITY ........................................................ 31
    10.1 Surety Bond. ....................................................... 31
    10.2 Warranty Bond....................................................... 31

ARTICLE 11. CONTRACTOR COMPENSATION ......................................... 31
    11.1 Contract Price...................................................... 31
    11.2 Taxes............................................................... 32

ARTICLE 12. INVOICING AND PAYMENTS .......................................... 32
    12.1 Payment--General. .................................................. 32
    12.2 Request for Payment ................................................ 33
    12.3 Failure to Pay Subcontractors ...................................... 35
    12.4 Deficient Requests for Payment...................................... 35
    12.5 Milestone Payments ................................................. 35
    12.6 Retainage........................................................... 35
    12.7 Final Payment. ..................................................... 36
    12.8 Holdbacks .......................................................... 36

                                                                  EXECUTION COPY

    12.9  Offset............................................................. 36
    12.10 Contractor's Continuing Obligation to Perform ..................... 36
    12.11 Application of Moneys ............................................. 37

ARTICLE 13. FORCE MAJEURE ................................................... 37
    13.1  Force Majeure Event................................................ 37
    13.2  Excuse from Performance for Force Majeure Event ................... 38
    13.3  Burden of Proof.................................................... 38
    13.4  Owner Self-Help ................................................... 38

ARTICLE 14. SUSPENSION ...................................................... 39
    14.1  Owner's Right to Suspend .......................................... 39
    14.2  Obligation of Contractor .......................................... 39
    14.3  Contractor's Right of Suspension .................................. 40
    14.4  Extension of Time.................................................. 40
    14.5  Compensation of Contractor ........................................ 40

ARTICLE 15. DEFAULT AND TERMINATION.......................................... 40
    15.1  Contractor Default ................................................ 40
    15.2  Owner's Default Remedies Against Contractor ....................... 42
    15.3  Termination by Owner for Convenience .............................. 45
    15.4  Owner Default...................................................... 46

ARTICLE 16. INSURANCE........................................................ 46
    16.1  Contractor Furnished Insurance..................................... 46
    16.2  Owner Furnished Insurance. ........................................ 49

ARTICLE 17. TITLE AND RISK OF LOSS........................................... 52
    17.1  Provision of Clear Title........................................... 52
    17.2  Care, Custody and Control; Risk of Loss ........................... 52
    17.3  Safe Delivery ..................................................... 52

ARTICLE 18. INDEMNIFICATION.................................................. 52
    18.1  General Indemnification Obligations................................ 52
    18.2  Indemnities Against Intellectual Property Infringement............. 54
    18.3  Procedures......................................................... 55
    18.4  Conditions......................................................... 56

ARTICLE 19. CONFIDENTIAL AND PROPRIETARY INFORMATION ........................ 56
    19.1  Confidentiality ................................................... 56
    19.2  EPC Data and Information........................................... 57
    19.3  Inventions......................................................... 57
    19.4  Licenses........................................................... 57

ARTICLE 20. ASSIGNMENT....................................................... 58
    20.1  Assignment by Owner................................................ 58
    20.2  Assignment by Contractor. ......................................... 58
    20.3  Binding Effect..................................................... 58

                                                                  EXECUTION COPY

ARTICLE 21. DISPUTE RESOLUTION .............................................. 58
    21.1 Resolution of Disputes Related to Failure of Process Test........... 58
    21.2 Resolution of All Other Disputes.................................... 58
    21.3 Other Remedies...................................................... 61
    21.4 Performance During Dispute ......................................... 61

ARTICLE 22. PERFORMANCE GUARANTEES AND LIQUIDATED DAMAGES.................... 62
    22.1 Schedule............................................................ 62
    22.2 Performance. ....................................................... 63
    22.3 Liquidated Damages Generally........................................ 63

ARTICLE 23. LIMITATION OF LIABILITY ......................................... 64
    23.1 Limitation of Contractor's Liability................................ 64
    23.2 Facility Performance Failures or Deficiencies After Substantial
         Completion.......................................................... 65
    23.3 Consequential Damages............................................... 65

ARTICLE 24. REPRESENTATIONS AND WARRANTIES................................... 66
    24.1 By Contractor....................................................... 66
    24.2 By Owner............................................................ 68

ARTICLE 25. REPRESENTATIVES AND NOTICES/COMMUNICATIONS ...................... 68
    25.1 Designation and Function of Authorized Representatives.............. 68
    25.2 Notices. ........................................................... 69
    25.3 Technical Communications ........................................... 70

ARTICLE 26. MISCELLANEOUS ................................................... 70
    26.1 Independent Contractor.............................................. 70
    26.2 Effect of Invalid Provisions ....................................... 70
    26.3 Order of Precedence................................................. 70
    26.4 Survival; Time Limitation........................................... 71
    26.5 Entire Agreement ................................................... 71
    26.6 Modification in Writing ............................................ 71
    26.7 Continuing Obligations.............................................. 71
    26.8 Headings ........................................................... 71
    26.9 Governing Law ...................................................... 71
    26.10 Remedies Cumulative ............................................... 71

                                                                  EXECUTION COPY



EXHIBITS:

Exhibit A.    Definitions and Rules of Usage
Exhibit B.    Scope Document
Exhibit C.    Governmental Approvals
Exhibit D.    Approved Vendors
Exhibit E.    Project Milestone Payment Schedule
Exhibit F.    Project Cash Flow Schedule
Exhibit G.    Performance Guarantees
Exhibit H.    Site Access Plan
Exhibit I.    Criteria for Mechanical Completion
Exhibit J.    Calculation of Liquidated Damages
Exhibit K.    Form of Affidavit of Notice of Commencement
Exhibit L.    Change Order Form
Exhibit M.    Testing and Test Procedures
Exhibit N.    Forms of Contractor and Subcontractor Lien Waivers
Exhibit O.    Project Schedule
Exhibit P.    Separated Contract Pricing
Exhibit Q.    Conditions Under Section 5.2(b)
Exhibit R.    [intentionally omitted]
Exhibit S.    [intentionally omitted]
Exhibit T.    Training and Start-Up

                                                                  EXECUTION COPY

                                 AGREEMENT FOR
               ENGINEERING, PROCUREMENT AND CONSTRUCTION SERVICES

         This AGREEMENT FOR ENGINEERING, PROCUREMENT AND CONSTRUCTION SERVICES (this "AGREEMENT") is made as of April 11, 2002 by and between PROBEX WELLSVILLE, L.P., a Delaware limited partnership ("OWNER") and PETROFAC LLC, a Texas limited liability company ("CONTRACTOR").

                                    RECITALS

A. Owner requires services in connection with the design, engineering, procurement, construction, commissioning, startup and testing of a used oil refining facility to be located on land in the vicinity of Wellsville, Ohio, and desires to engage Contractor to perform such services under the terms and conditions of this Agreement.

B. Contractor represents it has the necessary personnel, experience, competence and legal right to perform such design, engineering, procurement, construction, commissioning, startup and testing of such facility as herein provided and desires to undertake such performance and assistance under the terms and conditions of this Agreement.

C. Contractor acknowledges that Owner will seek to finance the Facility on a non-recourse basis.

D. Contractor acknowledges that Owner has obtained the Technology Cover Facility, and Contractor has agreed to enter the Coordination Agreement in connection therewith in order to facilitate, as applicable, determination of responsibility for failures in the performance of the Facility, if any.

E. The Parties desire to set forth in this Agreement their agreements related to the design, engineering, procurement, construction, commissioning, startup and testing of the complete Facility.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

                         ARTICLE 1. GENERAL PROVISIONS

         1.1 TURNKEY OBLIGATION OF CONTRACTOR. Contractor's obligation under this Agreement is to perform the Work on a fixed-price, lump-sum, date certain basis and provide Owner with the Facility and its components constructed, installed, and completed in accordance with the Scope Document and Prudent Industry Practices, and to achieve the Performance Guarantees, as more fully provided in this Agreement.

         1.2 OWNER NOT RESPONSIBLE FOR ACTS OF CONTRACTOR. Owner, the Independent Engineer, the Technology Facility Provider in connection with the Technology Cover Facility, any Lender in connection with any Financing Agreement, and any of their respective agents, shall not be responsible for and shall not have control over, charge of, or approval rights

                                                                  EXECUTION COPY

regarding the EPC (engineering, procurement and construction) means, methods, techniques, sequences or procedures, or safety precautions and programs of Contractor, any Subcontractor, or any of their respective agents or employees, in connection with the Work, and shall not be responsible for the failure, or the acts or omissions, of any of such Persons in connection with the performance of the Work. Neither inspection nor failure to inspect by Owner, the Independent Engineer, the Technology Facility Provider or any Lender shall be a waiver of the obligations of Contractor, any Subcontractor, or any of their respective agents or employees, or be construed as approval or acceptance of the Work or any part thereof.

                      ARTICLE 2. OWNER'S RESPONSIBILITIES

         2.1 SITE. Owner shall furnish the Site, and assure rights of ingress and egress to and from the Site for Contractor and its Subcontractors for the performance of the Work to the extent specified in the Site Access Plan attached as Exhibit H.

         2.2 OWNER GOVERNMENTAL APPROVALS. Owner shall secure those Governmental Approvals specifically indicated to be obtained by Owner in Exhibit C. Upon notice to Owner of not less than five (5) Business Days, Owner shall exercise commercially reasonable efforts to assist Contractor in such manner as Contractor reasonably may request in obtaining Governmental Approvals required to be obtained by Contractor hereunder.

         2.3 OPERATIONS PERSONNEL. Owner shall provide, or cause Operator to provide, operations personnel as described in Exhibit T, for the purposes set forth therein.

         2.4 FRONT END FEEDSTOCK. Owner shall provide Front End Feedstock in connection with the testing and commissioning of the Facility as set forth in Exhibit M.

         2.5 PAYMENT TO CONTRACTOR. Owner shall make payments to Contractor during the progress of the Work as set forth in this Agreement. The lump-sum price for the Work is divided into separately stated amounts of incorporated materials and skill and labor in order to cause this Agreement to be a separated contract as permitted in the Texas Tax Code. Prices for the separated portions of this Agreement are as set forth in Exhibit P.

         2.6 CONSTRUCTION UTILITIES. Owner shall make arrangements for the supply of, and shall supply at no cost to Contractor, all utilities (other than telephone services) required during construction, commissioning, startup, and Facility testing until Substantial Completion.

         2.7 HAZARDOUS WASTES OR MATERIALS. Owner shall be responsible for and shall control any special handling, removal, transportation or disposal required pursuant to a Governmental Rule with respect to any Hazardous Wastes or Materials that are (a) existing at the Site prior to the commencement of the Work, or (b) transported to the Site by Owner or by Owner's contractors (other than Contractor or its Subcontractors). Owner shall not be responsible for and nothing herein shall oblige Owner to handle, remove, transport or dispose of any Hazardous Wastes or Materials that are the responsibility of Contractor under
Section 3.6. Owner shall provide the Environmental Reports to Contractor.

                                                                  EXECUTION COPY

                    ARTICLE 3. CONTRACTOR'S RESPONSIBILITIES


         3.1 SUBCONTRACTORS AND AGENTS.

                  3.1.1 OWNER'S APPROVAL. Contractor may subcontract portions of the Work to any Person; provided, however, that Contractor, without Owner's prior approval (such approval to be provided only with the prior concurrence of the Independent Engineer), may subcontract only with (i) any Subcontractor identified on the Approved Vendors List attached as Exhibit D for the supply or service for which such Subcontractor specifically has been approved as specified in Exhibit D, or (ii) with any Subcontractor not identified on the Approved Vendors List, or for a supply or service to be provided by a Subcontractor not specifically approved as a provider of such supply or service in Exhibit D, or for a supply or service not specified in Exhibit D, where the value of the supplies and/or services does not exceed two hundred fifty thousand dollars ($250,000). Contractor shall notify Owner and Independent Engineer if Contractor wants to be able to enter any subcontract other than one permitted without Owner's approval in accordance with the foregoing sentence. Contractor shall provide Owner and Independent Engineer with a reasonable time, in any event not less than ten (10) Business Days, to disapprove such Subcontractor for reasonable cause. In the event Owner and Independent Engineer fail to respond within the period specified in Contractor's notice, Contractor's request shall be deemed to have been approved.

                  3.1.2 SUBCONTRACTS ASSIGNABLE. Each subcontract covering the scopes of supply set forth in the Approved Vendors List shall provide that such subcontract is assignable to Owner and its assigns upon Owner's and its assign's (if applicable) written request. Owner or its assign may request such assignment at any time when permitted by this Agreement.

                  3.1.3 CONTRACTOR'S RESPONSIBILITY. Contractor shall be responsible for entering into, and shall be solely responsible for its obligations under, all contracts with Subcontractors who will be performing portions of the Work. Notwithstanding any agreement with any Subcontractor, Contractor shall be solely responsible for the Work and the performance or non-performance of its Subcontractors with respect to the Work, including without limitation compliance by each Subcontractor and its personnel with Governmental Rules and Governmental Approvals. Contractor shall keep Owner apprised of any material disputes with any Subcontractor; provided, however, that the Parties agree Contractor is an independent contractor with respect to performance of the Work and Contractor shall have sole responsibility to resolve all such disputes, without interference by Owner.

                  3.1.4 SUBCONTRACTOR WARRANTIES. Contractor shall obtain warranties from Subcontractors as provided in Section 9.4.

                  3.1.5 WARRANTY ADMINISTRATION. Contractor shall perform its warranty obligations under this Agreement notwithstanding any dispute with, or failure to perform by, any Subcontractor.

         3.2 SCOPE OF THE WORK. The scope of the Work shall include the scope set forth in the Scope Document, and any additional work that can be reasonably inferred therefrom and from

                                                                  EXECUTION COPY


this Agreement and Prudent Industry Practices as being within the scope of the Work, all as required to supply a Facility capable of achieving the Front End Performance Guarantee and the Back End Performance Guarantee and of operating safely in conformance with Governmental Approvals and Governmental Rules. The scope of the Work will require that Contractor perform all work and services necessary for the design, engineering, procurement, construction, testing and commissioning of the Facility (including, without limitation, the supply, transportation, importation, and installation of all equipment, machinery supplies, materials, tools and components thereof), and shall include, without limitation, the obligations described below.

                  3.2.1 DESIGN AND ENGINEERING. Contractor shall perform design and engineering of the Facility as set forth in the Scope Document in accordance with applicable Governmental Rules and Governmental Approvals. Engineering shall be based upon applicable Prudent Industry Practices, and upon the engineering criteria, design criteria, and other information contained in the Scope Document. Contractor's engineering services shall include the preparation of drawings, "as built" drawings, specifications, schedules, calculations, and documents, and coordination with the engineering efforts of Subcontractors. As an element of the engineering Work, Contractor shall review, confirm the accuracy and completeness of and, if required, supplement existing design basis and related technical information as included in the Scope Document or provided by Owner in connection therewith, and shall assume responsibility therefor. Drawings and documents shall be prepared in the format as detailed in the Scope Document. For the avoidance of doubt, notwithstanding any other provision of this Agreement to the contrary, Contractor acknowledges and agrees that, in order to achieve Substantial Completion (but not to have the Facility satisfy the Process Tests), Contractor has full and sole responsibility for the design and the design basis for the Facility and any related technical information, including without limitation any information set forth in section 3 of Book 1 of the Scope Document and any other provision cross referenced in such section 3 of Book 1 of the Scope Document and any other information relating to the Pro Terra(TM) Process or the design or design basis of the Facility that may have been provided to Contractor by Owner.

                  3.2.2 PROCUREMENT. Contractor shall provide and procure the supply, transportation, importation and installation of all equipment, machinery, supplies, materials, tools and related components for the Facility and provide and procure any equipment, material or services for the interconnection of the Facility to electrical transmission and distribution, water, sewage, utility or communication systems. Contractor shall perform all inspection, expediting, quality surveillance, and other like services required for performance of the Work, including inspecting all materials and equipment that comprise a portion of the Facility or that are to be used in the performance of the Work.

                  3.2.3 CONSTRUCTION. Contractor shall perform the construction for the Facility, including furnishing management, labor, equipment, tools, temporary facilities and all other services necessary for construction, commissioning, startup, applicable testing, and warranty work, employing Prudent Industry Practices. The foregoing shall include inspection, shipping, unloading, receiving, handling and warehousing materials, supplies, commissioning spare parts, and handling customs clearance and claims related thereto.

                                                                  EXECUTION COPY


         Construction of the Facility shall include construction of new, and refurbishment of existing, infrastructure and equipment. Contractor shall perform required road, bridge, electrical transmission line, or underground pipeline modifications to allow equipment to be transported to the Site; repair any damage to such roads and bridges caused by Contractor or any Subcontractor; obtain Governmental Approvals (and bonds in connection therewith) necessary to use such roads and bridges and for making such modifications and repairs; provide and perform necessary work to move equipment across such underground utilities on the Site or property adjacent to the Site; and protect such utilities from damage as a result of any construction activities. Contractor shall provide at its own cost and expense all telephone services and supplies used in performance of the Work, and all consumables, chemicals and lubricants (except Front End Feedstock) for the Facility, until the Substantial Completion Date. When construction is completed, Contractor shall remove on a timely basis all of Contractor's personnel, supplies, equipment, waste materials, rubbish, and temporary facilities, except as may be needed for ongoing obligations.

                  3.2.4 QUALITY CONTROL, ENVIRONMENTAL, AND SAFETY PROGRAMS. In support of its construction effort at the Site, Contractor shall develop, implement and comply with a quality control program, a construction safety program, and a construction environmental program. Such programs shall include the provision of safety and emergency apparatus, first aid personnel, equipment, training of site personnel and Subcontractors and written procedures for the protection of personnel, the environment and the Work including incipient stage fire fighting, emergency response and evacuation, and fire protection systems training. Within ninety (90) Days after the Notice to Proceed Date, Contractor shall provide to Owner and Independent Engineer such programs to be used by Contractor in the performance of the Work. Owner and Independent Engineer shall have the right to review and comment on such programs and, within fifteen (15) Days following receipt thereof, Owner and Independent Engineer shall provide to Contractor any comments on and required changes to such programs.

                  3.2.5 SITE ACCESS. Contractor shall be responsible for constructing temporary and permanent roads on the Site. Contractor shall use only the access routes and entrances to the Site specified and confirmed on the Site Access Plan for ingress and egress of all personnel, equipment, vehicles, and materials, and shall be responsible for any damage caused to property (other than the Site) as a result of the Work. Contractor shall maintain all roads utilized by Contractor during the performance of the Work. Contractor may, at its own risk, cost and expense, secure access to the Site via the Ohio River, and Owner will provide reasonable cooperation to Contractor in such regard.

                  3.2.6 SITE CONDITIONS. Contractor specifically acknowledges and accepts the Site Conditions and agrees that the Guaranteed Substantial Completion Date shall not be extended and the Contract Price shall not be modified, and Contractor shall not be entitled to a Change Order, as a result of any Site Conditions. Should the Site Conditions be at variance with the Site Conditions indicated by this Agreement, or should unknown physical conditions below the surface of the ground, or water, or physical or unknown conditions in an existing structure of an unusual nature, differing in any way from those ordinarily encountered and generally recognized as inherent in work of the character

                                                                  EXECUTION COPY


         provided for in this Agreement, be encountered, Contractor shall not be entitled to a Change Order and no adjustment shall be made in the Guaranteed Substantial Completion Date or in the Contract Price, and Contractor shall complete the Work (without any additional reimbursement from Owner for unexpected expenses); provided, however, that Hazardous Wastes or Materials shall be subject to the provisions of Sections 2.7 and 3.6.

                  3.2.7 PARTS, SPARE PARTS AND TOOLS. Contractor shall procure, supply, handle and warehouse parts and tools required for the Work, including commissioning spare parts, which parts and tools and related expenditures are included in the Contract Price. Owner shall be responsible for the procurement, handling and storage of operational spare parts; provided, however, that Contractor shall be responsible for providing, as a deliverable under this Agreement, a list of vendor recommended spare parts and tools for operation and maintenance of the Facility (with option, exercisable by Owner through a Change Order, to purchase such spare parts as part of Contractor's associated equipment purchase orders); provided, further, that owner shall have no obligation to procure or otherwise make available spare parts for use by Contractor. Contractor shall use reasonable efforts to deliver the list of vendor recommended operational spare parts at least ninety (90) Days prior to the anticipated Mechanical Completion Date, but in any event no later than the Mechanical Completion Date.

                  3.2.8 PRE-OPERATIONAL MATTERS.

                           3.2.8.1 Commissioning, Startup and Testing.
                  Contractor shall (i) perform Contractor responsibilities listed in Exhibit I and Exhibit T, and (ii) undertake necessary activities incident to commissioning and startup of the Facility. Contractor shall be responsible for initial fills of all lubricants and other consumables (except Front End Feedstock) to commission, startup and test the Facility, all as more particularly set forth in the Scope Document. Contractor shall conduct the Performance Tests as provided in
                  Article 8.

                           3.2.8.2 Preliminary Operations and Training.
                  Contractor shall supervise all Facility personnel. Contractor shall conduct a training program for Owner's operators as set forth in the Scope Document.

         3.3 STANDARD OF PERFORMANCE. Contractor shall diligently perform and prosecute all Work and use methods and equipment that are accepted by, and in accordance with, the terms and conditions of this Agreement, Prudent Industry Practices, and all Governmental Approvals and Governmental Rules applicable to the execution of the Work. Contractor shall design and install all equipment and systems in a safe manner, and all equipment and materials supplied by Contractor under this Agreement and the Work shall (a) be free from Defects, (b) be free from any charge, lien, security interest or other encumbrance, (c) conform to the standard of material and workmanship prevailing in the industry, and (d) conform in all respects to the Scope Document, the detailed design and engineering work and the terms of this Agreement. All equipment and materials supplied by Contractor shall be new and of good quality if not otherwise expressly approved by Owner in writing.

                                                                  EXECUTION COPY

         3.4 CONTRACTOR GOVERNMENTAL APPROVALS. Contractor shall secure those Governmental Approvals specifically indicated to be obtained by Contractor in Exhibit C. To the extent any additional Governmental Approvals not reflected in Exhibit C are (a) necessary for performance of the Work, or (b) in connection with any other category of activities or matters for which Contractor has been assigned relevant Governmental Approval responsibility, as may reasonably be inferred from Exhibit C, obtaining such Governmental Approvals shall be the responsibility of Contractor. Contractor shall provide to Owner such assistance as Owner may reasonably request in connection with Owner's securing of those Governmental Approvals to be obtained by Owner.

         3.5 AVOIDANCE OF LABOR-RELATED DELAYS. Contractor shall use its reasonable efforts to minimize the risk of labor-related delays, and shall promptly take any and all commercially reasonable steps that may be available in connection with the resolution of violations of collective bargaining agreements and jurisdictional disputes, including the filing of appropriate processes with any Governmental Unit. Contractor shall notify Owner promptly of any labor dispute that might affect the performance of the Work by Contractor or any Subcontractor. No such labor-related delay shall excuse Contractor from performance of its obligations except to such extent as may be specified as constituting an event of Force Majeure.

         3.6 HAZARDOUS WASTES OR MATERIALS. Contractor, at its expense and without schedule relief, shall remove, transport and dispose of, in accordance with applicable Governmental Rules and Governmental Approvals, any Hazardous Wastes or Materials brought on to the Site by Contractor or any Subcontractor and/or used, produced, created or exacerbated as part of Contractor's or any Subcontractor's activities at the Site. Contractor shall not be responsible for:

         (a) Any special handling, removal, transportation or disposal required under a Governmental Rule with respect to any Hazardous Wastes or Materials that are (i) existing at the Site prior to the commencement of the Work, or (ii) transported to the Site by Owner or by Owner's contractors (other than Contractor or its Subcontractors); or

         (b) the exacerbation of pre-existing Hazardous Wastes or Materials, other than where such exacerbation is a result of Contractor's (i) negligence, (ii) failure to notify Owner within a reasonable time of any such discoveries by Contractor or any Subcontractor or of accidental spills by Contractor or any Subcontractor, or (iii) failure to follow Owner's directions to avoid further exacerbation.

Contractor shall review, and shall have the right to rely on the accuracy of, the Environmental Reports with respect to pre-existing Hazardous Wastes or Materials.

         3.7 LIENS.

                  3.7.1 Contesting or Discharging Liens. Contractor shall take prompt steps to contest or discharge any lien, claim, charge, encumbrance, security interest or other possessory or non-possessory interest in, on or against real, tangible or intangible property in the nature of mechanic's, labor or materialmen's liens or claims filed or imposed against the Site or the Facility or against any tangible personal property to be incorporated into the Facility by any Subcontractor (collectively, "LIENS"). In order for

                                                                  EXECUTION COPY


         Contractor to contest any such Lien, Contractor shall be required to give Notice to Owner and shall be required to either post a bond in the amount of the Lien in form and substance reasonably satisfactory to Owner and Lender or provide other assurances or security in form and substance reasonably satisfactory to Owner and Lender, provided, however, that Contractor shall be permitted to contest such Liens up to an aggregate of two hundred fifty thousand dollars ($250,000) in value without having to post such bond or provide other assurances or security. If, within twenty (20) Days after Contractor has acquired actual knowledge of a Lien, Contractor fails to discharge such Lien or fails to contest such Lien as set forth herein, Owner shall have the right, following five (5) Days Notice to Contractor, to discharge such Lien and deduct the cost therefor, together with reasonable and necessary attorney's fees, from any payments due Contractor, or to otherwise seek indemnity. Contractor shall indemnify and hold Owner and Lender harmless from, and defend Owner's and Lender's interests against, any and all Liens.

                  3.7.2 Lender's Mortgage. Neither Contractor nor any Subcontractor shall perform any Work on the Site until (a) Lender's mortgage is filed for record and (b) Owner serves Contractor with a copy of an "AFFIDAVIT OF NOTICE OF COMMENCEMENT" for the Work, a form of which is attached hereto at Exhibit K, which has been recorded in the Office of the Recorder of Columbiana County, Ohio. Contractor agrees to comply with and be subject to the provisions of Chapter 1311 of the Ohio Revised Code relating to Liens.

         3.8 COOPERATION WITH INDEPENDENT ENGINEER. Lender may select a nationally recognized engineering and consulting firm to be engaged for the purpose of providing third party monitoring of the Work on behalf of the Lender (the "Independent Engineer"). The Independent Engineer shall provide independent opinions with respect to the status of the Work, testing protocols and test results, invoices submitted by Contractor, and Contractor's quality control procedures for the Work and major components thereof. The Independent Engineer shall be given notice by Owner of and may, at its option, attend Monthly Status Meetings, and shall undertake such reviews and inspections and render such concurrences as may be required to be made by the Independent Engineer under the Financing Documents or required or permitted hereunder. Contractor shall cooperate with the Independent Engineer, and with Owner, to the extent required to ensure the Independent Engineer's ability to exercise its rights and obligations as contemplated hereunder; provided, however, that the Independent Engineer shall have no right to direct Contractor or Subcontractors or any portion of the Work, to order any changes to the Work or to interfere with Contractor's or any Subcontractor's progress of the Work.

         3.9 COOPERATION IN FINANCING. Contractor acknowledges and accepts that Owner will seek to finance the Facility on a non-recourse basis. Contractor shall cooperate with Owner to take such actions, enter into such documents and agreements, furnish such information, and provide such other documents or assistance as may be reasonably required in relation to this Agreement or in conjunction with any Financing Agreements and do other acts and things reasonably necessary to assist Owner in attaining such project financing. Contractor's risk shall not be deemed increased by any collateral assignment of this Agreement to Lender or any subordination of Contractor's lien rights to the security interests of Lender. Contractor agrees to execute, directly in favor of Lender, such certificates, consents, assignments, acknowledgments, subordinations or other documents, as may be reasonably requested by Lender in connection

                                                                  EXECUTION COPY

with such financing, and which are customary in financing transactions for assets such as the Facility on a non-recourse basis; provided, however, that the consent agreement to be executed by Contractor, Owner and Lender shall be satisfactory in form and substance to Contractor, Owner and Lender.

         3.10 COOPERATION WITH TECHNOLOGY FACILITY PROVIDER. Contractor will enter a Coordination Agreement, and will provide such other cooperation and coordination with the Technology Facility Provider as may be specified herein and therein.

         3.11 PUBLICITY BY CONTRACTOR. Contractor shall obtain Owner's prior written approval, to be granted in Owner's sole and absolute discretion, of the text of any announcement, publication, photograph, or other type of communication concerning the Work prior to the dissemination or release of same by Contractor or its Subcontractors.

         3.12 ACCOUNTS AND RECORDS. Contractor shall furnish project information identified in the Scope Document for purposes of establishing and maintaining fixed asset records, including lists of equipment makes, models and serial numbers, and instrument indices, such information to be provided in the format specified in the Scope Document, not later than the Guaranteed Final Completion Date.

         3.13 COOPERATION AND COORDINATION. Contractor shall work in harmony at the Site with other contractors retained by Owner, and shall cooperate with same in a timely manner during the performance of the Work. Contractor shall provide or make available to Owner and, as provided in this Agreement or upon request, to any Lender, the Technology Facility Provider, insurer(s), the parties to any other project agreement, and/or any Governmental Unit, plans, drawings, engineering calculations and studies, bid packages and any and all other documents associated with the Work and the Facility. Any such information shall be provided without charge. Contractor shall provide Owner with advance notice of any significant scheduled meeting with any Governmental Unit and shall provide Owner with a reasonable opportunity to attend any such meeting where practicable. Contractor and Owner shall promptly notify the other Party when a representative of a Governmental Unit is present on the Site.

         3.14 COMPLIANCE WITH GOVERNMENTAL APPROVALS. Contractor shall engineer and construct the Facility so that, if properly operated and maintained, the Facility will be in compliance with applicable Governmental Approvals.

         3.15 MONTHLY STATUS MEETINGS. Contractor shall schedule, attend and participate in periodic meetings with Owner and Lender at the Site, or at any other appropriate location determined by Owner, for the purpose of reviewing the progress of the Work. In furtherance of such obligation, Contractor shall meet with Owner at least once each calendar month (the "MONTHLY STATUS MEETING") to review the Progress Report submitted with a Request for Payment as provided in
Section 12.2.4.

         3.16 THIRD PARTY NOTICES. Contractor shall provide Owner with copies of all notices to and other communications with any Governmental Units and insurance companies, including notices with respect to accidents that occur at the Site, and thereafter provide such written reports relating thereto as Owner may reasonably request.

                                                                  EXECUTION COPY

         3.17 OFFICE FACILITIES. Contractor shall supply office facilities at the Site for Owner's representatives.

         3.18 OPERATING MANUALS. Contractor shall prepare or cause to be prepared and shall furnish to Owner manufacturer's drawings and data, vendor manuals and operating manuals as specified in this Agreement.

                     ARTICLE 4. CHANGES TO THE WORK PROGRAM

         4.1 GENERAL. Owner shall have the right to make changes in the Work (whether such changes be modifications, alterations, additions, or deletions), in the method or manner of performance of the Work, or in the services to be furnished by Owner, and the right to direct acceleration of, or temporarily suspend, the Work. All such changes shall be made in accordance with this
Article 4 and shall be considered, for all purposes of this Agreement, as part of the Work and shall not affect the validity of this Agreement. Subject to the provisions of Section 14.1.2, Owner may suspend the Work by Notice to Contractor pending Owner's decision whether to implement a change.

         4.2 MINOR MODIFICATIONS. Minor modifications or adjustments that involve no price or time adjustment, do not affect the Milestone Payment Plan, and do not affect the Work to be provided by Contractor (or the performance thereof) as specified in this Agreement may be made by Contractor and shall not require a Change Order; provided, however, that Contractor shall notify Owner thereof in writing and Owner shall provide its prior written consent (which may be withheld in its reasonable discretion) prior to Contractor's effecting any such modification.

         4.3 ESTIMATES AND AUTHORIZATIONS.

                  4.3.1 CONTRACTOR'S ESTIMATE. In the event that Owner contemplates making a change in the Work, Owner shall advise Contractor of same by issuing a Change Notice, and Owner and Contractor shall then promptly consult concerning the cost and impact on the Project Schedule and the Performance Guarantees of implementing the proposed change, subject to Section 4.6.2.4. Following such consultation, Owner may request and Contractor shall, within five (5) Business Days after request by Owner or such additional period of time that Contractor reasonably requires to complete such estimate, prepare and deliver to Owner a detailed written estimate relating to the contemplated change, including:

                  (a) the proposed change in the Contract Price resulting from such change in accordance with the provisions of
                           Section 4.6;

                  (b) subject to the provisions of Section 4.5, the effect such change could be expected to have on the Guaranteed Substantial Completion Date or any schedule;

                  (c) the potential effect of such change on Contractor's ability to comply with any of its obligations hereunder, including warranties and the Performance

                                                                  EXECUTION COPY


                           Guarantees;

                  (d) suggested changes to the Milestone Payment Plan which are made necessary by such changes;

                  (e) documentation reasonably sufficient to enable Owner and the Independent Engineer to determine the factors necessitating a Change Order and the impact which the Change Order is likely to have on the Contract Price, the Project Schedule, the Performance Guarantees and any other provision of this Agreement affected thereby; and

                  (f) such other information which Owner and the Independent Engineer may reasonably request in connection with such Change Order in order to determine the factors and impacts identified in
                           Section 4.3.1(e) (including, with respect to Change Orders involving price changes, Contractor's pricing information relating to the basis and rationale for such change, but not including Contractor's internal cost information).

         4.3.2 OWNER'S REVIEW. Owner shall review Contractor's estimate with Contractor for the purpose of agreeing on the matters set forth therein, including a mutually acceptable cost adjustment, if any, if the proposed change requires a modification of the Work. Owner shall have the right to review, and Contractor shall provide, supporting detail for Contractor's calculated increased costs, savings or costs not incurred, in each case, due to such changes in the Work.

         4.3.3 OWNER'S DIRECTIVES. Where Owner has issued a Change Notice in the case of an Owner-initiated change as provided in Section 4.3.1, if (a) Owner and Contractor are unable to agree on the matters described in an estimate and the change in the Work reflected in such estimate will not affect the design or fabrication of any equipment or (b) Owner reasonably believes that it is in the best interests of the Facility to implement the proposed change in the Work prior to receiving Contractor's estimate (and the proposed change in the Work will not affect the design or fabrication of any equipment), then, in either case, Owner, with the concurrence of the Independent Engineer, shall have the right to direct Contractor by Notice to proceed in accordance with the proposed change and Contractor shall perform the Work as modified by the proposed change (an "OWNER DIRECTIVE"). In the event that Owner issues an Owner Directive, then the Contract Price and the Project Schedule shall be modified to the extent appropriate, consistent with the provisions of this Article 4, and Owner shall pay, prior to the start of any Work modified by the Owner Directive, seventy five percent (75%) of any Contractor-proposed increase in the Contract Price or, in the event the Owner Directive is issued before the estimate in which such proposal is included is complete, Owner shall pay Contractor seventy five percent (75%) of any Contractor-proposed increase in the Contract Price no later than fifteen (15) Business Days from Owner's receipt of the estimate provided under Section 4.3.1; provided, however, that any such amounts paid to Contractor shall be reconciled with amounts actually payable pursuant to the relevant Change Order issued pursuant to Section 4.3.4 and any excess amount paid by Owner shall be refunded promptly by Contractor. Notwithstanding anything herein to

                                                                  EXECUTION COPY


the contrary, payments for Provisional Change Orders (as defined in the Coordination Agreement) shall be made in accordance with the terms and conditions of the Coordination Agreement.

         4.3.4 CHANGE ORDERS. If the Parties reach agreement on the matters listed in the Contractor's estimate, Owner and Contractor shall execute an amendment to this Agreement which reflects the nature of such agreement (a "CHANGE ORDER"), in the form set forth in Exhibit L. Contractor shall promptly adjust (in consultation with Owner) the Milestone Payment Plan and any other schedules requiring adjustment to reflect the change agreed upon.

     4.4 CONTRACTOR REQUESTED CHANGE ORDER.

         4.4.1 Contractor shall be entitled to submit a request for a Change Order with respect to:

                  (a) the failure of, or inability to run, a Process Test or remedial work in connection with a failure of a Process Test, in each case other than solely due to a Defect, unless covered by an Owner-initiated Change Order;

                  (b) a delay caused by a failure of Owner to provide Front End Feedstock for purposes of Performance Tests in accordance with the requirements of Exhibit M;

                  (c)      a Force Majeure Event;

                  (d) any Change of Law, unless such Change of Law is due to an act or omission of Contractor;

                  (e) Owner's failure to comply with Section 2.7 regarding Hazardous Wastes or Materials or any delay arising as a result of the handling, removal, transportation or disposal of any Hazardous Waste or Materials by the Owner in accordance with and to the extent required by Section 2.7;

                  (f) a delay caused by a failure of Owner to furnish the Site and to provide rights of ingress and egress to and from the Site for Contractor and its Subcontractors to the extent specified in the Site Access Plan;

                  (g) a delay caused by Owner's failure to assist Contractor to the extent provided in Section 2.2 in obtaining Governmental Approvals to be obtained by Contractor or a delay caused by Owner's delay in obtaining Governmental Approvals to be obtained by Owner in accordance with Section 2.2 (other than as a result of a failure of Contractor to assist Owner in accordance with Section 3.4);

                  (h) Owner's failure to provide, or failure to cause Operator to provide, operations personnel in accordance with Section 2.3;

                                                                  EXECUTION COPY


                  (i) Owner's failure to make arrangements for the supply of utilities as provided in Section 2.6;

                  (j) the suspension of the Work or any portion thereof pursuant to Article 14;

                  (k) an unreasonable exercise by any of Owner's Parties of inspection or observation rights pursuant to Section
                           6.2 which results in delay or adverse cost impact;

                  (l)      a rejection of Work by Owner in accordance with
                           Section 6.4, following which it is determined that no Defect occurred;

                  (m) a delay caused by a claim as a result of which Contractor is required to change the scope of Work (provided that so long as Contractor is indemnified for such claim by Owner, Contractor shall not change the scope of Work without Owner's consent) or by an injunction issued by a court of competent jurisdiction, in each case relating to an intellectual property infringement arising out of the Pro Terra(TM) Process;

                  (n) written instructions, directions or communications from Owner that are outside the Scope of Work and that Contractor notifies Owner in writing will adversely impact Contractor's costs or the Project Schedule; provided, however, that during the initial design phase, including Owner's review of drawings and comments thereto, the Facility may be subject to further refinement by the Parties and that Contractor shall receive no additional compensation or schedule relief for such refinements that could reasonably be expected to be within the scope of Work;

                  (o) changes required by Owner to Contractor's quality control, environmental and safety programs that are communicated to Contractor after expiration of the fifteen (15) Day comment period specified in Section 3.2.4; and

                  (p) written requests by Owner's Parties to change operational access features, where such requests are made after Owner's review of the relevant documentation and incorporation of Owner's comments to such documentation, if any, pursuant to Section 6.1.

                  4.4.2 Contractor shall use reasonable efforts to mitigate the adverse effects of any Force Majeure Event or a Change of Law that is the subject of a Change Order request. No such event shall excuse Contractor's continuing obligation to perform the Work, as affected by such event, while such request is pending, except as set forth in
         Section 13.2 or if cessation of performance is required by a Governmental Unit.

                  4.4.3 Any Change Order request under this Section 4.4 shall be processed in accordance with Section 4.3; provided, however, that no Change Notice from Owner shall be required and Contractor's Change Order request shall include the detailed written estimate relating to the requested change that is required by Section 4.3.1, without the need for Owner to request same.

                                                                  EXECUTION COPY

         4.5 SCHEDULE ADJUSTMENTS. If a change that is the subject of a Change Order or Owner Directive adversely affects Contractor's ability to achieve Substantial Completion by the Guaranteed Substantial Completion Date, and such effect could not be avoided or mitigated by Contractor's reasonable efforts, then the Contractor shall be entitled to an equitable adjustment of the Guaranteed Substantial Completion Date on a Day-for-Day basis (or part thereof), for the impact of such change on Contractor's performance of the Work.

         4.6 CHANGE IN CONTRACT PRICE.

                  4.6.1 Subject to Section 4.6.2 and Section 4.6.3, in the event of a change in the Work pursuant to Section 4.3 or Section 4.4, the Contract Price shall be increased or decreased by a fixed lump sum amount. Contractor expressly waives any other compensation for a change in the Work.

                  4.6.2 Changes to the Contract Price as a result of a change in the Work shall be subject to the following limitations:

                           4.6.2.1 Under no circumstances shall a change in the
                  Work modify the Contract Price unless Owner shall have executed a Change Order or an Owner Directive with respect to such change in the Work.

                           4.6.2.2 Changes having a cost impact of less than ten
                  thousand dollars ($10,000) shall not be processed as a Change Order unless such changes relate to written proposals and cost estimates requested by Owner as provided in Section 4.6.2.4. Notwithstanding the foregoing: (i) if Owner requests a series of closely related changes, the costs of such closely related changes may be aggregated and processed as a Change Order;
                  (ii) if three or more changes not meeting the foregoing threshold are proposed by Owner in any one month, Contractor shall be entitled to recovery of the aggregate related costs pursuant to a Change Order; and (iii) to the extent that the difference between (x) the aggregate of the cost of all changes not meeting the foregoing threshold and (y) the aggregate amount of the cost of such changes recovered by Contractor pursuant to (i) and (ii) exceeds one hundred thousand dollars ($100,000), Contractor shall be entitled to recover such costs in excess of one hundred thousand dollars ($100,000); provided, however, that a Change Order to recover such costs shall be processed only at such time or times as such excess equals or exceeds ten thousand dollars ($10,000) in the aggregate.

                           4.6.2.3 Contractor shall not be entitled to an
                  increase in the Contract Price in connection with any Force Majeure Event other than a Non-Insurable Force Majeure Event.

                           4.6.2.4 To the extent that Contractor is entitled to
                  a Change Order, the cost to prepare written proposals and cost estimates shall be included in the price of the Change Order. If written proposals and cost estimates are requested by Owner in writing, then the cost of the proposals and estimates shall be reimbursed by

                                                                  EXECUTION COPY

                  Owner as part of the resulting Change Order if implemented, or as a separate Change Order if the evaluated change is not implemented.

                  4.6.3 In the event Owner and Contractor are unable to agree to a fixed lump sum change in the Contract Price in connection with a Change Order proposed by Owner or requested by Contractor, the following provision of this Section 4.6.3 shall apply:

                           4.6.3.1 Either Party may at any time refer the matter
                  to the members of senior management of the Parties designated pursuant to Section 21.2.1.1. Notwithstanding the provisions of Section 21.2.1.3, if the dispute is not resolved by such representatives within two (2) Days, then each Party, without further delay, shall have the right to submit the dispute to be settled exclusively and finally in accordance with Section 21.2.3; provided, however, that notwithstanding the provisions of Section 21.2.3, the decision of the Technical Arbitrator resolving such dispute shall be rendered within three (3) Business Days following referral of the matter to such Technical Arbitrator unless otherwise agreed by the Parties.

                           4.6.3.2 In the event the Technical Arbitrator fails
                  to render a decision within the period of three (3) Business Days specified in Section 4.6.3.1, then each Party, following the expiration of such period and prior to receipt of a decision from the Technical Arbitrator, shall have the right to submit the dispute to arbitration in accordance with
                  Section 21.2.2. A decision rendered by the Technical Arbitrator prior to either Party's issuance of a Notice under
                  Section 21.2.2.1 commencing arbitration shall be final and binding on the Parties, and the right to submit the dispute to arbitration under Section 21.2.2 shall thereupon expire.

                           4.6.3.3 In the event of a Change Order proposed by
                  Owner pursuant to Section 4.3.1, Owner may withdraw the relevant Change Notice at any time including, without limitation, after receipt of Contractor's estimate and after a dispute regarding the appropriate change to the Contract Price has been referred for resolution pursuant to this Section
                  4.6.3. In such event, Contractor's cost to prepare its estimate shall be reimbursed by Owner as a Change Order.

                           4.6.3.4 The dispute resolution procedures of this
                  Section 4.6.3 are applicable solely for the purpose specified, and may be invoked by a Party only for such purpose and by reference to this Section 4.6.3, and shall be without prejudice to the applicability of Article 21 to other disputes.

         4.7 GENERAL REQUIREMENTS AND LIMITATIONS.

                  4.7.1 No Change Order or Owner Directive which (a) individually increases the Contract Price by more than one hundred thousand dollars ($100,000), (b) taken together with all other Change Orders or Owner Directives in the aggregate increases the Contract Price by more than two hundred fifty thousand dollars ($250,000), (c) subject to Section 4.5 or Section 22.1.2.1(c), extends the Guaranteed Substantial Completion Date, or (d)

                                                                  EXECUTION COPY

         modifies the Performance Guarantees, shall be effective without Lender's prior written consent.

                  4.7.2 No change in the Work, or suspension thereof, pursuant to this Article 4 shall affect the Contract Price, the Guaranteed Substantial Completion Date (subject to Section 4.5 or Section 22.1.2.1(c)) or the Performance Guarantees unless Owner specifically agrees to such change in writing.

                  4.7.3 Except to the extent immediate action may be required by an emergency threatening life or property, in no event shall Contractor undertake a change in the Work until it has received a Change Order or an Owner Directive signed by Owner.

                  4.7.4 No addition, deletion, comment, modification or amplification by Owner to the Work shall require a Change Order, an increase in the Contract Price or an extension of any of the deadlines set forth in the Project Schedule, in each case, if such addition, deletion, comment, modification or amplification is for the purpose of curing a Defect or is required in connection with a Contractor Event of Default.

                  4.7.5 Contractor shall maintain complete and accurate records of the costs incurred due to the change in the Work, which records shall be made available to and subject to review by Owner.

                  4.7.6 Contractor shall not be relieved of responsibility for the Work pending agreement on the terms of any Change Order. In the event of any disputes between the Parties related to a change, a proposed Change Order or an Owner Directive, such disputes shall be resolved in accordance with the dispute resolution provisions in
         Article 21 or, if applicable, Section 4.6.3. Notwithstanding any dispute, Contractor shall be required to implement any Owner Directive and in no event shall any disputes related to a change, a proposed Change Order or an Owner Directive entitle Contractor to stop, delay or suspend the Work.

                        ARTICLE 5. COMMENCEMENT OF WORK

         5.1 NOTICE TO PROCEED. On the first Business Day following the date on which the conditions specified in Section 5.2 have been met, Owner shall issue to Contractor a written notice instructing Contractor to commence the Work (the "NOTICE TO PROCEED"). Upon receipt of the Notice to Proceed (the "NOTICE TO PROCEED DATE"), Contractor shall commence, and continuously and diligently and with due care pursue the Work, in accordance with this Agreement.

         5.2 CONDITIONS FOR ISSUANCE OF NOTICE TO PROCEED. The Notice to Proceed shall not be issued until the following conditions have been satisfied or waived:

                  (a) Owner has entered into binding Financing Agreements to provide sufficient funds for the construction of the Facility, under which the conditions for initial disbursement shall have been satisfied;

                  (b) the conditions set forth on Exhibit Q have been met;

                                                                  EXECUTION COPY

                  (c) Owner, Contractor and Lender have entered into a consent agreement satisfactory in form and substance to Contractor, Owner and Lender;

                  (d) the Parties have secured the insurance to be obtained under this Agreement;

                  (e) the Technology Cover Facility is in full force and effect and the Coordination Agreement has been executed;

                  (f) the Surety Bond, in a form to be agreed upon among Lender, Contractor and Owner, has been delivered to Owner and payment to Contractor for the cost of such Surety Bond has been made and such Surety Bond is in full force and effect, and the form of Warranty Bond has been agreed among Owner, Contractor and Lender;

                  (g) all Governmental Approvals which are necessary for commencement of the Work have been obtained;

                  (h) the Affidavit of Notice of Commencement in the form of Exhibit K has been received by Contractor;

                  (i) the subordination agreement referenced in Section 18.2.2, in form and substance satisfactory to Owner, Lender, Contractor and Technology Facility Provider, has been executed; and

                  (j) this Agreement (including the consent agreement to be entered by Owner, Contractor and Lender) shall be amended, amended and restated, modified or supplemented to reflect (in a manner satisfactory to Owner, Contractor, Lender and Technology Facility Provider) the terms and conditions of the Technology Cover Facility including the following features of the Technology Cover Facility:

                           (i)      the Technology Cover Facility is a
                                    subordinated loan facility provided to the Owner by one or more subordinated lenders under which a subordinated lender agent will act on behalf of the subordinated lenders;

                           (ii) Owner intends to grant a lien on the Technology Cover Facility to Lender which may afford Lender certain rights thereunder;

                           (iii) the Technology Cover Facility shall benefit from a second lien on all collateral securing the Senior Debt (other than the lien granted with respect the Technology Cover Facility); and

                           (iv) the Technology Cover Facility contemplates a "Facility Provider Expert" that functions in a manner similar to the Independent Engineer as to matters directly or indirectly relating to the Technology Cover
                                    Facility.

                                                                  EXECUTION COPY

                    ARTICLE 6. REVIEW AND INSPECTION RIGHTS

         6.1 RIGHT OF OWNER TO REVIEW CERTAIN DOCUMENTS. As soon as completed and checked by Contractor, Contractor shall provide to Owner's Representative and Independent Engineer all drawings, specifications, and other documents of the type that are subject to Owner's review in accordance with the Scope Document, including subsequent revisions to such documents. Owner's comments on these documents, with Independent Engineer's concurrence, will be provided no later than ten (10) Business Days from the later of receipt by Owner and receipt by Independent Engineer. In the event Owner fails to reply within the specified time, Owner shall be deemed to have no comments. Such documents, as revised in accordance with Owner's comments as concurred in by Independent Engineer, shall be the basis on which Contractor shall perform the Work related thereto; provided, however, that no review or failure to review or comment upon any such documents by Owner or Independent Engineer shall be deemed a waiver of Contractor's obligations or be construed as acceptance of the Work or any part thereof.

         6.2 RIGHT OF ACCESS AND OVERSIGHT. Owner, the Technology Facility Provider in connection with the Technology Cover Facility, any Lender in connection with any Financing Agreement, the Independent Engineer, and any of their respective agents (collectively, the "OWNER'S PARTIES") shall have, at their sole cost and expense, the right at all times during performance of the Work (but shall have no obligation) to visit and/or maintain a staff at the Site or any other location where any portion of the Work shall be performed, to familiarize itself or themselves with the progress and quality of the Work, to determine if the Work is proceeding in accordance with this Agreement, to inspect the Work, the Facility and any item of equipment, material, design, engineering, service or the workmanship associated therewith, whether at Contractor's office, the Site or at the point of the equipment's significant fabrication, and to conduct such other inspections as any of them reasonably deems appropriate. Owner shall notify Contractor in advance of any inspections.

         6.3 OBSERVATION OF TESTS. The Owner's Parties shall have the right to observe tests of the major equipment, the Work and the Facility. In addition to any other obligations of Contractor with respect to the conduct of tests hereunder, Contractor shall use reasonable efforts to provide any of the Owner's Parties who have requested in writing to observe specific tests with at least ten (10) Business Days prior notice of such test.

         6.4 REJECTION OF WORK. Owner and the Independent Engineer shall have the right to reject any portion of the Work that does not meet the standard of performance set forth in Sections 3.3 and 9.1 or which does not conform in any respect to the drawings and specifications prepared in connection with the scope of Work and for which Owner or the Independent Engineer provide Contractor with written notice describing with reasonable specificity the reasons for rejection (except for Work which fails to conform in immaterial respects with such drawings and specifications, as reasonably determined by the Owner or the Independent Engineer, so long as any such nonconformance does not impact the safety, performance, operability or reliability of the Facility or any component thereof (any such nonconformance, an "IMMATERIAL NONCONFORMANCE")). Upon such rejection and, if applicable, before such portion of the Work is covered so as not to be able to be reviewed during a subsequent inspection, Contractor shall remedy the nonconformance, at no additional cost to Owner.

                                                                  EXECUTION COPY


         6.5 NO ACCEPTANCE OF WORK. Owner's Parties' exercise of any right of inspection, observation, rejection or approval shall be for its intended purpose as provided in this Agreement or in procedures developed for purposes of this Agreement and agreed to in writing by Owner. If not for such intended purpose or if not so provided, Owner's Parties' exercise of any right of inspection, observation, rejection or approval shall not limit or reduce Contractor's obligations under this Agreement or constitute an acceptance by Owner.

                        ARTICLE 7. MECHANICAL COMPLETION

         7.1 MECHANICAL COMPLETION DEFINED. "MECHANICAL COMPLETION" shall occur when all of the following have occurred or have been waived in writing by Owner and Lender:

                  7.1.1 Contractor has installed all components and systems for the Facility in accordance with the standards set forth in Sections 3.3 and 9.1 and Governmental Rules and Governmental Approvals (except for completion of painting, non-critical insulation, final grading and any other portion of the Work not affecting the operability, safety and mechanical and electrical integrity of the Facility);

                  7.1.2 All components and systems for the Facility have been flushed and cleaned out as necessary, have been successfully tested and can be operated continuously in a safe and prudent manner that would not void any Subcontractor warranties;

                  7.1.3 The work items listed as Contractor's responsibility for Mechanical Completion in Exhibit I have been satisfactorily performed;

                  7.1.4 Contractor's obligations to prepare and deliver operation and maintenance manuals and to train operations personnel as of Mechanical Completion, as provided in Exhibit T, have been satisfactorily performed;

                  7.1.5 The Punch List described in Section 7.3 has been agreed; and

                  7.1.6 The Mechanical Completion Certificate has been issued to Contractor.

         7.2 NOTICE OF MECHANICAL COMPLETION. Promptly after Contractor's determination that the conditions of Section 7.1 for Mechanical Completion (other than the condition of Section 7.1.6) have been satisfied, Contractor shall issue to Owner and to Independent Engineer a Notice of Mechanical Completion ("NOTICE OF MECHANICAL COMPLETION"), which shall include copies of relevant supporting data in reasonable detail. Within seven (7) Days after its receipt of the Notice of Mechanical Completion, Owner, with the concurrence of Independent Engineer, shall respond to Contractor in writing and either accept or reject such Notice of Mechanical Completion; provided, however, that Owner shall not be permitted to reject a Notice of Mechanical Completion for an Immaterial Nonconformance. If the Notice of Mechanical Completion is rejected, Owner shall with reasonable specificity identify any deficiencies. Contractor shall then satisfactorily explain or correct the identified deficiencies and issue a revised Notice of Mechanical Completion to Owner and Independent Engineer, whereupon Owner, with the concurrence of Independent Engineer, shall have five (5) Days to accept or reject such notice. This process shall be repeated as necessary until Owner has confirmed, with the concurrence of the Independent Engineer, that all the conditions for Mechanical Completion.

                                                                  EXECUTION COPY

have been satisfied or (with the written consent of Lender) waived, whereupon Owner and Independent Engineer shall accept the Notice of Mechanical Completion by issuing to Contractor a "MECHANICAL COMPLETION CERTIFICATE". The "MECHANICAL COMPLETION DATE" shall be the date Owner receives the Notice of Mechanical Completion which is accepted by Owner and Independent Engineer in accordance with the foregoing procedures. If Owner and Independent Engineer fail to respond within the periods specified above, at the expiration of the applicable time period Mechanical Completion shall be deemed accepted and the Mechanical Completion Date shall be deemed to have occurred on the date Owner received the relevant Notice of Mechanical Completion.

         7.3 PUNCH LIST. Contemporaneously with Owner's review of Mechanical Completion, Owner and Contractor shall together identify any and all known discrepancies between installed equipment, materials and supplies or workmanship and the drawings and specifications therefor. Such items as do not preclude achieving the Mechanical Completion Date but must be rectified, shall be agreed upon by Contractor and Owner in a Punch List, to be maintained by Contractor, identifying the responsible Party and a schedule to perform each task. Such Punch List shall include each Immaterial Nonconformance identified in Section
7.2 or Section 8.2.2. The initiation of the Substantial Completion Tests and the achievement of the Substantial Completion Date shall not require completion of the Punch List Items nor relieve the Contractor of its obligation to complete such tasks.

         ARTICLE 8. FACILITY TESTING, SUBSTANTIAL COMPLETION AND FINAL
                                   COMPLETION

         8.1 FACILITY TESTING

                  8.1.1 RESPONSIBILITY FOR TESTS. Contractor shall be responsible for conducting the Front End Performance Test, the Back End Performance Tests and the Substantial Completion Discharge and Emissions Verification Run (collectively, the "SUBSTANTIAL COMPLETION TESTS"), and for conducting the Front End Process Test, the Back End Process Tests and the Process Discharge and Emissions Verification Run (together, the "PROCESS TESTS" and, collectively with the Substantial Completion Tests, the "PERFORMANCE TESTS"), and all other tests to demonstrate that the performance of the Facility is consistent with the Performance Guarantees and other requirements of this Agreement. Other than costs expressly allocated to Owner in this Agreement, costs of all tests shall be borne by Contractor.

                  8.1.2 SEQUENCE OF TESTS. Unless otherwise approved in writing by Owner and Lender, the Performance Tests shall be performed as follows:

                           8.1.2.1 The Front End Performance Test shall be
                  conducted as soon as practicable after the Mechanical Completion Date. The Front End Performance Test shall be repeated, if necessary, until at least the Front End Minimum Performance Criteria have been achieved.

                           8.1.2.2 The Back End Performance Tests shall be
                  conducted at such time as sufficient Back End Feedstock produced by the Front End is available for such

                                                                  EXECUTION COPY

                  tests, and shall be repeated, if necessary, until at least the Back End Minimum Performance Criteria have been achieved.

                           8.1.2.3 The Substantial Completion Discharge and
                  Emissions Verification Run shall be conducted after the Front End Minimum Performance Criteria and the Back End Minimum Performance Criteria have been achieved, and shall be repeated, if necessary, until passed.

                           8.1.2.4 The Front End Process Test shall be conducted
                  after the Substantial Completion Date.

                           8.1.2.5 The Back End Process Tests shall be conducted
                  at such time as sufficient Back End Feedstock is available from the Front End Process Test.

                           8.1.2.6 The Process Discharge and Emissions
                  Verification Run shall be conducted after successful completion of the Front End Process Test and Back End Process Tests, and prior to Final Completion.

                  8.1.3 CONDUCT OF TESTS. Contractor shall conduct the Performance Tests in accordance with the Test Procedures. The Test Procedures shall be designed to demonstrate (i) compliance with the Performance Guarantees, (ii) that the Facility is free from Defects and deficiencies, and (iii) compliance with Governmental Rules and Governmental Approvals.

                  8.1.4 NOTICES AND REPORTS. Notices to the Parties concerning scheduling and performance of the Performance Tests, test report requirements, and procedures related thereto shall be as provided in Exhibit M.

                  8.1.5 DETAILED TEST PLAN. After giving written notices of planned initial test runs as provided in Section 8.1.4, Contractor shall keep Owner and Independent Engineer personnel informed of actual Performance Test scheduling and changes thereto. Contractor shall provide Owner notice should any need arise necessitating a change in the Test Procedures set forth in Exhibit M. No changes to the Test Procedures may be made by Contractor without the prior written notice to and approval by Owner, with the concurrence of the Independent Engineer, such approval not to be unreasonably withheld. At a time sufficiently in advance of an affected Performance Test to provide Owner and the Independent Engineer with sufficient time to review and comment thereon, but not less than ninety (90) Days prior to the commencement of an affected Performance Test, Contractor shall provide to Owner a detailed test plan for such Performance Test, as provided in Exhibit M, and shall concurrently notify Owner of any proposed modifications to the Test Procedures. Owner shall provide any comments to Contractor within fifteen (15) Days following receipt of such detailed test plan and any modifications to the Test Procedures, and the Parties shall thereafter confer in a timely manner for purposes of reaching agreement on a final detailed test plan and Test Procedures applicable to the affected Performance Test. Contractor may propose further modifications or other changes to the detailed test plan(s) and the Test Procedures, in which case Owner and the Independent Engineer shall have not more than five (5) Business Days to review and comment on the proposed modifications, unless such review

                                                                  EXECUTION COPY

         and comment shall require more than five (5) Business Days based on the information provided, in which case Owner and the Independent Engineer shall have reasonable additional time to review and comment.

                  8.1.6 CORRECTION OF DEFECTS, RE-RUN OF TESTS.

                           8.1.6.1 Contractor shall, at its sole cost and
                  expense, (i) correct prior to Substantial Completion any Defects discovered or observed during performance of the Substantial Completion Tests, and (ii) correct prior to Final Completion any Defects discovered or observed during performance of the Process Tests; provided, however, that any such Defects agreed by the Parties, with the concurrence of the Independent Engineer, to be Punch List Items shall be included on the Punch List and completed as provided in
                  Section 8.4.

                           8.1.6.2 Without limiting Contractor's schedule
                  obligations herein, Contractor may re-run any of the Performance Tests, but shall not be required to re-run any successful Performance Test; provided, however, that no Substantial Completion Test may be re-run after the Substantial Completion Date has occurred. Subject to the foregoing, Contractor shall provide Owner with notice of its intent to re-run a Performance Test, which notice, if applicable, shall include an explanation of corrective measures taken since the previous run of such test. Owner shall have a reasonable period from receipt of such notice, not to exceed thirty (30) Days, within which to provide Front End Feedstock sufficient to conduct such re-run. In the event of any re-run of a Performance Test, the results of the last completed Performance Test shall apply.

         8.2 SUBSTANTIAL COMPLETION

                  8.2.1 Conditions to Substantial Completion. "SUBSTANTIAL COMPLETION" shall occur when all of the following have occurred or have been waived in writing by Owner and Lender:

                           (a)      The Mechanical Completion Date has occurred;

                           (b)      Contractor, subject to the requirements of
                                    Section 8.1.2,

                                    (i)      has demonstrated that the Facility
                                             meets the Performance Guarantees;
                                             or

                                    (ii)     has demonstrated that the Facility
                                             meets the Minimum Performance
                                             Criteria (but does not meet either
                                             or both of the Front End
                                             Performance Guarantee and the Back
                                             End Performance Guarantee) and has
                                             paid the Buy-Down Amounts;

                           (c) Contractor has certified that the Facility has been designed and constructed in accordance with the Scope Document and is operating and occupied in accordance with all Governmental Rules and Governmental Approvals, Prudent Industry Practices and the other

                                                                  EXECUTION COPY

                                    terms and conditions of this Agreement and has performed all of its obligations under this Agreement required to be performed with respect thereto as of the date of such notice, other than warranty and Punch List items;

                           (d) Owner has received from Contractor all Governmental Approvals required to be obtained by Contractor;

                           (e)      Owner has received all drawings and
                                    specifications in hard copies and electronic form (including three (3) sets of preliminary drawings and "as builts"), test results and back-up data, and other technical information required under this Agreement for Owner to commission, operate safely and reliably and maintain the Facility;

                           (f) The Facility can operate safely and reliably in accordance with the operating parameters as set forth in applicable equipment manuals and the Scope Document;

                           (g) All special tools purchased by Contractor for the Facility as provided in this Agreement have been delivered to Owner;

                           (h) Contractor has paid all Delay Liquidated Damages, if any, then due;

                           (i)      The Surety Bond is in full force and effect;

                           (j) Contractor has delivered to Owner a written plan for completing all Punch List Items by the Guaranteed Final Completion Date;

                           (k) No Contractor Event of Default shall have occurred and be continuing; and

                           (l) The Substantial Completion Certificate has been issued to Contractor.

                  8.2.2 NOTICE OF SUBSTANTIAL COMPLETION. Contractor shall satisfy the conditions for Substantial Completion no later than the Guaranteed Substantial Completion Date. Promptly after Contractor's determination that the conditions of Section 8.2.1 to attain Substantial Completion (other than the condition of Section 8.2.1(l)) have been satisfied, Contractor shall issue to Owner and to Independent Engineer a Notice of Substantial Completion ("NOTICE OF SUBSTANTIAL COMPLETION"), which shall include a copy of the test report for the each of the Substantial Completion Tests, if not previously transmitted. Within ten (10) Business Days after its receipt of the Notice of Substantial Completion, Owner, with the concurrence of Independent Engineer, shall respond to Contractor in writing and either accept or reject such Notice of Substantial Completion; provided, however, that Owner shall not be permitted to reject a Notice of Substantial Completion for an Immaterial Nonconformance. If the Notice of Substantial Completion is rejected, Owner shall with reasonable specificity identify any deficiencies. Contractor shall then satisfactorily explain or correct the identified deficiencies, or to the extent necessary re-conduct the Substantial Completion Tests, and issue a revised Notice of Substantial Completion to Owner and Independent Engineer, whereupon Owner, with the

                                                                  EXECUTION COPY


         concurrence of Independent Engineer, shall have five (5) Business Days to accept or reject such Notice of Substantial Completion. This process shall be repeated as necessary until Owner has confirmed, with the concurrence of the Independent Engineer, that all the conditions for Substantial Completion have been satisfied or (with the written consent of Lender) waived, whereupon Owner and Independent Engineer shall accept the Notice of Substantial Completion by issuing to Contractor a "SUBSTANTIAL COMPLETION CERTIFICATE". The "SUBSTANTIAL COMPLETION DATE" shall be the date Owner receives the Notice of Substantial Completion which is accepted by Owner and Independent Engineer in accordance with the foregoing procedures. If Owner and Independent Engineer fail to respond within the periods specified above, at the expiration of the applicable time period Substantial Completion shall be deemed accepted and the Substantial Completion Date shall be deemed to have occurred on the date Owner received the relevant Notice of Substantial Completion.

         8.3 FINAL COMPLETION

                  8.3.1 CONDITIONS TO FINAL COMPLETION. "FINAL COMPLETION" shall occur when all of the following have been achieved or have been waived by Owner and Lender:

                  (a)      The Mechanical Completion Date has occurred;

                  (b)      The Substantial Completion Date has occurred;

                  (c) The performance requirements of the Process Tests, as set forth in Exhibit M, have been met in full;

                  (d) Contractor has completed performance of the Work and remedied any Defects associated therewith, and all Punch List Items have been completed or bought out as provided in Section 8.4;

                  (e) Final "as-built" drawings and other remaining documentation have been delivered to Owner in electronic form;

                  (f) All specifications, test data and information specified in this Agreement have been delivered to Owner;

                  (g)      Contractor has furnished Owner with:

                           (i) a final release of Contractor's lien rights in the form of Exhibit N-4;

                           (ii) final Subcontractor lien waivers for all amounts paid under this Agreement, in the form attached hereto as Exhibit N-2, from each Subcontractor whose subcontract price exceeds ten thousand dollars ($10,000); and

                                                                  EXECUTION COPY

                           (iii) a bond or other security in form and substance satisfactory to the Owner and Lender covering any amounts in respect of which a lien waiver has not been obtained pursuant to clause (ii) above;

                  (h) Any special tools purchased by Contractor for the Facility's permanent equipment have been delivered to Owner in acceptable condition and all replacement spare parts which have been used by Contractor out of Owner's stock, if any, have been purchased and delivered to Owner free and clear of liens;

                  (i) All Contractor's personnel, supplies, equipment, waste materials, rubbish, and temporary facilities have been removed from the Site, except as Owner agrees may be needed for ongoing obligations;

                  (j) Owner has received from Contractor all information set forth in this Agreement for Owner's final fixed asset records with respect to the Facility;

                  (k) Contractor has delivered final operation and maintenance manuals and completed the training of operations personnel as provided in Exhibit T;

                  (l) All Liquidated Damages or other amounts due by Contractor, if any, have been paid in full;

                  (m) Contractor has delivered in satisfactory form all Governmental Approvals required by the Contract;

                  (n) Contractor has delivered to Owner, in the form specified under the Contract, all final plans, specifications and drawings, including equipment manuals, test data and reports, vendor information, quality verification documents, warranty administration program documents, and other technical information required under this Agreement for Owner to start-up, operate and maintain the Facility;

                  (o) Contractor has delivered all operations, maintenance, and manufacturer recommended spare parts lists which shall include pricing and manuals and all instruction books;

                  (p) Contractor has performed all other covenants and provisions of, and delivered all items required by, this Agreement then to be performed or delivered, each in a manner reasonably satisfactory to Owner; and

                  (q) The Final Completion Certificate has been issued to Contractor.

                  8.3.2 NOTICE OF FINAL COMPLETION. Contractor shall satisfy the conditions for Final Completion no later than the Guaranteed Final Completion Date. Promptly after

                                                                  EXECUTION COPY


         Contractor's determination, in its judgment, that the conditions of
         Section 8.3.1 to attain Final Completion (other than the condition of Section 8.3.1(q)) have been satisfied, Contractor shall issue to Owner and to Independent Engineer a Notice of Final Completion ("NOTICE OF FINAL COMPLETION"), which shall include a copy of the test report for the Process Tests, if not previously transmitted. Within ten (10) Business Days after its receipt of the Notice of Final Completion, Owner, with the concurrence of Independent Engineer, shall respond to Contractor in writing and either accept or reject such Notice of Final Completion. If the Notice of Final Completion is rejected, Owner shall with reasonable specificity identify any deficiencies. Contractor shall then satisfactorily explain or correct the identified deficiencies, or to the extent necessary re-conduct the Process Tests, and issue a revised Notice of Final Completion to Owner and Independent Engineer, whereupon Owner, with the concurrence of Independent Engineer, shall have five (5) Business Days to accept or reject such Notice of Final Completion. This process shall be repeated as necessary until Owner, with the concurrence of the Independent Engineer, has confirmed that all the conditions for Final Completion have been satisfied or (with the written consent of Lender) waived, whereupon Owner and Independent Engineer shall accept the Notice of Final Completion by issuing to Contractor a "FINAL COMPLETION CERTIFICATE". The "FINAL COMPLETION DATE" shall be the date Owner receives the Notice of Final Completion which is accepted by Owner and Independent Engineer in accordance with the foregoing procedures. If Owner and Independent Engineer fail to respond within the periods specified above, at the expiration of the applicable time period Final Completion shall be deemed accepted and the Final Completion Date shall be deemed to have occurred on the date Owner received the relevant Notice of Final Completion.

         8.4 COMPLETION OF PUNCH LIST

                  8.4.1 Contractor shall be obligated to complete all Punch List Items prior to the Guaranteed Final Completion Date; provided, however, that Punch List Items shall be deemed satisfied to the extent Owner, with Independent Engineer's concurrence in writing, agrees in writing to transfer the Punch List Items to the warranty list, or to the extent bought-out by Contractor in accordance with Section 8.4.2.

                  8.4.2 No later than thirty (30) Days prior to the Guaranteed Final Completion Date, Contractor shall notify Owner of all Punch List items that have not been completed as of the date of such notice, together with respective values as reasonably determined by Contractor in accordance with Prudent Industry Practices. One hundred and fifty percent (150%) of the value specified in Contractor's notice of any Punch List Items not completed by the Guaranteed Final Completion Date shall be due and payable on the Guaranteed Final Completion Date.

         8.5 RETAINAGE RELEASE REQUEST. At any time that Contractor has satisfied all conditions for Final Completion (including, without limitation, completion or buy-out of Punch List Items) other than the conditions of Section 8.3.1(c) and Section 8.3.1(q), Contractor shall be entitled to return of Retainage, subject to the following terms and conditions of this Section 8.5.

                  8.5.1 Contractor shall deliver to Owner and Independent Engineer a Notice requesting return of Retainage withheld as of the date of such Notice (the "RETAINAGE RELEASE REQUEST"). Owner's review and acceptance of the Retainage Release Request

                                                                  EXECUTION COPY

         shall be subject to the procedures set forth in Section 8.3.2 with respect to review and acceptance of a Notice of Final Completion. Upon Owner's determination, with the concurrence of the Independent Engineer, that all conditions for Final Completion other than the conditions of Section 8.3.1(c) and Section 8.3.1(q) have been satisfied, Owner shall provide Notice of such determination to Contractor, and the "RETAINAGE RELEASE DATE" shall be the date Owner receives the Retainage Release Request from Contractor which is accepted by Owner and Independent Engineer. If Owner and Independent Engineer fail to respond within the periods specified in Section 8.3.2, at the expiration of the applicable time period the Retainage Release Date shall be deemed to have occurred on the date Owner received the relevant Retainage Release Request from Contractor.

                  8.5.2 Owner shall release to Contractor all Retainage withheld as of the Retainage Release Date within ten (10) Business Days following the earlier of the date of Owner's Notice accepting Contractor's Retainage Release Request or the expiration of the applicable time period which gives rise to a deemed occurrence of the Retainage Release Date, as provided in Section 8.5.1.

                  8.5.3 Contractor shall continue to conduct the Process Tests until the condition set forth in Section 8.3.1(c) has been met. All payments made to Contractor following the Retainage Release Date (other than Retainage released pursuant to the Retainage Release Request) shall be subject to the requirements of Article 12, including, without limitation, Retainage as provided in Section 12.6.

                  8.5.4 Promptly after Contractor's determination, in its judgment, that the condition set forth in Section 8.3.1(c) has been met, Contractor shall submit a Notice of Final Completion which shall be processed pursuant to Section 8.3.2; provided, however, that Contractor shall not be obligated to meet any conditions for Final Completion other than the conditions set forth in Section 8.3.1(c) and
         Section 8.3.1(q). Following issuance of a Certificate of Final Completion and determination of the Final Completion Date, Contractor shall submit a Final Request for Payment which shall be subject to the requirements and conditions of Section 12.7. Upon Contractor's compliance with such conditions and Owner's approval of such Final Request for Payment, Owner shall pay to Contractor the amount due thereunder and shall release any remaining Retainage.

                   ARTICLE 9. WARRANTIES RELATED TO THE WORK

         9.1 IN GENERAL.

                  9.1.1 Contractor represents, warrants and agrees as follows:

                  (a) that all materials and equipment furnished under this Agreement shall (i) be new unless otherwise specified in the Scope Document, (ii) be free from any charge, encumbrance, lien or other security interest, and
                           (iii) conform to the specifications and description set forth in this Agreement;

                  (b) that all Work will be of high quality, free from Defects and faults and other Defects of manufacture, construction or design, and in specific conformity with this Agreement;

                                                                  EXECUTION COPY

                  (c) that, if required by Owner, Contractor will furnish satisfactory evidence as to the kind and quality of all equipment;

                  (d) that the Work performed under this Agreement and all the equipment furnished, used or installed in the construction of the Facility shall be performed or furnished in a timely and professional manner in accordance with manufacturers' requirements and Prudent Industry Practices, and shall conform in all respects with the Scope Document and the other requirements of this Agreement;

                  (e) that every aspect of the Work will be performed and the Facility will be designed, engineered, supplied, commissioned, tested, constructed, and installed all in accordance with the requirements of this Agreement, including Section 3.3, the Scope Document and the Performance Guarantees; and

                  (f) that all Work shall be performed in compliance with, and the Facility shall meet and be capable of operating in compliance with, all applicable requirements of any Governmental Rules and Governmental Approvals.

         9.1.2 Contractor's duties, liabilities and obligations to re-perform or correct Work extend only to Defects, and do not extend to any repairs, adjustments, alterations, replacements or maintenance that may be required as a result of normal wear and tear in the operation of the Facility, normal degradation in the performance of the Facility or any equipment therein, or as a result of (a) improper repair or alteration by Owner or any Person under the control of Owner (except Contractor or any Subcontractor when acting under this Agreement or if acting as Operator); (b) misuse, negligence or damage by Owner or any Person under the control of Owner, except by Contractor or any Subcontractor when acting under this Agreement or if acting as Operator (and Contractor makes no warranty and has no liability for defect or damage resulting from any such misuse or negligence); (c) operation of the Facility using any feedstock to the Front End other than Start-up and Testing Feedstock or Used Oil; or (d) operation, maintenance or repair by Owner or any Person under the control of Owner (except by Contractor or any Subcontractor when acting under this Agreement or if acting as Operator) inconsistent with the Facility operations and maintenance manuals or Prudent Industry Practices. Specifically excluded from the warranties in this Article 9 is Contractor's obligation, after Minimum Performance Criteria have been met, to achieve the Performance Guarantees prior to Substantial Completion, for which failure of achievement Owner's sole and exclusive remedy shall be the payment of Buy-Down Amounts, subject to the terms and conditions of this Agreement; provided, however, that such exclusion shall in no way be construed to relieve Contractor of its obligation to correct Defects after Substantial Completion and through the Warranty Period.

9.2 CORRECTION OF NONCONFORMING OR DEFECTIVE WORK.

         9.2.1 During the performance of Work hereunder and the Warranty Period, when either (a) Contractor actually discovers any Defect or (b) Owner notifies Contractor

                                                                  EXECUTION COPY


         of a Defect pursuant to Section 9.6 and directs Contractor to remedy such Defect, Contractor shall re-perform correctly any engineering or design Work, perform or cause to be performed remedial construction work or rework (whether required to effect any re-performed engineering or design Work or otherwise required), refinish or remove and replace any item of equipment, component of equipment or materials or systems, and generally take or cause to be taken such action as may be required to remedy such Defect with conforming materials. Contractor shall commence remedial efforts with respect to any such Defect, or cause such efforts to be commenced, promptly after receipt of Owner's notice pursuant to Section 9.6; provided, however, that no such notice shall be required in the event of a Defect discovered by Contractor, and Contractor shall commence remedial Work promptly following such discovery. Where Owner notifies Contractor of a Defect pursuant to
         Section 9.6 and directs Contractor to remedy such Defect, unless Contractor has disputed the existence of the Defect in writing provided to Owner no later than seven (7) Days from Contractor's receipt of Owner's notice of such Defect, Contractor shall bear the expense of refinishing or of removal and replacement, as the case may be, and shall bear Contractor's cost of making good other Work affected by such removal and replacement, and no extension of time will be allowed for the correction of Defects. If, during the Warranty Period or at any time after Substantial Completion, Contractor does not promptly remedy such Defects or commence to remedy such Defects, Owner may do so. All of Owner's expenses of remedying a Defect shall be charged to Contractor and may be deducted from any funds then due to Contractor under this Agreement or, if sufficient funds are unavailable, Contractor shall immediately reimburse Owner for such costs on demand from Owner. In the event that Contractor fails to reimburse Owner for such costs, Owner shall be entitled to draw on the Surety Bond, the Retainage and/or the Warranty Bond for an amount equal to such costs (plus interest at the Contract Interest Rate); provided, however, that in the event Contractor has disputed responsibility for such costs in accordance with the procedures set forth in Article 21, such remedies may be exercised in the event Contractor is determined to be responsible for such costs and has failed to reimburse Owner as required by such determination.

                  9.2.2 Contractor and Owner agree that it may be more practical, convenient, or operationally efficient (including in the event of an emergency) for Owner to repair or correct certain Defects than for Contractor to repair or correct such Defects. In the event that Owner determines, in the exercise of its reasonable judgment, that it is more practical, convenient or operationally efficient for Owner to repair or correct a Defect, then Owner may elect, with the consent of Contractor (such consent not to be unreasonably withheld or delayed), to repair or correct such Defect, and Contractor shall reimburse Owner for the costs incurred by Owner in connection with repair of such Defect immediately after demand from Owner. Contractor agrees and acknowledges that Owner is qualified to perform such repair or correction. Contractor may supervise and/or inspect the repair or correction in process. The warranty obligations of Contractor will remain in full force and effect for the remainder of Warranty Period, notwithstanding that the repair or correction was performed by Owner.

                  9.2.3 Neither any Final Completion Certificate nor Final Payment nor any provision in this Agreement (other than expiration of the Warranty Period) shall relieve

                                                                  EXECUTION COPY

         Contractor of responsibility for Defects and, unless specified, Contractor shall, at its expense, remedy all Defects and pay for any damage to other Work resulting therefrom, which shall appear during the Warranty Period. If after expiration of the Warranty Period, any other Defects appear, Contractor will provide Owner access to all existing diagnostic design and engineering data at Contractor's offices to assist Owner.

                  9.2.4 Contractor shall, at all times during the Warranty Period, maintain sufficient personnel to respond promptly to Owner's request for diagnostic or warranty work. At any time during the Warranty Period, Contractor shall promptly conduct (at Contractor's expense) such tests, inspection or other diagnostic services related to potential warranty claims if Owner reasonably believes that a Defect exists. In the event that such diagnostic services reveal any Defects, any and all Defects shall be corrected immediately at Contractor's expense.

                  9.2.5 Contractor shall, in the course of correcting any Defects, do so in good faith coordination with Owner's schedule of operations so as to minimize any adverse effect on the operations of the Facility.

                  9.2.6 For clarity, and without prejudice to the scope of Contractor's warranty obligations as set forth in this Article 9, Contractor shall be obligated to correct all Defects arising during the period from Substantial Completion to the commencement of the Warranty Period.

         9.3 LIMITATION ON WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND WHATEVER RELATING EITHER TO THIS AGREEMENT OR THE SERVICES, EQUIPMENT OR MATERIALS TO BE SUPPLIED BY CONTRACTOR UNDER THIS AGREEMENT OR TO THE FACILITY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS ARE HEREBY DISCLAIMED.

         9.4 SUBCONTRACTOR WARRANTIES. Contractor shall obtain for Owner commercially available warranties from Subcontractors. Such warranties shall extend for not less than the Warranty Period and shall obligate the respective Subcontractors to refinish, remove and replace nonconforming or Defective Work or equipment in substantially the same manner and on terms and conditions substantially similar to those contained herein. Contractor shall determine if any extended warranties on major equipment are available for purchase and the cost to Contractor or Owner, and Contractor shall so advise Owner prior to executing the purchase order. Owner shall elect whether or not to purchase such extended warranty. Any Subcontractor warranty still in effect upon the earlier to occur of the expiration of the Warranty Period and the reaching of any liability cap imposed on Contractor's warranty obligations hereunder shall be assigned to Owner. During the Warranty Period Contractor shall be responsible at its own expense for enforcing all Subcontractor warranties. Contractor shall also advise Owner of the availability of any improved warranties.

                                                                  EXECUTION COPY

         9.5 WARRANTY PERIOD.

                  9.5.1 Contractor's warranty obligations and liabilities under this Article 9,

         (a) shall commence on the date that is ninety (90) Days after the Guaranteed Substantial Completion Date, if the Substantial Completion Date occurs on or before the Guaranteed Substantial Completion Date, or

         (b) if the Substantial Completion Date occurs after the Guaranteed Substantial Completion Date, shall commence on the earlier of
                  (i) the date that is ninety (90) Days after the Substantial Completion Date or (ii) the Final Completion Date,

and in either case shall cease upon the expiration of the period ending twelve
(12) months after such commencement date (the "WARRANTY PERIOD"). The Warranty Period for any Work required to be re-performed, refinished, repaired, corrected or replaced or otherwise remedied under this Article 9 shall be extended for a period of twelve (12) months from the time of completion of such remedy; provided, however, that no further extension of the Warranty Period shall be made with respect to correction of Defects in such remedial Work arising during such extended twelve (12) month period.

         9.6 NOTICE. Owner shall deliver notice to Contractor of any claim for remediation of a Defect under this Article 9 after actual discovery thereof by Owner within the Warranty Period. Such notice shall be given as soon as reasonably practicable, but in no event later than fifteen (15) Days after the expiration of the Warranty Period. Any such notice of a Defect shall state with reasonable specificity the reasons supporting Owner's belief concerning the alleged Defect.

                              ARTICLE 10. SECURITY

         10.1 SURETY BOND. To secure Contractor's performance of its obligations hereunder, on or before the date of execution and delivery of this Agreement, Contractor shall furnish Owner with the Surety Bond. Contractor waives any right to payment of any amounts owing from Owner to Contractor hereunder, and Owner shall have no obligation to pay such amounts to Contractor, unless and until Contractor shall have furnished Owner with the executed Surety Bond. Owner shall pay Contractor the cost of the Surety Bond, and the Contract Price shall be changed to incorporate such cost on or prior to issuance of the Notice to Proceed.

         10.2 WARRANTY BOND. To secure Contractor's performance of its obligations during the Warranty Period, on or before the commencement of the Warranty Period, Contractor shall furnish Owner with the Warranty Bond. Contractor shall cause the Warranty Bond to remain in full force and effect throughout the Warranty Period.

                      ARTICLE 11. CONTRACTOR COMPENSATION

         11.1 CONTRACT PRICE.

                  11.1.1 This Agreement is a fixed-price, lump sum, date certain contract. The total cost for performance of the Work shall be the Contract Price.

                                                                  EXECUTION COPY

                  11.1.2 The Contract Price shall be Contractor's complete compensation for the Work, in consideration for which Contractor shall provide to Owner the Facility complete and in fully operational condition, completed in every detail within the time and for the purpose designated in this Agreement, and do and furnish everything necessary in connection therewith or inferred thereby, including, without limitation, the provision of all equipment, materials, labor, transportation and services (including intellectual property rights) to be provided hereunder, the payment of any fees and royalties imposed with respect to any equipment, materials, labor or services, the payment of all taxes applicable to Contractor, the training of Contractor's or any Subcontractor's personnel and the payment of all Subcontractors.

                  11.1.3 The Contract Price may only be modified pursuant to a Change Order.

         11.2 TAXES. The Contract Price includes, and Contractor shall pay and be responsible for, all taxes, including all duties, levies and charges assessed on the Work (specifically excluding, however, all sales taxes, collectively "SALES TAXES"), or any part thereof, or on Contractor, its Subcontractors or their employees by any Governmental Unit. If any tax exemptions, reductions, allowances or privileges may be available to Owner in the State of Ohio or elsewhere, Contractor shall cooperate with Owner and use its reasonable endeavors to enable Owner to benefit from any such tax savings to the maximum allowable extent. Owner has provided Contractor with a blanket exemption from sales taxes, as provided by the State of Ohio. Owner shall explicitly advise Contractor as to which items of the Work are taxable by the State of Ohio. To comply with its obligations under this Section 11.2, Contractor shall provide Owner its actual costs for materials utilized by Contractor in the construction of buildings. With respect to all other taxable items, Contractor shall provide Owner statements setting forth Contractor's total cost of such items in conformance with Owner's directions. Owner shall remit all Ohio sales taxes directly to the State of Ohio. Contractor shall provide its suppliers and Subcontractors with the aforementioned blanket sales tax exemption. Contractor acknowledges that Owner has put into effect a plan to minimize Sales Taxes payable in the State of Ohio and whereby any such Sales Taxes shall be paid directly by Owner, however, to the extent that any Sales Taxes must be paid by Contractor or any Subcontractor with respect to the performance of the Work, such Sales Taxes will be reimbursed within thirty (30) Days of Contractor's invoice therefor, such invoice to be accompanied by evidence of payment and such information as Owner may reasonably request to substantiate the obligation imposed on Contractor to pay such tax.

                       ARTICLE 12. INVOICING AND PAYMENTS

         12.1 PAYMENT--GENERAL.

                  12.1.1 Owner shall pay Contractor the Contract Price in accordance with the Milestone Payment Plan, subject to Sections 12.6 and 12.8 and the procedure set forth in this Article 12. The Milestone Payment Plan consists of the Project Milestone Payment Schedule and the Project Cash Flow Schedule. The Milestone Payment Plan is intended to cause payments to approximate the agreed value of engineering, procurement, construction, commissioning and testing performed by Contractor. The Milestone Payment Plan shall be used as the basis for preparation of Requests for Payment as set

                                                                  EXECUTION COPY

         forth below, and, except as otherwise set forth herein, shall establish the amount to be paid to Contractor on an aggregate basis through each month until Final Completion. Payments shall be made in accordance with the Milestones achieved under the Project Milestone Payment Schedule.

                  12.1.2 No payment made hereunder, nor any partial or entire use of the Work by Owner, shall be construed to be acceptance or approval of that part of the Work to which such payment or use relates nor to relieve Contractor of any of its obligations hereunder.

         12.2 REQUEST FOR PAYMENT. On or before the tenth (10th) Day of each month during the performance of the Work, Contractor shall submit to Owner for its approval a request for payment ("REQUEST FOR PAYMENT"). Each Request for Payment shall include the following:

                  12.2.1 INVOICE. Each Request for Payment shall include an invoice ("INVOICE") which describes each of the Milestones set forth in the Project Milestone Payment Schedule which Contractor has completed during the previous month and which requests payment of an amount not to exceed the amount computed as follows:

         (a) the sum of the amounts set forth in the Project Milestone Payment Schedule for completion of the Milestones that Contractor certifies to be complete in the Request for Payment; less

         (b) ten percent (10%) of the sum of the amounts set forth on the Project Milestone Payment Schedule for the completion of those Milestones that Contractor certifies to be complete in the Request for Payment ("RETAINAGE"); less

         (c) the aggregate amount of prior payments from Owner to Contractor;

         provided, however, that, except for the Final Payment made pursuant to
         Section 12.7 hereof, in no event shall the cumulative amount paid for the performance of the Work through the end of any month exceed the cumulative amounts set forth opposite such month on the Project Cash Flow Schedule, unless Work and related payments are accelerated pursuant to a revised Project Schedule and Milestone Payment Plan approved by Owner and Lender.

                  12.2.2 CERTIFICATION BY CONTRACTOR. In each Request for Payment, Contractor shall certify that:

         (a) such Request for Payment represents the amount to which Contractor is entitled pursuant to the terms of this Agreement;

         (b) the Milestones described therein as satisfied have been satisfied as agreed with Owner and the Independent Engineer;

         (c) the aggregate amount of prior payments from Owner to Contractor specified in the Invoice as "paid" have been paid; and

                                                                  EXECUTION COPY

         (d) Contractor has paid, or will pay with the Owner's next monthly payment to Contractor, all amounts that are due and owing to Contractor's Subcontractors, subject only to such disputed amounts as are specified by Contractor in the Progress Report.

                  12.2.3 SUBCONTRACTOR WAIVERS. Commencing with Contractor's second Request for Payment hereunder, Contractor shall submit with each Request for Payment a partial lien waiver in the form of Exhibit N-1 from each Subcontractor whose subcontract price exceeds ten thousand dollars ($10,000).

                  12.2.4 MONTHLY PROGRESS REPORT. Contractor shall submit as part of each Request for Payment a monthly progress report (a "PROGRESS REPORT"), which shall be in such form as may reasonably be requested by Owner, and which shall include, without limitation, the following:

         (a) documentary evidence sufficient for Lender and Owner to establish in their sole discretion that each Milestone described in the Invoice has been completed;

         (b) a description of the Work performed during the relevant period, categorized by engineering, procurement, construction and startup;

         (c)      a description of Work to be performed during the next period;

         (d)      a list of all Change Orders;

         (e)      a list of all items procured;

         (f)      safety;

         (g)      a vendor inspection schedule;

         (h)      quality control;

         (i) an updated Project Schedule showing progress to date, any failures to meet Milestones, and the current schedule of activities;

         (j) a discussion of any problems encountered during the relevant period and remedies effected or planned;

         (k) a description of any payment or other disputes with Subcontractors;

         (l) Subcontractor partial lien waivers in compliance with the requirements of Section 12.2.3, in the form attached hereto as Exhibit N-1.

         (m) Contractor's certificate in compliance with the requirements of Section 12.2.2, together with Contractor's partial lien waiver in the form attached hereto as Exhibit N-3.

                                                                  EXECUTION COPY

         12.3 FAILURE TO PAY SUBCONTRACTORS. Contractor shall indemnify the Owner-Indemnified Parties for, protect the Owner-Indemnified Parties against, defend the Owner-Indemnified Parties from, and save and hold the Owner-Indemnified Parties harmless from, all liabilities, claims, damages, losses, and expenses (including reasonable attorneys' fees and court costs) that may be imposed on, suffered or incurred by, or asserted against, any Owner-Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising out of any amount that Contractor shall have failed to pay to any Subcontractor as compensation for the performance of any portion of the Work, and Contractor shall assume the defense of any suit or proceeding in connection therewith, pursuant to Section 18.3. Owner shall not have the right to discharge or otherwise satisfy any claim by a Subcontractor unless such Subcontractor files or imposes a Lien. In such event, Owner's rights shall be governed by Section 3.7. Contractor's obligations in this Section 12.3 shall in no way limit Contractor's rights under Section 3.7.

         12.4 DEFICIENT REQUESTS FOR PAYMENT. Contractor shall not submit for Owner's review and approval any Request for Payment which is nonconforming, incomplete or inaccurate or which lacks the detail, specificity or supporting documentation required by this Article 12. Owner and Lender shall review each Request for Payment and may make exceptions deemed necessary or appropriate if and to the extent such Request for Payment is deficient in any such manner. Any Request for Payment which is deficient shall not, to the extent of any such deficiency, constitute a valid and proper Request for Payment, and Contractor shall be required to resubmit said Request for Payment, to the extent of any such deficiency, in proper form before Owner incurs any obligation to make payment of any amounts in respect of which said Request for Payment was deficient. Owner shall pay to Contractor any amounts in respect of which said Request for Payment was not deficient. Contractor's obligation to resubmit a Request for Payment because of a deficiency is conditioned upon Contractor's receipt of written notice from Owner which describes such deficiency in reasonable detail. Contractor specifically agrees that it shall not request in any Request for Payment the payment of any sum attributable to Work which has been rejected by Owner or Contractor or which otherwise constitutes or relates to a Subcontractor's application for payment, billings or invoices which Contractor disputes or for any other reason does not intend to pay. A revised Request for Payment correcting any deficiencies shall be paid by Owner in accordance with Section 12.5.

         12.5 MILESTONE PAYMENTS. If Owner shall receive a valid and true Request for Payment including all documentation described in this Article 12 (including the Progress Report and supporting documentation), Owner shall make payment to Contractor, or shall cause Lender to make payment to Contractor, in the amount approved by Owner and Lender (which, in the event of a deficient Request for Payment, shall be limited to amounts in respect of which such Request for Payment was not deficient), subject to Sections 12.6 and 12.8, on or before the date which is thirty (30) Days after the date Owner received such Request for Payment.

         12.6 RETAINAGE. To secure Contractor's performance of its obligations hereunder, Contractor acknowledges and agrees that the Retainage shall be retained from each Milestone Payment due Contractor by Owner pursuant to Section
12.5. Contractor further acknowledges that in the event amounts are due under this Agreement from Contractor to Owner (including

                                                                  EXECUTION COPY


Liquidated Damages payments, indemnity payments, reimbursement payments to Owner for curing Defects and payments of damages resulting from a breach of this Agreement), and such amounts are not paid when due, Owner shall have the right to demand amounts under the Retainage equal to the amount owing by Contractor (plus interest at the Contract Interest Rate).

         12.7 FINAL PAYMENT.

                  12.7.1 After the Final Completion Date, Contractor shall submit a final Progress Report and a final Request for Payment ("FINAL REQUEST FOR PAYMENT") which shall set forth all amounts due and remaining unpaid to it, and upon approval thereof by Owner, Owner shall pay to Contractor the amount due under such Final Request for Payment ("FINAL PAYMENT"). Final Payment shall include release of any remaining Retainage. Owner shall have no obligation to make Final Payment until Contractor shall have delivered to Owner the final Contractor and Subcontractor lien waivers required by Section 8.3.1(g).

                  12.7.2 Acceptance by Contractor of the Final Payment shall constitute a release of Owner and every officer, employee and agent thereof from all liens (whether statutory or otherwise and including mechanics' or suppliers' liens), claims and liability hereunder with respect to any Work performed or furnished in connection with this Agreement, or for any act or omission of Owner or of any person relating to or affecting this Agreement.

         12.8 HOLDBACKS. Any provision hereof to the contrary notwithstanding, upon the occurrence and continuance of any of the following events, Owner, upon Notice to Contractor, may, but shall have no obligation to, withhold or retain such portion (including all) of any payment due to Contractor under this Agreement as reasonably necessary to ensure the performance of the Work or to protect fully Owner's rights hereunder:

                  12.8.1 a Contractor Event of Default shall have occurred;

                  12.8.2 Contractor shall have improperly failed to make timely payment of any taxes or other amounts due by Contractor as required by this Agreement; or

                  12.8.3 Contractor shall have failed to cause the prosecution of the Work to conform to the Project Schedule within thirty (30) Days of receiving a notice from Owner to accelerate the Work (unless the delay is specifically excused under the terms of this Agreement).

         12.9 OFFSET. In the event Contractor owes Owner any amounts under this Agreement and such amounts remain unpaid for thirty (30) Days after notice thereof, Owner may offset such amounts from any future Milestone Payments.

         12.10 CONTRACTOR'S CONTINUING OBLIGATION TO PERFORM. Contractor shall not cease or reduce the rate of performance of the Work on account of any exercise or attempted exercise by Owner of its rights of Holdback or offset under this Article 12.

                                                                  EXECUTION COPY

         12.11 APPLICATION OF MONEYS. Contractor shall use the sums paid to it pursuant to this Article 12 for the purpose of performing the Work and designing, furnishing, equipping, testing and commissioning the Facility in accordance with the Scope Document and this Agreement; provided, however, that no provision hereof shall be construed to require Owner or Lender to see to the proper disposition or application of the moneys so paid to Contractor.

                           ARTICLE 13. FORCE MAJEURE

         13.1 FORCE MAJEURE EVENT

                  13.1.1 DEFINITION. For purposes of this Agreement, "FORCE MAJEURE EVENT" means any act or event that prevents or delays the affected Party from performing its obligations (other than the payment of money) under this Agreement or from complying with any conditions required to be complied with under this Agreement, but only if and to the extent that such act or event is beyond the reasonable control of, and does not arise out of the negligent act or omission of, the affected Party and such Party has been unable by the exercise of commercially reasonable effort to overcome or mitigate the effects of such act or event. Force Majeure Events shall include, but not be limited to, the following events and their direct consequences (it being understood that if a causing event is within the reasonable control of the affected Party, the direct consequences shall also be deemed to be within such Party's reasonable control):

                  (a) flood, lightning, unusually severe storm or other unusually severe weather conditions;

                  (b)      earthquake, landslides, fire, or explosion;

                  (c) acts of declared or undeclared war, threat of imminent violence, sabotage, revolution, terrorism, riot, or civil disturbance; and

                  (d) strikes and/or other work stoppage and/or slow-downs that are nationwide or affect an entire sector of the relevant national economy.

         A Force Majeure Event (as defined herein) to the extent applicable to a Subcontractor, constitutes a Force Majeure Event for Contractor, to the extent that it adversely affects performance of the Work.

                  13.1.2 EXCLUSIONs. Force Majeure Events shall expressly not include the following conditions, except and to the extent that the following conditions result directly from a Force Majeure Event:

                  (a) late delivery of machinery, equipment or any other item of the Work, materials, spare parts or consumables for the Facility;

                  (b) a delay in the performance of Contractor, any Subcontractor, any agent of Contractor or any Subcontractor or any assignee of Contractor or failure of any such Person to comply with, and complete, the obligations specified in this Agreement in a timely manner; and

                                                                  EXECUTION COPY

                  (c) normal wear and tear or random flaws in materials or equipment or breakdowns in equipment.

         13.2 EXCUSE FROM PERFORMANCE FOR FORCE MAJEURE EVENT. If either Party is rendered wholly or partly unable to perform its obligations under this Agreement because of a Force Majeure Event, that Party will be excused from whatever performance is affected by the Force Majeure Event (other than payment of money) to the extent so affected; provided, however, that:

         (a) the non-performing Party gives the other Party Notice of the Force Majeure Event within twenty (20) Days following the start of such Force Majeure Event. To the extent possible, such Notice shall describe the particulars of the occurrence, including an estimation of its expected duration and probable impact on the performance of such Party's obligation hereunder to the extent practicable, and thereafter continues to furnish timely regular reports with respect thereto during the continuation of the Force Majeure Event. To the extent any such particulars or estimation cannot be given with such Notice, they shall be provided at such time as is possible in the circumstances, but in no event later than forty five (45) Days following the start of such Force Majeure Event;

         (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event (it being understood by the Parties that the Party who had suspended performance due to the Force Majeure Event shall have a reasonable time period to resume such performance after the termination of such Force Majeure Event; provided, further, that such Party uses reasonable efforts to resume such performance as soon as practicable);

         (c) the non-performing Party exercises all reasonable efforts to mitigate or limit damages to the other Party;

         (d) the non-performing Party uses reasonable efforts to continue to perform its obligations hereunder and to correct or cure the event or condition excusing performance; and

         (e) when the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party prompt Notice to that effect and shall promptly resume performance hereunder.

         13.3 BURDEN OF PROOF. In the event that the Parties are unable in good faith to agree that a Force Majeure Event has occurred, the Parties shall submit the issue to dispute resolution pursuant to Article 21; provided, however, that the burden of proof as to whether a Force Majeure Event has occurred shall be upon the Party claiming a Force Majeure Event.

         13.4 OWNER SELF-HELP. If within a reasonable time after a Force Majeure Event that has caused Contractor to suspend or delay the Work, Owner issues an Owner Directive that directs certain action, and Contractor has failed to take such action as Contractor could lawfully

                                                                  EXECUTION COPY


and reasonably initiate in accordance with such Owner Directive, Owner may, after consultation with Contractor, initiate such reasonable measures, at Owner's expense, as will be designed to remove or relieve such Force Majeure Event or its direct or indirect effects and thereafter Contractor will resume full or partial performance of the Work. The existence of Owner's remedy under this Section 13.4 shall not prejudice any other remedies available to Owner under this Agreement.

                             ARTICLE 14. SUSPENSION

         14.1 OWNER'S RIGHT TO SUSPEND

                  14.1.1 Owner may at any time or from time to time, and for any reason, suspend the Work or any portion thereof by giving Notice to Contractor. Such suspension shall continue for the period specified in Owner's Notice. At any time after the effective date of the suspension, Owner may require Contractor to resume performance of the Work as soon as reasonably practicable.

                  14.1.2 Without limitation of Owner's general right to suspend as provided in Section 14.1.1, with respect to any proposed Change Order, Owner may deliver a Notice to Contractor directing Contractor in writing to suspend work, for a maximum of ten (10) Days, on that portion of the Work affected by a contemplated change (whether or not such change will require a modification to the Scope Document) pending Owner's decision on such change, and the Guaranteed Substantial Completion Date shall be extended pursuant to Section 14.4.

         14.2 OBLIGATION OF CONTRACTOR. In the event the Work is suspended by Owner as provided in Section 14.1, Contractor shall:

                  14.2.1 discontinue the Work to the extent practical and specified in the Notice;

                  14.2.2 place no further orders or subcontracts for material, services, or facilities other than to the extent specified in the Notice;

                  14.2.3 use reasonable efforts to obtain suspension upon reasonably satisfactory terms to Owner of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended Work;

                  14.2.4 continue to protect and maintain the Work including those portions that have been suspended, to the extent specified in the Notice;

                  14.2.5 keep its organization (other than craft labor) and equipment committed to the Work on a standby basis, to the extent specified in the Notice; and

                  14.2.6 take other reasonable steps to minimize costs associated with such suspension.

                                                                  EXECUTION COPY


         14.3 CONTRACTOR'S RIGHT OF SUSPENSION. In the event of a default by Owner in making a payment required under Article 12, Contractor shall have a limited right to suspend all or any portion of the Work by delivering Notice to Owner; but only if:

         (a) such payment default shall have continued for a period of sixty (60) consecutive Days,

         (b) Owner shall have failed to cure such default within ten (10) Days after receipt from Contractor of Notice of such default,

         (c) such default shall be in respect of a payment about which there is no dispute as to amount, and

         (d) the failure by Owner to make such payment shall not be an exercise by Owner of its rights under Article 12 or pursuant to any other provision of this Agreement.

The suspension under this Section 14.3 shall terminate upon receipt by Contractor of the payment referred to in Contractor's Notice, at which time Contractor shall immediately recommence performance of the Work.

         14.4 EXTENSION OF TIME. In the case of any suspension(s) of the Work pursuant to this Article 14, the Guaranteed Substantial Completion Date and the Guaranteed Final Completion Date shall be extended by a period that Contractor demonstrates is reasonably necessary to make up for the suspension, but not to exceed the duration of the suspension (including a reasonable time for remobilization), and the Project Schedule and any other schedule affected by such suspension shall be adjusted by Contractor, in consultation with Owner and subject to Owner's and Lender's prior written consent, which consent shall not be unreasonably withheld. Any such extension or modification may be implemented only by a Change Order.

         14.5 COMPENSATION OF CONTRACTOR. In the case of any suspension(s) of the Work pursuant to this Article 14, Owner shall compensate Contractor for those direct costs that are both

         (a)      attributable solely to a suspension of items of Work, and

         (b) documented by Contractor to the reasonable satisfaction of Owner.

All claims by Contractor for compensation under this Article 14 must be made within thirty (30) Days after the suspension has ended and the Work has been either terminated or resumed. Owner shall pay Contractor for such direct costs incurred under this Article 14 as a part of the next monthly payment, in accordance with Article 12.

                       ARTICLE 15. DEFAULT AND TERMINATION

         15.1 CONTRACTOR DEFAULT. The occurrence of any of the events set forth below shall constitute a "CONTRACTOR EVENT OF DEFAULT" under this Agreement:

                                                                  EXECUTION COPY


         15.1.1 Contractor becomes insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors;

         15.1.2 Contractor files a petition for relief under any present or future law regarding bankruptcy, reorganization or other relief to debtors, or, makes a general assignment for the benefit of its creditors, or applies for a receiver, trustee, custodian or liquidator for Contractor, or any of its property, or files a petition, or commences any other procedure to liquidate or dissolve Contractor;

         15.1.3 Contractor fails to effect a full dismissal of any involuntary petition under any present or future law regarding bankruptcy, reorganization or other relief to debtors, that is filed against Contractor prior to the earlier of (a) the entry of any order granting relief sought in the involuntary petition, or (b) thirty (30) Days after the date of filing of the petition;

         15.1.4 Contractor fails to pay (i) any amounts payable under Article 22, Section 15.2.2 or Section 3.7, or (ii) any other amounts in excess of fifty thousand dollars ($50,000) in the aggregate payable under any provision of this Agreement within thirty (30) Days after the due date therefor;

         15.1.5 Contractor fails to comply with any Governmental Rule or Governmental Approval in any material respect, and Contractor fails to remedy either such failure within ten (10) Business Days after receipt of a Notice from Owner of the occurrence or existence of such failure or, if such remedy cannot reasonably be completed within such period, Contractor fails promptly to commence and diligently pursue remedial action within such period and conclude such action as soon as practicable but in any event within thirty (30) Days;

         15.1.6 Contractor fails to discharge any Lien or to provide adequate assurances or security therefor as required by Section 3.7, and (i) Contractor fails to remedy same within ten (10) Business Days after the earlier of receipt of a Notice from Owner of the occurrence or existence of such failure or the date Contractor becomes aware or reasonably should have become aware of the occurrence or existence of such failure or, (ii) if Owner has elected to discharge such Lien as provided by Section 3.7, Contractor fails promptly to reimburse Owner within ten (10) Business Days after receipt of a Notice from Owner demanding such reimbursement;

         15.1.7 Any representation or warranty made by Contractor in this Agreement was or becomes incorrect or misleading in any material respect and Contractor fails to remedy same within ten (10) Business Days after receipt of Notice from Owner of the occurrence or existence of such event or condition, or, if such remedy cannot reasonably be completed within such period, Contractor fails promptly to commence and diligently pursue remedial action within such period and conclude such action as soon as practicable but in any event within thirty (30) Days;

                                                                  EXECUTION COPY


                  15.1.8 The termination, repudiation, failure to maintain or default under the Surety Bond; provided, however, that in the event termination of the Surety Bond is due to insolvency of the surety, Contractor shall be granted thirty (30) Days from the date of such termination within which to replace the Surety Bond with a replacement surety bond or other security acceptable to Owner and Lender that provides no less security than the Surety Bond, and a Contractor Event of Default shall occur only (i) upon a failure of Contractor to provide such substitute security within such thirty (30) Day period, or (ii) immediately, and without opportunity to cure, in the event a separate event that gives rise to a Contractor Event of Default occurs within such thirty (30) Day period;

                  15.1.9 Contractor assigns or transfers this Agreement or any right or interest herein except as expressly permitted under Article 20;

                  15.1.10 Contractor fails to achieve the Substantial Completion Date by the Date Certain;

                  15.1.11 Contractor fails to maintain the insurance coverages required under Article 16; provided, however, that in the event lapse of insurance coverage required by Section 16.1.1 is due to insolvency of the insurer, Contractor shall be granted five (5) Business Days from the date of such lapse within which to replace such coverage with coverage meeting the relevant requirements of Article 16, and a Contractor Event of Default shall occur only (i) upon a failure of Contractor to provide such replacement coverage within such period of five (5) Business Days, or (ii) immediately, and without opportunity to cure, in the event a separate event that gives rise to a Contractor Event of Default occurs within such period of five (5) Business Days;

                  15.1.12 Contractor shall abandon the Work on the Facility and fail to resume the Work (or commence diligent re-mobilization) within five (5) Business Days after receipt of Notice from Owner;

                  15.1.13 There occurs a material default by Contractor in its performance under any other provision of this Agreement and Contractor fails to remedy same within ten (10) Business Days after receipt of Notice from Owner of the occurrence or existence of such default, or, if such remedy cannot reasonably be completed within such period, Contractor fails promptly to commence and diligently pursue remedial action within such period and conclude such action as soon as practicable but in any event within thirty (30) Days; or

                  15.1.14 There occurs a default by Contractor in its performance under the Coordination Agreement.

         15.2 OWNER'S DEFAULT REMEDIES AGAINST CONTRACTOR. If a Contractor Event of Default shall have occurred and be continuing, in addition to any other rights and remedies available to Owner hereunder or at law or in equity, Owner shall have any or all of the following rights and remedies:

                  15.2.1 Owner, without prejudice to any of its other rights or remedies, may terminate this Agreement by a Notice of termination to Contractor.

                                                                  EXECUTION COPY


         15.2.2 Owner, without incurring any liability to Contractor, shall have the right to have the Work (or a scope of work substantially similar to the Work) finished by another EPC contractor of Owner's choosing. In such event:

                  15.2.2.1 If requested by Owner, Contractor shall take any or all of the following actions: (i) withdraw from the Site, (ii) assign to Owner or its assigns at such time as Owner may request (either before or after a new EPC contractor has been selected to finish the
         Work) such of Contractor's subcontracts as Owner may request, (iii) remove such materials, equipment, tools and instruments used and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct, (iv) deliver to Owner all temporary facilities (other than leased facilities) related to the Work; and (v) deliver to Owner all materials, designs, equipment, purchase orders, correspondence, schedules, drawings, and facilities of Contractor that Owner deems necessary to complete the Work.

                  15.2.2.2 Contractor shall be liable to Owner for the costs reasonably incurred by Owner resulting therefrom, including (a) the costs for such other EPC contractor, including costs associated with accelerated construction activities to achieve Substantial Completion by the Date Certain, if applicable, compensation for professional services and any financing costs, (b) the costs of administering such other EPC contract, and (c) Owner's and Lender's legal fees associated with the foregoing. Such costs for which Contractor is liable under this Section 15.2.2 (and for the cost, if any, of Contractor's failure to perform as may be requested pursuant to Section 15.2.2.1) may be deducted by Owner out of monies due, or that may at any time thereafter become due, to Contractor. If such costs exceed the unpaid balance of the Contract Price, then Contractor shall be liable for and shall promptly, but in any event not more than ten (10) Business Days after Notice from Owner, pay to Owner the amount of such excess, excluding changes in the Work approved by Owner following such Contractor Event of Default, subject to Section 15.2.5. Owner shall use reasonable efforts to mitigate its damages following the replacement of Contractor with another EPC contractor.

                  15.2.2.3 In the event Owner exercises its rights in accordance with this Section 15.2.2 and enters into an agreement with another EPC contractor to complete the Work and such contractor commences work at the Site, then:

                  (i) Contractor shall have no further liability or obligation to perform the Work (except as set forth in clause (ii) below) and Owner shall have no further liability or obligation to make payments to Contractor for the Work except as set forth in
                           Section 15.2.3;

                  (ii) Contractor shall have no further liability or obligation to comply with its warranty obligations under Article 9 to the extent the new EPC contractor agrees to provide such warranties to cover the Work performed by Contractor on terms that are substantially the same for Owner as set forth in this Agreement, provided that if the

                                                                  EXECUTION COPY


                           new EPC contractor does not provide such warranties on terms that are substantially the same for Owner as set forth in this Agreement then Contractor shall continue to be liable for the warranty obligations in
                           Article 9 of this Agreement;

                  (iii) Contractor shall have no further liability or obligation to conduct the Performance Tests; and

                  (iv) except for Liquidated Damages which had accrued but were unpaid as of the date Owner entered into an agreement with another EPC contractor to complete the Work and Contractor withdrew from the Site, Contractor shall have no further obligation or liability to pay Liquidated Damages;

         provided, however, that the remaining obligations of Owner and Contractor under this Agreement shall remain effective unless otherwise terminated as set forth herein; and provided further that, notwithstanding anything to the contrary set forth in this Section 15.2.2.3, Contractor shall remain obligated to make any and all payments in accordance with Section 15.2.2.2.

                  15.2.2.4 In the event Owner exercises any of its rights in accordance with Section 15.2.2.1 and Contractor complies with Owner's request which compliance prevents Contractor from performing the Work, then Contractor's obligations to perform the Work shall be suspended until (i) Owner enters into an agreement with another EPC contractor to complete the Work and such contractor commences work at the Site, in which case the provisions of Section 15.2.2.3 shall apply, or (ii) Owner requests Contractor in writing to recommence the Work, in which case Contractor shall recommence the Work following reasonably necessary time for remobilization.

         15.2.3 Contractor shall promptly submit to Owner an invoice for Milestone Payments and other payments owed as of the date of termination or as of the date Owner has entered into an agreement with another EPC contractor and such contractor has commenced work at the Site, plus a prorated portion of the Milestone Payment immediately next due after the date of termination or the date Owner has entered into an agreement with another EPC contractor and such contractor has commenced work at the Site, for Work completed. If Owner elects not to complete the Work with a replacement EPC contractor as provided in
Section 15.2.2, then Owner shall pay Contractor such amounts (unless disputed) within thirty (30) Days of Contractor's invoice. If Owner elects to complete the Work and its costs are less than the Contract Price, such amounts (unless disputed) shall become due and payable to Contractor thirty (30) Days following Owner's final payment to the replacement EPC contractor, subject to setoff of any amounts due Owner pursuant to Section 15.2.2.

         15.2.4 Owner may, in addition to any other remedy it may have in equity or at law: (i) exercise its rights under the Surety Bond; and/or (ii) take title to Retainage amounts and Holdback amounts, in each case as an offset or to satisfy any amounts due

                                                                  EXECUTION COPY


         under this Agreement (including, without limitation, Liquidated Damages, indemnity payments or damages for breaches of this Agreement by Contractor).

                  15.2.5 Notwithstanding anything in this Agreement to the actual or apparent contrary, in no event shall Owner's remedies in the event of the occurrence of a Contractor Event of Default entitle Owner to any remedies (individually or cumulatively) that would result in Contractor being liable for damages in excess of the limits of liability (based upon the nature of the default) set forth in Article 23.

         15.3 TERMINATION BY OWNER FOR CONVENIENCE. Owner may, in its sole discretion, terminate this Agreement or terminate the Work in part, at any time, without a Contractor Event of Default, in accordance with this Section 15.3. Owner shall exercise such right of termination by giving reasonable Notice of termination to Contractor.

                  15.3.1 PAYMENTS TO CONTRACTOR UPON TERMINATION FOR
         CONVENIENCE.

                  (a) If a Notice of termination is received by Contractor pursuant to this Section 15.3 prior to the Notice to Proceed Date, Contractor shall not receive any compensation for such termination.

                  (b) If, after the Notice to Proceed Date and before Final Completion, Owner elects to terminate this Agreement pursuant to this Section 15.3, Owner shall pay Contractor the Milestone Payments, without reduction for retainage, and other payments owed as of the date of Owner's Notice of termination for Work completed, plus a prorated portion of the Milestone Payment immediately next due for Work completed, without deduction for retainage, plus all retainage retained from each Milestone Payment previously paid, plus all Contractor's costs reasonably incurred incident to the termination, including actual and reasonable Subcontractor cancellation costs, demobilization costs, and all impact costs for any work performed after termination consistent with Prudent Industry Practices; provided, however, that the amount owed pursuant to this Section 15.3.1 shall be subject to adjustment to the extent any Work contains Defects; and, provided, further, that Contractor shall use its reasonable efforts to minimize costs that arise between the date of its receipt of a Notice of termination and the effective date thereof, including by promptly notifying its Subcontractors of such termination.

                  (c) Contractor shall promptly submit to Owner an accounting of amounts owed in accordance with Section 15.3.1(b). Owner shall pay Contractor such amounts (unless disputed) not later than thirty (30) Days after receipt of Contractor's accounting; provided, however, that Owner may withhold a portion of the payment to the extent that Contractor has not delivered to Owner a portion of the Work for which payment has been or under Section 15.3.1(b) will be made.

                                                                  EXECUTION COPY


                  15.3.2 LIABILITY OF CONTRACTOR UPON TERMINATION FOR CONVENIENCE. If Owner terminates this Agreement without Contractor default, then the liability of Contractor to Owner arising from or relating to the Work shall thereupon cease, other than (a) the obligation to complete termination activities, (b) liability for injuries to persons or damage to third party property occurring prior to the termination of the Work, to the extent caused by Contractor's or any Subcontractor's fault or negligence, and (c) Contractor's obligations under Section 3.6, regardless of whether any such liability may be based on contract, guarantee, warranty, professional liability or otherwise.

                  15.3.3 OTHER EFFECTS OF TERMINATION FOR CONVENIENCE.

                           15.3.3.1 If requested by Owner, Contractor shall (i)
                  withdraw from the Site, (ii) assign to Owner such of Contractor's subcontracts as Owner may request (upon which Contractor shall be released from any further obligation or liability to Owner with respect to such subcontracts), (iii) remove such materials, equipment, tools and instruments used and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct, and (iv) deliver to Owner all EPC Data and Information and temporary facilities as Owner shall have paid for or pays for upon termination.

                           15.3.3.2 Owner and Contractor shall use reasonable
                  efforts to mitigate costs incident to termination of Work, continuing executory obligations, and cancellation charges. Contractor shall execute all documents and take all other reasonable steps requested by Owner or its assignee which may be required or reasonably necessary to vest in Owner or its assignee all rights, set-offs, benefits, and titles necessary to such assumption by Owner or its assignee of such obligations.

         15.4 OWNER DEFAULT. It shall be an "OWNER EVENT OF DEFAULT" under this Agreement if Owner fails to make any payment to Contractor when due pursuant to the terms of this Agreement and Owner fails to remedy same within thirty (30) Days after receipt of Notice from Contractor of the occurrence or existence of such failure. In the event of an Owner Event of Default, Contractor, in addition to any other rights and remedies available to Contractor, may terminate this Agreement by written Notice of termination to Owner, whereupon the provisions of Sections 15.3.1(b) and (c) shall apply, or Contractor may continue to perform its obligations under this Agreement; provided, however, that this Section 15.4 shall not limit Owner's right to terminate this Agreement under Section 15.3.

                              ARTICLE 16. INSURANCE

         16.1 CONTRACTOR FURNISHED INSURANCE.

                  16.1.1 CONTRACTOR COVERAGES. Contractor shall procure and maintain in full force and effect, during the time periods specified below, the following categories of insurance coverages, with insurance carriers authorized to do business in Ohio having a Best Rating of at least "A-, 9" or better, unless otherwise approved by Owner, such approval not to be unreasonably withheld.

                                                                  EXECUTION COPY


         16.1.1.1 Commercial General Liability Insurance. Coverage against claims for bodily injury (including death) and third party property damage. Such insurance shall be on an occurrence basis from the Notice to Proceed Date until the end of the Warranty Period and shall provide coverage for completed operations (which coverage shall remain in effect for a period of two (2) years following the Final Completion Date), blanket contractual, explosion, collapse and underground coverage, broad form property damage and personal injury insurance with a limit of one million dollars ($1,000,000) for each occurrence for combined bodily injury and property damage, two million dollars ($2,000,000) general aggregate, and two million dollars ($2,000,000) completed operations aggregate.

         16.1.1.2 Comprehensive Automobile Liability. Coverage against liability arising out of any auto (including all owned, leased, non-owned and hired vehicles) with limits of one million dollars ($1,000,000) combined single limit for bodily injury and property damage each accident, which shall cover the period from the Notice to Proceed Date until the end of the Warranty Period.

         16.1.1.3 Workers Compensation Insurance. As required by state laws for all employees of Contractor, including employer's liability insurance for all employees of Contractor with limits of one million dollars ($1,000,000) bodily injury for each accident, one million dollars ($1,000,000) bodily injury by disease for each employee, and one million dollars ($1,000,000) bodily injury disease policy limit. If required, Longshoreman's and Harbor Worker's Compensation Act and Jones Act coverage will be included. Such insurance shall cover the period from the Notice to Proceed Date until the end of the Warranty Period.

         16.1.1.4 Umbrella/Excess Liability Insurance. Excess liability insurance on an occurrence basis from the Notice to Proceed Date until the Final Completion Date, providing coverage in excess of underlying insurance described in Sections 16.1.1.1, 16.1.1.2 and 16.1.1.3 which is at least as broad as each and every one of the underlying policies with limits of twenty million dollars ($20,000,000) per occurrence and annual aggregate limit.

         16.1.1.5 Watercraft Liability. If watercraft are used during construction, Owner and Contractor shall negotiate the details of any insurance coverage prior to the use of such watercraft.

         16.1.1.6 Aircraft Insurance. If the performance of the Work requires the use of any aircraft that is owned, leased or chartered by the Contractor or its Subcontractors, aircraft liability insurance with a ten million dollars ($10,000,000) minimum limit per occurrence for property damage and bodily injury, including passengers and crew.

                                                                  EXECUTION COPY


         16.1.2 OTHER REQUIREMENTS.

                  16.1.2.1 Commercial General and Excess Liability Insurance carried pursuant to Sections 16.1.1.1 and 16.1.1.4 shall provide a separation of insureds and severability of interest provision which shall provide that, inasmuch as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

                  16.1.2.2 Contractor and Lender shall be included as insureds in the policies in Section 16.2. Owner and Lender shall be additional insureds in the policies in Sections 16.1.1.1, 16.1.1.2, 16.1.1.4,
         16.1.1.5 and 16.1.1.6 as a result of their respective liabilities arising from the Work. Owner and Contractor will mutually agree on other entities to be included as insureds or additional insureds. All insurance required of Contractor shall include a waiver of subrogation in favor of Owner and Lender and shall be primary and not excess to or on a contributing basis with any similar project specific insurance or self-insurance maintained by Owner and Lender. The loss payee for policies in Sections 16.2.1.1, 16.2.1.4 and 16.2.1.6 shall be Contractor, up to a maximum of one million dollars ($1,000,000) in respect of each claim, and Lender to the extent a claim exceeds one million dollars ($1,000,000). Lender shall be the loss payees for the policies under Section 16.2.1.5 and 16.2.1.7.

                  16.1.2.3 All policies shall provide that they may not be canceled, non-renewed, or changed with respect to the requirements of this Article 16 without forty five (45) Days prior written Notice to Owner and Lender, with the exception of ten (10) Days for nonpayment of premium.

         16.1.3 INSURANCE POLICIES/CERTIFICATES. As a condition to the issuance of the Notice to Proceed (or as otherwise specified above), Contractor shall furnish Owner with evidence of the insurance required by this Section 16.1, signed by a duly authorized representative for its insurer(s), in a format of insurance certificate(s) reasonably satisfactory to Owner and Lender, including reference to the endorsements as required by this Section 16.1. All such insurance certificates shall include, but not be limited to, the type of insurance, the limits of insurance, the policy term, the name(s) of the insurance company (or companies).

         16.1.4 GENERAL INTERPRETATION OF CONTRACTOR INSURANCE OBLIGATIONS. Deductibles, limits, and coverages stated in Section 16.1 are subject to reasonable commercial availability in the market place and may change as a result of restrictions, reductions, and/or cancellations of cover of the insurance and/or material increases in cost of such insurance. Owner, Lender and Contractor shall negotiate in good faith the effects of any such changes.

         16.1.5 SUBCONTRACTOR INSURANCE. Before permitting any Subcontractors to perform any Work on the Site, Contractor shall obtain a certificate of insurance from

                                                                  EXECUTION COPY


each such Subcontractor evidencing that such Subcontractor has obtained insurance in such amounts and against such risks as is consistent with Contractor's customary practices for such types of subcontracts for projects of similar type and capacity as the Facility, provided that such insurance shall at least be in such amounts and against such risks as is customarily carried by persons engaged in similar businesses in the same geographic area.

         16.1.6 WAIVER OF SUBROGATION. All insurance policies supplied by Contractor shall include a waiver of any right of subrogation of the insurers thereunder against Owner, the Subcontractors, Lender and all their assigns, subsidiaries, affiliates, employees, insurers and underwriters and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under any such policy.

         16.1.7 NO LIMITATION OF LIABILITY. The required coverages referred to and set forth in this Article shall in no way affect, nor are they intended as a limitation of, Contractor's liability with respect to its performance of the Work except as expressly provided elsewhere.

16.2 OWNER FURNISHED INSURANCE.

         16.2.1 OWNER COVERAGES. Owner shall procure and maintain in full force and effect, during the periods of time specified below, the following insurance coverage, with insurance carriers authorized to do business in Ohio, having a Best Rating of at least "A-, 9" or better, unless otherwise approved by Contractor, such approval not to be unreasonably withheld.

                  16.2.1.1 Permanent Property Insurance. Beginning on the Notice to Proceed Date and until the Final Completion Date, Owner shall maintain at Owner's cost and expense "all-risk" property insurance (including boiler and machinery) subject to normal policy exclusions for the full replacement cost of the Facility, including business interruption coverage. Contractor and Lender shall be additional insureds as their interests may appear. Owner shall obtain waivers of subrogation in favor of Contractor, its Affiliates and Subcontractors and Lender from its permanent property insurers.

                  16.2.1.2 Commercial General Liability Insurance. From the Notice to Proceed Date and until the Final Completion Date, coverage against claims for bodily injury (including death) and third party property damage. Such insurance shall be on an occurrence basis and shall provide coverage for products -completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage and personal injury insurance with a limit of one million dollars ($1,000,000) for each occurrence for combined bodily injury and property damage, two million dollars ($2,000,000) general aggregate, and two million dollars ($2,000,000) products and completed operations aggregate. Except to the extent coverage is afforded Owner as additional insured under the insurance described in Sections
         16.1.1.1 and 16.1.1.4, Owner's

                                                                  EXECUTION COPY


         insurance under this Section shall be primary and not excess to or on a contributing basis with the insurance carried by Contractor under Sections 16.1.1.1 and 16.1.1.4. Owner shall obtain waivers of subrogation in favor of Contractor, its Affiliates and Subcontractors and Lender from its commercial general liability insurers.

                  16.2.1.3 Pollution Legal Liability Insurance. From the Notice to Proceed Date, and for at least one (1) year after the Final Completion Date, Pollution Legal Liability Insurance coverage with limits of at least ten million dollars ($10,000,000) insuring Owner, Contractor and its Subcontractors for clean up costs on and/or off the Site, as well as bodily injury and property damage to third parties on and/or off the Site. The coverage shall include Contractor and its Subcontractors and Lender as additional insureds and shall provide for a waiver of subrogation in favor of Contractor, its Affiliates and Subcontractors and Lender. Owner shall provide Contractor with a copy of the agreed to policy form and completed application of such Pollution Legal Liability Insurance at least ten (10) Business Days prior to issuance of the Notice to Proceed and Contractor shall provide Owner with any comments on the form within five (5) Business Days after receipt of such form. Owner shall make reasonable efforts to incorporate any requested changes by Contractor. Notwithstanding anything to the contrary in Section 16.1, this insurance shall be primary and not excess to or on a contributing basis with any insurance carried by Contractor.

                  16.2.1.4 Builders Risk Insurance. Coverage shall be provided on an "all risk" basis insuring the Facility and all materials and equipment to be incorporated therein (excluding Contractor's tools and equipment), and include coverage for physical loss or damage caused by acts of God including windstorm, hail, lightning, tornado, earthquake, flood, and volcanic eruption. The insurance shall be provided on a replacement cost basis and shall not include any coinsurance penalty provision. The limits of insurance shall not be less than the full replacement cost value of the completed plant with sublimits permissible for the perils of inland transit, temporary off site storage, windstorm, hail, lightning, tornado, earthquake, flood and volcanic eruption. The policy shall provide coverage for (1) removal of debris, (2) inland transit, (3) off-site storage coverage, (4) expediting expense, (5) demolition and increased cost of construction,
         (6) cold and hot performance testing coverage, and (7) physical loss or damage resulting from design error, faulty workmanship or defective material (minimum DE-4 or LEG-2 coverage extension, subject to commercial availability). Coverage shall be effected at the Notice to Proceed Date and shall cease on the Final Completion Date. The deductible for all such insurance shall not exceed: (i) five hundred thousand dollars ($500,000) for performance testing coverage, (ii) five hundred thousand dollars ($500,000) for windstorm, hail, lightning, tornado, earthquake, flood, and volcanic eruption, and (iii) two hundred fifty thousand dollars ($250,000) for all other physical damage losses. Contractor and Lender shall be included as additional insureds in such policy, and such coverage shall include Contractor's temporary facilities at the Site.

                                                                  EXECUTION COPY


                  16.2.1.5 Delay in Start Up Insurance. Insuring against delay of Substantial Completion beyond the Guaranteed Substantial Completion Date and against delay of Final Completion beyond the Guaranteed Final Completion Date as a result of physical loss or damage covered by the Builder's Risk insurance policy described in Section 16.2.1.4 above, including contingent delay resulting from physical loss or damage to materials and equipment at the facilities of manufacturers or suppliers who are first tier Subcontractors. Such coverage shall have limits in per occurrence amount equal to twelve (12) months of continuing expenses and debt service including but not limited to interest expense and such other kinds of insurable loss as Owner may direct Contractor to schedule, with a twelve (12) month indemnity period. The policy deductible shall not exceed forty-five (45) Days waiting period.

                  16.2.1.6 Marine Cargo Insurance. Owner shall procure Marine Cargo Insurance on a warehouse to warehouse basis, insuring equipment to be installed and/or temporary contract works in the Facility against physical loss or damage arising from customary "all risk" marine perils (including war, strikes, riots, and civil commotion) while in transit by water and/or air. The policy limit will equal one hundred and ten percent (110%) of the largest single shipment cost (including freight and insurance), plus any customs duties. Coverage shall be effective forty five (45) Days prior to the first shipment of equipment or material to be shipped and shall remain in effect until completion of all shipments. The deductible for all such insurance shall not exceed fifty thousand dollars ($50,000) per occurrence.

                  16.2.1.7 Marine Cargo Delay in Start Up Insurance. Insuring against delay of Substantial Completion beyond the Guaranteed Substantial Completion Date and against delay of Final Completion beyond the Guaranteed Final Completion Date as a result of physical loss or damage covered by the Marine Cargo insurance policy described in Section 16.2.1.6 above. Such coverage shall have limits on a per occurrence basis insuring the equivalent of twelve (12) months Owner's debt service, including but not limited to interest expense and such other kinds of insurable loss as Owner may direct Contractor to schedule with a twelve (12) month indemnity period. Coverage shall be effective forty five (45) Days prior to the first shipment of equipment or material to be shipped and shall remain in effect until completion of all shipments. The policy deductible shall not exceed thirty (30) Days waiting period.

                  16.2.1.8 Owner Evidence. Owner shall furnish Contractor with evidence of the insurance required by this Section 16.2 signed by a duly authorized representative for its insurer(s), in a format of insurance certificate(s) reasonably satisfactory to Contractor, including reference to the endorsements as required by this Section
         16.2. All such insurance certificates shall include, but not be limited to, the type of insurance, the limits of insurance, the policy term, the name(s) of the insurance company (or companies). Owner shall furnish Contractor certificates evidencing coverage prior to the Notice to Proceed Date and a copy of the Pollution Insurance policy within ninety (90) Days thereafter.

                                                                  EXECUTION COPY


                  All such insurance certificates shall represent that the policies may not be canceled or changed with respect to the requirements of this Section 16.2 without forty five (45) Days prior written notice to Contractor, with the exception of ten
                  (10) Days for nonpayment of premium.

                  16.2.2 WAIVER OF SUBROGATION. All insurance policies supplied by Owner shall include a waiver of any right of subrogation of the insurers thereunder against Contractor, the Subcontractors, Lender and all their assigns, subsidiaries, affiliates, employees, insurers and underwriters and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under any such policy.

                       ARTICLE 17. TITLE AND RISK OF LOSS

         17.1 PROVISION OF CLEAR TITLE. Contractor warrants good title to all materials, equipment, tools and supplies that it or its Subcontractors furnish and that become part of the Facility or are purchased for Owner for the operation, maintenance, or repair thereof. Title to all or a portion of said materials, equipment, tools and supplies shall pass to Owner upon the earliest of (a) payment for such materials, equipment, tools or supplies, (b) the date such materials, equipment, tools or supplies are delivered to the Site, (c) termination of this Agreement, or (d) the Substantial Completion Date. All drawings, specifications, documents, engineering and other data furnished or to be furnished by Contractor in performing the Work are property of Owner and may be used by Owner for any purpose relating to the Facility, including operation, maintenance, repair and alteration of the Facility. Contractor shall take or cause to be taken all steps reasonably necessary under Governmental Rules to protect Owner's title and to protect Owner against claims by other parties with respect thereto.

         17.2 CARE, CUSTODY AND CONTROL; RISK OF LOSS. From the Notice to Proceed Date until the earlier to occur of the Substantial Completion Date or termination of this Agreement, Contractor shall retain care, custody and control of, and bear the risk of physical loss or damage to, the Facility, materials and supplies to be incorporated into the Facility that are at or in transit to the Site, temporary facilities and Contractor's equipment. Contractor shall retain such care, custody and control, and such risk of loss, notwithstanding that title to materials and equipment incorporated or to be incorporated into the Facility will have passed to Owner as provided in Section 17.1, and notwithstanding that physical loss or damage may be caused by Owner, its Affiliates or its other contractors.

         17.3 SAFE DELIVERY. Contractor shall be responsible for the safe delivery of all materials, equipment, supplies and other items to the Site.

                           ARTICLE 18. INDEMNIFICATION

         18.1 GENERAL INDEMNIFICATION OBLIGATIONS.

                  18.1.1 CONTRACTOR'S INDEMNIFICATION OBLIGATION. Without limiting other rights and remedies of Owner under this Agreement, to the fullest extent permitted by law, Contractor assumes liability for, and agrees to indemnify, protect and defend, save and

                                                                  EXECUTION COPY


         hold harmless Owner, its Affiliates, any Lender, the Independent Engineer, the Operator, and their respective members, employees, agents, officers, assigns, partners, directors and anyone else acting for or on behalf of them and any of their respective assigns (each, an "OWNER-INDEMNIFIED PARTY"), from and against all liabilities, claims, damages, losses, and expenses (including reasonable attorneys' fees and court costs) that may be imposed on, suffered or incurred by, or asserted against, any Owner-Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising out of:

         (a) Contractor's (or any Subcontractor's) fraud, negligence, intentional act or omission, willful misconduct or breach of Government Rules or Government Approvals relating to the Work, the Site, the Facility and/or this Agreement;

         (b) design, materials, engineering, construction or workmanship of Contractor or any Subcontractor or the execution of the Work;

         (c)      breach of this Agreement by Contractor;

         (d) any third-party claims (including lien claims) relating to the Work, the Site (if such claim relates to the period of Contractor's or any Subcontractor's performance of the Work), and/or this Agreement;

         (e) claims by any Governmental Unit for taxes based on income or profits of Contractor with respect to any payment for the Work made to or earned by Contractor under the terms of this Agreement or based on employee or payroll taxes with respect to Contractor's employees, and losses and liabilities arising from any legal obligation that Owner may have, in Owner's sole discretion, to withhold amounts from, or deduct any tax at the source from, payments due to Contractor (which in each case shall be treated as paid to Contractor for purposes of this Agreement) or the assertion of any tax payable by Contractor or any Subcontractor against Owner;

         (f) the performance of the Work under any workers' compensation, disability or similar benefit act;

         (g) the vitiation of any insurance policies due to Contractor's or any Subcontractor's breach of warranty, declaration or condition contained in any insurance policy, including the provision of false and misleading information;

         (h) the performance of the Work under Government Rules or Government Approvals relating to the protection of adjacent landowners; or

         (i) any claim, loss or penalty arising in connection with Hazardous Wastes or Materials generated at the Site by Contractor or its Subcontractors or suppliers in performing the Work and for the handling by any of the foregoing other than in accordance with Governmental Rules, Governmental Approvals and Prudent Industry Practices, or otherwise arising in connection with any and all liabilities assumed by or allocated to Contractor pursuant to Section 3.6;

                                                                  EXECUTION COPY


         except as may be caused by Owner's negligence or willful misconduct.

                  18.1.2 OWNER'S INDEMNIFICATION OBLIGATION. Without limiting other rights and remedies of Contractor under this Agreement, to the fullest extent permitted by law, Owner assumes liability for, and agrees to indemnify, protect and defend, save and hold harmless Contractor, its Affiliates, and their respective members, employees, agents, officers, assigns, partners, directors and anyone else acting for or on behalf of them and any of their respective assigns (each, a "CONTRACTOR-INDEMNIFIED PARTY") from and against all liabilities, claims, damages, losses, and expenses (including reasonable attorneys' fees and court costs) that may be imposed on, suffered or incurred by, or asserted against, any Contractor-Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising out of:

         (a) Owner's fraud, negligence, intentional act or omission, willful misconduct or breach of Government Rules or Government Approvals relating to the Work, the Site, the Facility and/or this Agreement;

         (b)      breach of this Agreement by Owner;

         (c) claims by any Governmental Unit for payment of sales taxes or for employee or payroll taxes with respect to Owner's employees;

         (d) the vitiation of any insurance policies due to Owner's breach of warranty, declaration or condition contained in any insurance policy, including the provision of false and/or misleading information; or

         (e) any claim, loss or penalty arising in connection with Hazardous Wastes or Materials existing at the Site prior to commencement of the Work or transported to the Site by Owner or by Owner's contractors or suppliers and for the handling by any of the foregoing other than in accordance with Governmental Rules, Governmental Approvals and Prudent Industry Practices, or otherwise arising in connection with any and all liabilities assumed by or allocated to Owner pursuant to Section 2.7, but not including any liabilities allocated to Contractor pursuant to Section 3.6;

         except as may be caused by Contractor's negligence or willful misconduct.

         18.2 INDEMNITIES AGAINST INTELLECTUAL PROPERTY INFRINGEMENT.

                  18.2.1 CONTRACTOR'S IP INDEMNITIES. Contractor shall defend, indemnify and hold harmless each Owner-Indemnified Party against all liabilities, claims, losses, damages and expenses (including attorneys' fees and court costs) arising from or reasonably incurred in defending any claim or legal action for unauthorized disclosure or use of any trade secrets, or of patent, copyright or trademark infringement arising from Contractor's performance or that of its Subcontractors under this Agreement or asserted against Owner that (i) concerns any equipment, materials, supplies, or other items provided by Contractor or any Subcontractor under this Agreement, or (ii) is based upon

                                                                  EXECUTION COPY


         or arises out of the performance of the Work by Contractor or any Subcontractor, or (iii) is based upon or arises out of the design or construction and use of any item or unit incorporated in the Facility. Excluded from this indemnity obligation are claims related to the Pro Terra(TM) Process covered by Owner's indemnity in Section 18.2.2. Owner shall provide Contractor with reasonably prompt Notice of any claim or legal action for infringement.

                  18.2.2 OWNER'S IP INDEMNITIES. Owner shall defend, indemnify and hold harmless each Contractor-Indemnified Party against all liabilities, claims, losses, damages and expenses (including attorneys' fees and court costs) arising from any claim or legal action for unauthorized disclosure or use of any trade secrets, or of patent, copyright or trademark infringement arising out of the Pro Terra(TM) Process in connection with this Agreement. Excluded from this indemnity obligation are (a) claims related to ownership rights covered by Contractor's indemnity in Section 18.2.1, and (b) modifications, alterations, additions or changes to the Work which modify the Pro Terra(TM) Process made by Contractor after the date of this Agreement other than pursuant to a Change Order approved or directed by Owner. Contractor shall provide Owner with reasonably prompt Notice of any claim or legal action for infringement. It is understood and agreed that payments pursuant to the indemnification set forth in this Section
         18.2.2 shall be subject to terms of subordination to be set forth in a subordination agreement to be agreed among Lender, Contractor, Owner and Technology Facility Provider.

                  18.2.3 INJUNCTION. If Owner is enjoined from completion of the Facility or any part thereof or from the use, operation or enjoyment of the Facility or any part thereof as a result of a claim or legal action or any litigation based on intellectual property infringement covered by Contractor's indemnification obligations in Section 18.2.1, then Contractor shall use its best efforts to promptly arrange to have such injunction removed at no cost to Owner. Contractor shall not be entitled to a Change Order in connection with efforts expended complying with this Section 18.2.3.

                  18.2.4 CURE RIGHT. In the event of any claim or legal action for infringement covered by a Party's indemnification obligations in
         Section 18.2, the indemnifying Party shall have the right, at its option and at its expense, either to promptly procure for the indemnitee the rights alleged to have been infringed or to promptly modify the infringing item in a way satisfactory to the indemnitee, so that it becomes noninfringing.

         18.3 PROCEDURES. In the event any suit or other proceedings for any claim, loss, damage, cost, charge or expense covered by the indemnities under this Article 18 should be brought against an indemnitee, the indemnitor hereby covenants and agrees to assume the defense thereof and defend the same at indemnitor's own expense and to pay any and all costs, charges, attorney's fees, and other expenses, and any and all judgments that may be incurred by, or obtained against the indemnitee, in such suits or other proceedings. In the event of any judgment or other lien being placed upon the property of a Party in any such suits or other proceedings, the indemnitor will cause the same to be dissolved and discharged as provided in Section 3.7 or as otherwise agreed by the indemnitee.

                                                                  EXECUTION COPY


         18.4 CONDITIONS. Each Party's obligations with respect to claims and suits covered by this Article 18 are subject to the conditions that (a) the indemnitee gives the indemnitor reasonably prompt notice of any such claim or suit; (b) the indemnitee cooperates in the defense of any such claim or suit; and (c) the indemnitor has sole control of the defense of such claim or suit to the extent of the indemnitor's liability for any such claim or suit; provided, however, that (i) upon the indemnitee's request, the indemnitor shall confirm in writing its obligation to indemnify the indemnitee pursuant to this Article 18,
(ii) the indemnitor shall have the right to be represented therein by advisory counsel of its own selection and at its own expense, and (iii) if the defendants in any such action include both indemnitor and indemnitee and the indemnitee shall have reasonably concluded that there may be legal defenses available to it which are inconsistent with those available to the indemnitor, the indemnitee shall have the right to select separate counsel reasonably acceptable to the indemnitor to participate in the defense of such action on its own behalf at the expense of the indemnitor; provided, further, that indemnitor shall not settle any such claim or suit without the prior consent of the indemnitee, such consent not to be unreasonably withheld.

              ARTICLE 19. CONFIDENTIAL AND PROPRIETARY INFORMATION

         19.1 CONFIDENTIALITY. Any information belonging to a Party which is designated in writing as "Proprietary" or "Confidential" and disclosed to the other Party incident to the performance of Work pursuant to this Agreement is disclosed in confidence and the transferee shall not publish or otherwise disclose it to others without the prior written approval of the transferor; provided, however, that nothing herein shall limit either Party's rights to disclose information which (a) was in such Party's possession prior to this Agreement without restriction; (b) is or becomes available within the public domain without fault of the non-disclosing Party; (c) is received by either Party from a third party without restriction and not in breach of this Agreement; or (d) is independently developed by either Party without reliance on any Proprietary or Confidential information disclosed by the other Party. Notwithstanding the foregoing, without the prior written approval of the other
Party: (i) Owner shall have the right to provide any information regarding or supplied by Contractor or any Subcontractor as may be required in conjunction with any Financing Agreement, and to Owner's employees, the Independent Engineer, process licensors, and consultants in connection with the construction of the Facility; provided, however, that the receiving party has executed a confidentiality agreement; (ii) Owner shall have the right to provide any information regarding or supplied by Contractor or any Subcontractor to any Governmental Unit having jurisdiction and asserting a right to obtain such information (but Owner shall promptly advise Contractor of any request for such information by such Governmental Unit and shall cooperate in giving Contractor an opportunity to present objections or requests for limitation to such Governmental Unit); (iii) Owner shall have the right to disclose Contractor's confidential information to Owner's Affiliates; provided, however, that Owner shall first advise any such Affiliate of the obligations set forth in this
Article 19 and shall be responsible for a breach thereof by any of them; and
(iv) Owner shall have the right to provide any information regarding or supplied by Contractor or any Subcontractor to Owner's employees, agents, consultants, contractors, process licensors and any other Person to the extent required in conjunction with Owner's exercise of its ownership rights under Section 19.2 and
Section 19.3; provided, however, that the receiving party has executed a confidentiality agreement; (iv) Contractor shall have the right to disclose Owner's confidential information to its Affiliates; provided, however, that Contractor shall first advise any such Affiliate of the

                                                                  EXECUTION COPY


obligations set forth in this Article 19 and shall be responsible for a breach thereof by any of them; and (v) Contractor shall have the right to provide to any Subcontractor any information necessary to complete the Work; provided, however, that such Subcontractor has executed a confidentiality undertaking to Contractor covering Owner's confidential information that is substantially similar to the provisions of this Article 19, or otherwise with Owner's consent. The receiving Party shall maintain such Proprietary or Confidential information received from the disclosing Party for a period of ten (10) years from the receipt of such information. All information related to the Pro Terra(TM) Process shall be proprietary and confidential information of Owner subject to the terms of this Section 19.1.

         19.2 EPC DATA AND INFORMATION. All EPC Data and Information shall become the exclusive property of Owner. All available EPC Data and Information shall be delivered to Owner in reproducible form (or in such form as may be required in the Scope Document) at the Substantial Completion Date, and all final EPC Data and Information shall be delivered to Owner in such form upon the earlier of the Final Completion Date, termination of this Agreement and any earlier date as may be specified in this Agreement; and Owner thereafter shall have full right to use such EPC Data and Information for any purpose without any claim on Contractor's part for additional compensation by reason of such use. Contractor may retain copies of and use EPC Data and Information; provided, however, that Contractor shall not use EPC Data and Information in connection with any used oil refining facility.

         19.3 INVENTIONS.

                  19.3.1 Contractor shall disclose promptly to Owner all inventions which Contractor, its employees, agents or Subcontractors may conceive or first reduce to practice, which are based on or derived from proprietary information received from Owner. All right, title and interest in and to such inventions, whether or not disclosed to Owner by Contractor, shall belong to Owner or its designee. Owner hereby grants Contractor a fully-paid nonexclusive irrevocable nontransferable license in respect of such inventions; provided, however, that Contractor shall not use or license for use any such invention in any used oil refining facility.

                  19.3.2 All right, title and interest in and to any inventions which Contractor, its employees, agents or Subcontractors conceive or first reduce to practice during the course of the Work and which are not subject to the provisions of Section 19.3.1 shall belong to Contractor or its designee. Contractor hereby grants Owner a fully-paid nonexclusive irrevocable nontransferable license in respect of such inventions for use in any facility.

         19.4 LICENSES. Contractor agrees to grant and hereby grants to Owner (and shall procure for Owner from Subcontractors) a fully-paid nonexclusive irrevocable license, under all patents, copyrights, design rights, trade secrets and other intellectual property now or during the term of this Agreement owned or controlled by Contractor or its Subcontractors, to the extent necessary for the operation, maintenance, repair or required alteration of the Facility, whether by Owner's employees or by agents or contractors of Owner who have agreed to comply with the provisions of Section 19.1, and to the extent incorporated in the EPC Data and Information. Owner shall have the right to make as many copies of such proprietary or confidential information as may be necessary or desirable for the purposes permitted by such license.

                                                                  EXECUTION COPY



                             ARTICLE 20. ASSIGNMENT

         20.1 ASSIGNMENT BY OWNER. Without the prior consent of Contractor, Owner may upon thirty (30) Days advance Notice assign all or part of its right, title and interest in this Agreement (i) to any of its Affiliates, (ii) to any company that is at least equally creditworthy as Owner and that assumes all of Owner's obligations under this Agreement, and succeeds to all or substantially all of the assets of Owner and agrees in writing to assume and be bound by all Owner's obligations under this Agreement, or (iii) in connection with the financing of the Facility. In addition, Owner may assign all or part of its right, title and interest in this Agreement to any other Person with the prior written approval of Contractor, such approval not to be unreasonably withheld or delayed.

         20.2 ASSIGNMENT BY CONTRACTOR. Contractor may upon thirty (30) Days advance Notice to Owner assign its rights to receive payment under this Agreement; provided, however, that (i) Contractor may not assign its rights to receive payment under this Agreement for a period in excess of ninety (90) days from the date of such assignment, (ii) the payments may not be assigned pursuant to this Section 20.2 except to obtain financing which is used solely to pay for services, goods or materials provided with respect to the design, engineering, procurement, construction, commissioning, startup and testing of the Facility, or to a vendor otherwise entitled to payments in such amounts; and (iii) such assignment of Contractor's rights to receive payment under this Agreement shall not have an adverse affect on Owner's or Lender's rights under this Agreement. Contractor's assignment or subcontracting of any of its Work shall, without the prior written consent of Owner, be ineffective to relieve Contractor of its responsibility for the Work assigned or subcontracted. With Owner's prior written approval, Contractor may assign all or part of its right, title, and interest in this Agreement to any Person.

         20.3 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

                         ARTICLE 21. DISPUTE RESOLUTION

         21.1 RESOLUTION OF DISPUTES RELATED TO FAILURE OF PROCESS TEST. Any dispute concerning whether a failure or deficiency in the performance of the Facility on or after the Substantial Completion Date is due to a Defect, and whether Contractor is entitled to a Change Order under Article 4 in connection with the performance of remedial work on or after the Substantial Completion Date required to address such failure or deficiency, shall be resolved in accordance with the binding dispute resolution procedures set forth in the Coordination Agreement. The determination rendered thereunder shall be binding on the Parties for purposes of this Agreement.

         21.2 RESOLUTION OF ALL OTHER DISPUTES.

                  21.2.1 RESOLUTION BY THE PARTIES.

                           21.2.1.1 Each of Contractor and Owner shall designate
                  in writing to the other Party from time to time a member of senior management who shall be

                                                                  EXECUTION COPY


                  authorized to resolve any dispute relating to the subject matter of this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

                           21.2.1.2 Any dispute may be presented by either Party
                  for resolution under this Section 21.2.1 by Notice to the members of management designated by the respective Parties' under Section 21.2.1.1. The Parties agree (1) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner, and (2) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

                           21.2.1.3 If any dispute is not resolved between the
                  Parties pursuant to this Section 21.2.1 within fifteen (15) Days from receipt of the Notice required under Section 21.2.1.2, then each Party, without further delay, shall have the right to submit the dispute to be settled exclusively and finally by binding arbitration in accordance with Section 21.2.2, except for technical disputes, which shall be resolved in accordance with Section 21.2.3.

                  21.2.2 ARBITRATION.

                           21.2.2.1 It is specifically understood and agreed
                  that any dispute, controversy or claim under this Agreement that cannot be resolved between the Parties, including any matter relating to the interpretation of this Agreement but excluding any matter to be submitted for resolution under the Coordination Agreement pursuant to Section 21.1 or to the Technical Arbitrator pursuant to Section 21.2.3, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justiciable or ripe for resolution by any court or arbitral tribunal. A Party commencing arbitration under this Section 21.2.2 or Section 21.2.3 shall so advise the other Party by Notice, which Notice shall identify the issues asserted to be in dispute, the previous steps taken to resolve the dispute as provided in this Section 21.2.2, the applicable provisions of this Agreement, a proposed resolution of the issues, and the maximum monetary award being sought, if any.

                           21.2.2.2 Each arbitration between the Parties shall
                  be finally settled in Dallas, Texas, conducted pursuant to the then applicable Commercial Arbitration Rules of the American Arbitration Association.

                           21.2.2.3 The arbitration shall be conducted before a
                  tribunal composed of three arbitrators. Each Party shall appoint an arbitrator, obtain its appointee's acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within fifteen
                  (15) Days after receipt of a Notice of arbitration. The two
                  (2) Party-appointed arbitrators shall jointly appoint the third (who shall be the chairperson), obtain the acceptance of such appointment and deliver written notification of such appointment to the Parties within five (5) Business Days after their appointment and acceptance.

                                                                  EXECUTION COPY


                           21.2.2.4 If a Party fails to appoint its arbitrator
                  within a period of fifteen (15) Days after receiving Notice of the arbitration, or if the two (2) arbitrators appointed cannot agree upon the third arbitrator within a period of fifteen (15) Days after appointment of the second arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or as otherwise agreed to by the Parties.

                           21.2.2.5 Any arbitration commenced hereunder shall be
                  completed within ninety (90) Days of the appointment of the tribunal absent agreement of the Parties to such arbitration. The Parties shall be entitled to no discovery, provided, however, that the tribunal may permit document discovery upon a showing of good cause. All direct testimony shall be offered by way of affidavit. The Party submitting an affidavit shall make the affiant available for cross-examination before the tribunal. The Parties waive any claim to any damages excluded by Section 23.3 and the tribunal is specifically divested of any power to award such damages. All decisions of the tribunal shall be pursuant to a majority vote. Any interim or final award shall be rendered by written decision. The judgment of the tribunal shall be final and binding (i.e., not subject to appeal) on the Parties and an arbitration award may be entered in any state or Federal court having jurisdiction thereof.

                           21.2.2.6 Only persons who are engineers, attorneys,
                  financial advisors, former judges, managers, executives and other professionals with not less than ten (10) years of experience in the financing, legal affairs, ownership, construction, operation and/or maintenance of oil refining or petrochemical plants in the United States shall be appointed as arbitrators. No arbitrator shall be a present employee or agent of either Party or any Affiliate of either Party or have a conflict of interest of any kind and the Parties do not waive such conflict.

                           21.2.2.7 Each Party shall bear its own costs with
                  respect to its own legal counsel and consultants and as otherwise individually incurred as a result of its participation in an arbitration under this Section 21.2.2. Owner and Contractor shall each bear one-half (1/2) of the costs, fees and expenses of the arbitrators and the conduct of the arbitration by the arbitrators, except as the arbitrators may otherwise decide in the interests of equity. Any dispute regarding which costs are to be incurred individually by, or are to be divided equally between, the Parties shall be resolved by the arbitrators.

                  21.2.3 TECHNICAL DISPUTES. If any dispute hereunder (other than a dispute to be resolved under Section 21.1) involves technical issues, either Party may request that such matter be referred to a mutually acceptable independent engineer with substantial experience in the engineering, construction and/or operation of oil refining or petrochemical plants in the United States ("TECHNICAL ARBITRATOR") for resolution in an expedited manner pursuant to procedures and timing to be mutually agreed upon by the Parties. The Parties shall exercise reasonable efforts to agree, not later than ninety (90) Days prior to the Mechanical Completion Date as set forth in the Project Schedule, on a list of not less than three (3) Persons that the Parties are willing to accept as the Technical

                                                                  EXECUTION COPY


         Arbitrator and who are willing to so serve, and the Technical Arbitrator may be selected from such list by the Party requesting referral of the matter to a Technical Arbitrator. In the event that (i) a technical dispute arises prior to agreement on the list of Technical Arbitrators, or (ii) none of the Technical Arbitrators on the list is able or willing to serve at the time the dispute is referred, the Parties shall attempt to agree on an alternate Technical Arbitrator. If the Parties are unable to reach an agreement on such alternate Technical Arbitrator, or on procedures governing such arbitration (in each case in the sole discretion of each Party) in any case within five
         (5) Business Days after the initial request, then either Party may require that the Technical Arbitrator be appointed by the American Arbitration Association and the governing procedures and timing shall be determined by the Technical Arbitrator so appointed. All such proceedings shall be conducted in Dallas, Texas. The Technical Arbitrator shall render a written determination on the matter in dispute to both parties within fifteen (15) Days of the matter being referred to him or her. If the Technical Arbitrator fails to render a determination within the required time, either Party, upon five (5) Business Days Notice to the other Party, may refer the matter to arbitration pursuant to Section 21.2.2. The finding of the Technical Arbitrator with respect to any technical issues so presented to it for resolution hereunder shall be binding upon the Parties. Owner and Contractor shall each bear one-half (1/2) of the out-of-pocket costs and expenses of any technical dispute resolution under this Section 21.2.3.

                  21.2.4 SUBCONTRACTORS AND THIRD PARTIES. In the event that Contractor and Owner enter into any binding arbitration proceedings, the Parties agree to take all reasonable actions to include all possible parties, including Subcontractors and other third parties, who have agreed to binding arbitration and may have an interest in or liability with respect to, or may provide one of the Parties with a defense to or mitigating factors concerning, the dispute and shall consent to joinder to, and a consolidated resolution of issues in, that proceeding. In the event of any third party claim where the indemnitor does not assume the defense of such third party claim, nothing in this
         Section 21.2 shall prevent the indemnitee from impleading the indemnitor or otherwise joining the indemnitor to any litigation relating to such third party claim.

                  21.2.5 TIME PERIODS. The time periods in this Section 21.2 may be modified by mutual agreement.

         21.3 OTHER REMEDIES. Neither Party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not available in arbitration, including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such Party's rights and obligations unless such waiver is expressed in writing and signed by such Party.

         21.4 PERFORMANCE DURING DISPUTE. Notwithstanding the existence of a dispute between Owner and Contractor and regardless of whether such dispute is the subject of dispute resolution pursuant to Section 21.1 or Section 21.2, neither Owner nor Contractor shall be entitled to suspend or otherwise delay the performance of its obligations under this Agreement except the obligation to pay money to the extent such payment is in dispute. This Agreement

                                                                  EXECUTION COPY


and the rights and obligations of the Parties shall remain in full force and effect during an arbitration proceeding. If applicable, as part of its final decision the arbitral tribunal may decide whether and on what terms this Agreement shall be terminated.

            ARTICLE 22. PERFORMANCE GUARANTEES AND LIQUIDATED DAMAGES

         22.1 SCHEDULE.

                  22.1.1 GUARANTEES. Contractor guarantees that

                  (a) it shall achieve Substantial Completion not later than the date that is five hundred and seventy eight
                           (578) Days after the Notice to Proceed Date, as such guaranteed date may be adjusted pursuant to this Agreement (the "GUARANTEED SUBSTANTIAL COMPLETION DATE"); and

                  (b) it shall achieve the Final Completion Date within ninety (90) Days after the Substantial Completion Date (the "GUARANTEED FINAL COMPLETION DATE").

                  22.1.2 LIQUIDATED DAMAGES FOR DELAY.

                           22.1.2.1 Contractor understands that if the
                  Substantial Completion Date is not achieved by the Guaranteed Substantial Completion Date, Owner will suffer substantial damages, including loss of profits, revenue, additional finance charges, "idle plant" costs, and other operating charges. Therefore, Contractor specifically agrees that if the Substantial Completion Date is not achieved by the Guaranteed Substantial Completion Date, Contractor shall pay Owner, as liquidated damages, the Delay Liquidated Damages for each Day or part thereof by which the Substantial Completion Date is delayed beyond the Guaranteed Substantial Completion Date, commencing on the date following the Guaranteed Substantial Completion Date and ending on the Substantial Completion Date or the Date Certain, whichever first occurs. The obligation to pay Delay Liquidated Damages shall be subject to the following:

                  (a) Delay Liquidated Damages shall be calculated in accordance with Exhibit J.

                  (b) Delay Liquidated Damages shall be paid by Contractor to Owner no later than fifteen (15) Business Days following Owner's invoice therefor, for any Delay Liquidated Damages which have accrued during the preceding calendar month.

                  (c) For each Day, not to exceed fifteen (15) Days, that Contractor is unable to perform Work as a result of a physical loss or damage covered by the Builder's Risk insurance policy described in Section 16.2.1.4 or by the Marine Cargo insurance policy described in
                           Section 16.2.1.6, Contractor shall be entitled to an automatic Day-for-Day extension of the Guaranteed Substantial Completion Date, which extension shall be effected by a

                                                                  EXECUTION COPY


                           Change Order that shall be issued by Owner and shall not require the prior consent of Lender.

                           22.1.2.2 If Contractor is required to pay Delay
                  Liquidated Damages under Section 22.1.2.1, such obligation to pay Delay Liquidated Damages (other than damages theretofore accrued) shall cease to accrue upon the occurrence of the Substantial Completion Date.

         22.2 PERFORMANCE.

                  22.2.1 GUARANTEES. Contractor guarantees that the Front End shall achieve the Front End Performance Guarantee, that the Back End Unit will achieve the Back End Performance Guarantee, and that the Facility will successfully meet all requirements of the Substantial Completion Discharge and Emissions Verification Run set forth in Exhibit M (the "PERFORMANCE GUARANTEES").

                  22.2.2 BUY-DOWN.

                           22.2.2.1 If, before the Date Certain,

                           (a) Contractor has satisfied all requirements for Substantial Completion other than demonstrating that the Facility shall have satisfied either or both of the Front End Performance Guarantee and the Back End Performance Guarantee; and

                           (b)      Contractor's most recent Front End
                                    Performance Test has satisfied the Front End
                                    Minimum Performance Criteria and the most recent Back End Performance Tests have satisfied the Back End Minimum Performance Criteria;

                  then Contractor shall have the option to pay Owner the Buy-Down Amounts based on Contractor's most recently completed Front End Performance Test and/or Back End Performance Tests, as the case may be.

                           22.2.2.2 If Contractor has not exercised the option
                  provided in Section 22.2.2.1, and at the Date Certain Contractor meets the criteria set forth in Section 22.2.2.1(a) and (b), Contractor shall pay Owner the Buy-Down Amounts based on Contractor's most recently completed Front End Performance Test and/or Back End Performance Tests, as the case may be.

                           22.2.2.3 Contractor shall pay the full Buy-Down
                  Amounts as a condition to Substantial Completion, and shall submit payment prior to or together with submission of its Notice of Substantial Completion. In either of the circumstances of Section 22.2.2.1 and Section 22.2.2.2, the Notice of Substantial Completion shall be submitted no later than the Date Certain.

         22.3 LIQUIDATED DAMAGES GENERALLY. Owner and Contractor agree that the Delay Liquidated Damages and the Buy-Down Amounts are liquidated damages, and in the

                                                                  EXECUTION COPY


circumstances that they are payable (a) it would be extremely difficult to determine the actual damages of Owner, (b) the agreed liquidated damages are a fair and reasonable estimate of the actual damages that would be suffered by Owner, (c) in no event shall the amount of any such agreed-upon liquidated damages constitute a penalty for Contractor, and (d) they are the sole remedy for the relevant default. For the avoidance of doubt, Delay Liquidated Damages are intended to compensate Owner for harm (which it is agreed has been liquidated in the manner set forth herein) incurred because Contractor's achievement of the Substantial Completion Date is delayed beyond the Guaranteed Substantial Completion Date and up to the Date Certain, as provided in Section 22.1.2, and Buy-Down Amounts, in the circumstances in which they are permitted to be paid, are intended to compensate Owner for harm (which it is agreed has been liquidated in the manner set forth herein) incurred because of Contractor's failure to meet the Front End Performance Guarantee and/or the Back End Performance Guarantee after having achieved the Minimum Performance Criteria, as provided in Section 22.2.2, and neither Delay Liquidated Damages nor Buy-Down Amounts are intended to compensate Owner in the event Contractor fails to meet any other obligations under this Agreement or for delays beyond the Date Certain or for performance shortfalls below the Minimum Performance Criteria. Contractor hereby waives, to the extent permitted by applicable law, any defense as to the validity of any agreed-upon liquidated damages in this Agreement on the grounds that such liquidated damages are void as penalties. All Liquidated Damages are subject to the limitations in Article 23.

                       ARTICLE 23. LIMITATION OF LIABILITY

         23.1 LIMITATION OF CONTRACTOR'S LIABILITY. The monetary liability of Contractor to Owner arising from or relating to the Work or in connection with this Agreement shall be limited as specified in this Section 23.1 regardless of whether any such liability may be based on statute, contract, guarantee, warranty, professional liability, fault, negligence (in whole or in part), strict liability or otherwise, and Owner hereby releases Contractor from any liability in excess of the amounts respectively specified.

                  23.1.1 LIMITATION ON TOTAL LIABILITY.

                           23.1.1.1 In the event Owner terminates this Agreement
                  prior to the Notice to Proceed Date pursuant to Section 15.3, Contractor shall have no liability to Owner hereunder, except with respect to the obligation of confidentiality set forth in
                  Section 19.1.

                           23.1.1.2 From the Notice to Proceed Date until the
                  Substantial Completion Date, Contractor's total aggregate liability shall not exceed one hundred percent (100%) of the Contract Price.

                           23.1.1.3 If Contractor has achieved the Substantial
                  Completion Date, then Contractor's total aggregate liability during the period from the Substantial Completion Date until the commencement of the Warranty Period shall not exceed twenty five percent (25%) of the Contract Price.

                                                                  EXECUTION COPY


                           23.1.1.4 The aggregate costs and liability incurred
                  by Contractor to meet its warranty obligations under Article 9 during the Warranty Period shall not exceed twenty percent (25%) of the Contract Price.

                  23.1.2 EXCLUSIONS.

                           23.1.2.1 The following shall not count towards the
                  liability limitations set forth in Section 23.1.1:

                           (a) Contractor's obligations under Sections 3.7,
                  12.3, and 17.1 as well as third party indemnification obligations under Article 18.

                           (b) Costs incurred by Contractor that are reimbursed
                  or paid from the proceeds of any insurance required to be obtained under the terms of this Agreement.

                           23.1.2.2 Any liability incurred by Contractor during
                  the period from the Substantial Completion Date until the commencement of the Warranty Period, other than costs and liability incurred by Contractor during such period to correct any Defect arising during such period, shall be excluded for purposes of the limitation set forth in Section 23.1.1.4. Any costs and liability incurred by Contractor during the period from the Substantial Completion Date until the commencement of the Warranty Period to correct any Defect arising during such period shall be included for purposes of the limitation set forth in Section 23.1.1.4.

                           23.1.2.3 Any obligation of Contractor to pay Delay
                  Liquidated Damages that exists after the Substantial Completion Date shall be excluded for purposes of the limitations set forth in Section 23.1.1.3 and Section 23.1.1.4.

         23.2 FACILITY PERFORMANCE FAILURES OR DEFICIENCIES AFTER SUBSTANTIAL COMPLETION. Notwithstanding any other provision of this Agreement to the contrary, on and after the Substantial Completion Date, Contractor shall not be liable in connection with any failure of or deficiency in the performance of the Facility except only to the extent a Defect is present, and Contractor shall only be liable to remedy such Defect in accordance with Article 9. On and after the Substantial Completion Date, any failure or deficiency in the performance of the Facility that is caused by inaccurate or incomplete information set forth in section 3 of Book 1 of the Scope Document shall not be a failure or deficiency caused by a Defect. Any dispute with respect to whether a failure or deficiency in the performance of the Facility on or after the Substantial Completion Date is due to a Defect shall be resolved under the Coordination Agreement, as provided in Section 21.1.

         23.3 CONSEQUENTIAL DAMAGES. Notwithstanding anything stated to the contrary in this Agreement, except as otherwise provided in this Section 23.3, in no event shall Contractor or Owner be liable to the other, either individually or jointly and irrespective of whether alleged by way of indemnity, breach of contract, breach of warranty, tort (including negligence), strict liability, or any other legal theory, and whether arising before or after the Final Completion Date, for, and Contractor and Owner each hereby waives any right to, damages that constitute

                                                                  EXECUTION COPY


incidental, special, indirect, or consequential damages of any nature whatsoever, including, without limitation, losses or damages caused by reason of shutdowns, loss of use of equipment or systems, loss of profits or revenue, loss of contracts, cost of capital, interest charges or claims of Owner's customers. The provisions of this Section 23.3 shall not be interpreted to limit Contractor's obligations (a) to pay to Owner Delay Liquidated Damages and Buy-Down Amounts pursuant to Sections 22.1.2 and 22.2.2, respectively, (b) to make any payments set forth in Section 15.2.2, (c) to remove any liens, claims, security interests or other encumbrances pursuant to Section 3.7, (d) to make any indemnification payments required under Section 12.3 and any third-party indemnification payments required under Article 18, (e) to perform warranty Work in accordance with Article 9, and (f) to buy-out Punch List Items in accordance with Section 8.4.2. The provisions of this Section 23.3 shall not be interpreted to limit Owner's obligations (a) to pay to Contractor any amount pursuant to Sections 4.3.4, 4.6.2.4, 4.6.3 and 10.1, and (b) to make any third-party indemnification payments required under Article 18.

                   ARTICLE 24. REPRESENTATIONS AND WARRANTIES

         24.1 BY CONTRACTOR. Contractor represents, as of the date hereof, and hereby warrants that:

                  24.1.1 EXISTENCE AND POWERS. Contractor is a limited liability company validly existing and in good standing under the laws of the State of Texas, with full power and authority to enter into and to perform its obligations under this Agreement.

                  24.1.2 DUE AUTHORIZATION AND BINDING OBLIGATION. This Agreement has been duly authorized, executed and delivered by all necessary company action of Contractor and constitutes a legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as the same may be limited by equitable principles or bankruptcy, insolvency or other similar laws affecting creditors' rights from time to time in effect.

                  24.1.3 NO CONFLICT. Neither the execution nor delivery by Contractor of this Agreement, nor the performance by Contractor of its obligations hereunder, (i) violates any Governmental Rule applicable to Contractor, (ii) violates Contractor's articles of association or by-laws, or (iii) to Contractor's knowledge, conflicts with, violates or results in the material breach of any term or condition of any order, judgment or decree of a Governmental Unit, or of any agreement or instrument, to which Contractor is a party or by which Contractor or any of its properties or assets are bound, or constitutes a material default under any of the foregoing.

                  24.1.4 NO LITIGATION. To Contractor's knowledge, there is no action, lawsuit or proceeding, at law or in equity, before or by any court, governmental or arbitral body, pending or threatened against Contractor, in which an unfavorable decision, ruling or finding could reasonably be expected to have a material and adverse effect on the execution and delivery of this Agreement by Contractor or on the ability of Contractor to perform its obligations hereunder.

                                                                  EXECUTION COPY


                  24.1.5 PROFESSIONAL SKILLS. Contractor has all the required skills, experience and capacity necessary to perform the Work in a timely and professional manner, utilizing sound engineering principles, project management procedures and supervisory procedures, all in accordance with Prudent Industry Practices. Contractor has the experience and skills necessary to determine, and Contractor has reasonably determined, that Contractor can perform the Work for the Contract Price.

                  24.1.6 SITE CONDITIONS. Contractor has investigated the Site and each other location where any portion of the Work shall be performed and surrounding locations, including both surface and subsurface conditions, to the full extent it deems necessary for its purposes and is familiar with and has satisfied itself with respect to the nature and location of the Work, and the general and local conditions with respect to environment, transportation, access, waste disposal, handling and storage of materials, availability and quality of electric power, availability and condition of roads, climatic conditions and seasons, physical conditions at the Site and the surrounding area as a whole, topography and ground surface conditions, sound attenuation conditions, subsurface geology and conditions, nature and quantity of surface and subsurface materials (including, without limitation, man-made materials or conditions) to be encountered (other than Hazardous Wastes or Materials), and location of underground utilities, and equipment and facilities needed prior to and during performance of all Contractor's obligations under this Agreement (the foregoing collectively the "SITE CONDITIONS").

                  24.1.7 OWNER-PROVIDED INFORMATION. Owner may provide or may have provided Contractor with copies of certain studies, reports or other information and Contractor acknowledges that all such information has been or will be provided as background information and as an accommodation to Contractor. Contractor further acknowledges that, unless specifically provided otherwise in this Agreement (including with respect to Contractor's right to rely on the Environmental Reports as provided in Section 3.6), Owner makes no representations or warranties with respect to the accuracy of such documents or the information or opinions therein contained or expressed.

                  24.1.8 FINANCIAL CONDITION. Contractor is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under this Agreement. Contractor is able to furnish the plant, tools, materials, supplies, equipment, labor, and design services needed for the Facility, is experienced in and competent to perform the Work, both construction and design, contemplated by this Agreement, and is qualified to do the Work.

                  24.1.9 LICENSES. Contractor and all Persons who will perform any portion of the Work have and will have all business and professional certifications required by Governmental Rules to perform the services under this Agreement.

                  24.1.10 INTELLECTUAL PROPERTY RIGHTS. Contractor owns or has the right to use all the patents, trademarks, service marks, tradenames and copyrights, and all licenses, franchises, permits or rights with respect to the foregoing, necessary to perform the Work and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others. No materials, method, design, process or

                                                                  EXECUTION COPY


         technology utilised in the Work or incorporated in the Facility shall be such as to give rise to any claim against Owner for infringement of any patent or other proprietary right of any third party, and Contractor shall take all necessary action to procure that Owner shall have full and unimpeded rights regarding the operation, modification, revamp, repair and maintenance of the Facility or replacement of all or any part of the Facility.

                  24.1.11 BUILDING CODES. The Facility can and shall be built in conformity with applicable building codes, construction-related regulations and construction-related directives of all Governmental Units.

         24.2 BY OWNER. Owner represents, as of the date hereof, and hereby warrants that:

                  24.2.1 EXISTENCE AND POWERS. Owner is a limited partnership validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into and to perform its obligations under this Agreement.

                  24.2.2 DUE AUTHORIZATION AND BINDING OBLIGATION. This Agreement has been duly authorized, executed and delivered by all necessary corporate and partnership action of Owner and constitutes a legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as the same may be limited by equitable principles or bankruptcy, insolvency or other similar laws affecting creditors' rights from time to time in effect.

                  24.2.3 NO CONFLICT. Neither the execution nor delivery by Owner of this Agreement, nor the performance by Owner of its obligations hereunder, (i) violates any Governmental Rule applicable to Owner or (ii) to Owner's knowledge, conflicts with, violates or results in the material breach of any term or condition of any order, judgment or decree of a Governmental Unit, or of any agreement or instrument, to which Owner is a party or by which Owner or any of its properties or assets are bound, or constitutes a material default under any of the foregoing.

                  24.2.4 NO LITIGATION. To Owner's knowledge, there is no action, lawsuit or proceeding, at law or in equity, before or by any court, governmental or arbitral body, pending or threatened against Owner, in which an unfavorable decision, ruling or finding could reasonably be expected to have a material and adverse effect on the execution and delivery of this Agreement by Owner or on the ability of Owner to perform its obligations hereunder.

             ARTICLE 25. REPRESENTATIVES AND NOTICES/COMMUNICATIONS

         25.1 DESIGNATION AND FUNCTION OF AUTHORIZED REPRESENTATIVES. On or before the Notice to Proceed Date (i) Contractor shall appoint and identify to Owner the Project Manager, and (ii) Owner shall appoint and identify to Contractor the Owner Representative. The Parties shall exchange written Notice of such appointments. Owner may, from time to time, replace the Owner Representative by giving Notice to Contractor, and Contractor may, from time to time, replace its Project Manager by giving Notice to Owner. The Project Manager and the Owner Representative shall each act on behalf of his or her respective Party as the single point of contact with the other Party for purposes of this Agreement and shall be generally available to

                                                                  EXECUTION COPY


the other Party during normal business hours. The Project Manager shall have full responsibility for the Work. No directions or approvals given by any Person other than the Project Manager (or his or her designees, as set forth in writing) shall be binding upon Contractor and no directions or approvals given by any Person other than the Owner Representative (or his or her designees, as set forth in writing) shall be binding upon Owner. The Project Manager and the Owner Representative are authorized to execute Change Orders, but neither the Project Manager nor the Owner Representative is authorized to amend or modify this Agreement except to the extent provided in Article 4.

         25.2 NOTICES.

                  25.2.1 Where, pursuant to the terms and conditions of this Agreement, "NOTICE" (i.e., with initial capitalization) is required to be given to a Party, such Notice shall be directed to the following:

                  If to Contractor:      PETROFAC LLC
                                         1021 ESE Loop 323 Tyler, TX 75701
                                         Attn: D. Keith Dodson

                                         Facsimile: (903) 561-3315


                  With Copy (such copy not to constitute Notice):

                                         Keith Roberts
                                         205 Holland Park Ave. London W11
                                         4XB United Kingdom

                                         Facsimile: +44 20 7 371 4312


                  If to Owner:           PROBEX WELLSVILLE, L.P.
                                         One Galleria Tower
                                         13355 Noel Rd. Ste. 1200
                                         Dallas, TX  75240 Attn: David J. McNiel

                                         Facsimile: (972) 980-7058

                                                                  EXECUTION COPY



                  With Copy (such copy not to constitute Notice):

                                         Richard M. Gittleman, Esq.
                                         Akin, Gump Strauss, Hauer & Feld, L.L.P
                                         1333 New Hampshire Ave., N.W.
                                         Washington, D.C. 20036

                                         Facsimile: (202) 887-4288

                  25.2.2 Every Notice and notice shall be in writing and either be: (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight mail or courier service with delivery receipt requested; or (d) sent by facsimile transfer, with electronic confirmation of receipt. Any change of information with respect to the designated recipient of a Notice or notice shall be made in accordance with this Section 25.2, directed to all Persons at that time entitled to receive Notice or notice, as the case may be. All Notices and notices shall be effective when received by the Party or Person to whom addressed.

         25.3 TECHNICAL COMMUNICATIONS. Any technical or other communications pertaining to the Work, other than Notices, but including "NOTICES" (i.e., with no initial capitalization), shall be between Contractor's Project Manager and the Owner Representative or other representatives appointed by the Project Manager or the Owner Representative. The Parties shall implement mutually agreed-upon procedures for the exchange of information for purposes of planning and executing the Work. Information furnished by either Party on which the other Party wants to rely shall be documented in writing and signed by both Parties.

                            ARTICLE 26. MISCELLANEOUS

         26.1 INDEPENDENT CONTRACTOR. Contractor is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with Owner other than that of an independent contractor, nor shall it be construed as creating any relationship whatsoever between Owner and Contractor's employees. The status of Contractor as an independent contractor shall not be affected by any seconding of employees from Contractor to Owner or from Owner to Contractor that may be agreed to by the Parties.

         26.2 EFFECT OF INVALID PROVISIONS. The invalidity or unenforceability of any portion or provision of this Agreement shall not affect the validity or enforceability of any other portion or provision. Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement. The Parties shall negotiate an equitable adjustment in such portions or provisions of this Agreement to effect the underlying purposes of this Agreement.

         26.3 ORDER OF PRECEDENCE. In the event there is a conflict among provisions of this Agreement, all provisions in the body of this Agreement and of Exhibit A shall take precedence over all other Exhibits.

                                                                  EXECUTION COPY


         26.4 SURVIVAL; TIME LIMITATION. The provisions of Sections 3.7, 15.2, 15.3, and 17.1, and Articles 18, 19, 21, 23, and 26 shall survive the termination and close-out of this Agreement.

         26.5 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to, but only to the extent of, the subject matter hereof, and neither Party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement, including the Exhibits hereto.

         26.6 MODIFICATION IN WRITING. No oral or written modification of this Agreement by any officer, agent or employee of Contractor or Owner, either before or after execution of this Agreement, shall be of any force or effect unless such modification is in writing and signed by a duly authorized representative of each Party.

         26.7 CONTINUING OBLIGATIONS. The waiver of any breach or failure to enforce any of the terms, covenants or conditions of this Agreement shall not in any way affect, limit, modify or waive the future enforcement of such terms, covenants or conditions, any course of dealing or custom of the trade notwithstanding.

         26.8 HEADINGS. The headings contained herein are included solely for the convenience of the Parties and are not part of this Agreement.

         26.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity and performance, without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction (other than section 5-1401 of the New York General Obligations Law, which shall apply). This Agreement is being entered into with full consideration of the provisions of New York General Obligations Law sections 5-322.1, 5-323 and 5-324, and with the belief that none of the provisions set forth in this Agreement are prohibited by New York law. The Parties intend and expect that the apportionment of potential liability as set forth in this Agreement shall be valid and enforceable under New York law.

         26.10 REMEDIES CUMULATIVE. Subject to the limitations of liability set forth in Article 23, the Parties agree that the rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies at law, in equity or otherwise.


                            [SIGNATURE PAGE FOLLOWS]

                                                                  EXECUTION COPY


         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

PROBEX WELLSVILLE, L.P.                     PETROFAC LLC

By: Probex Wellsville Holding I, Inc.,
    its General Partner


By:                                         By:
   ---------------------------                 ---------------------------------

Name:                                       Name:
     -------------------------                   -------------------------------

Title:                                      Title:
      ------------------------                    ------------------------------

                                                                  EXECUTION COPY


                                    EXHIBIT A

                         DEFINITIONS AND RULES OF USAGE

Part I: Rules of Usage

         The terms defined below have the meanings set forth below for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument defined or referred to below or in any instrument that is governed by this Exhibit means such instrument as may be from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to a person are, unless the context otherwise requires, also to its successors and assigns. "Hereof", "herein", "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. "Shall" and "will" have equal force and effect. References in an instrument to "Article", "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument.

Part II: Definitions

         "AAA" means the American Arbitration Association.

         "AFFIDAVIT OF NOTICE OF COMMENCEMENT" is defined in Section 3.7.2.

         "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by, or is under common control with a Party. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to a Party, means the power to direct or cause the direction of the management and policies of such Party, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" means this Agreement for Engineering, Procurement and Construction Services, including all Exhibits hereto, as amended or restated from time to time.

         "APPROVED VENDORS LIST" means the list of approved vendors set forth on Exhibit D.

         "BACK END FEEDSTOCK" means, as applicable, either of the processed oils (light and heavy) to be used as feedstock for the Back End Unit, as specified in Exhibit M, at times herein referred to as "Light Back End Feedstock" and "Heavy Back End Feedstock".

         "BACK END FEEDSTOCK TANKS" means the tanks in which Back End Feedstock is stored immediately prior to treatment.

                                                                  EXECUTION COPY


         "BACK END FINISHING PROCESS LICENSOR" means that Person with whom Owner enters a license agreement for the use of proprietary information and technology in connection with the operation of the Back End Unit.

         "BACK END MINIMUM PERFORMANCE CRITERIA" means, during and in accordance with the requirements of the Back End Performance Tests, demonstration of no less than ninety-five percent (95%) of the specified minimum feedstock processing rates (as percentages of the Back End Performance Guarantee processing rate specified in paragraph 6.1 of Exhibit G and as calculated in accordance with paragraph 8.0 of Exhibit G) over the specified periods, while fully meeting all other requirements of the Back End Performance Guarantee specified in paragraphs 6.2 and 6.3 of Exhibit G.

         "BACK END PERFORMANCE GUARANTEE" means Contractor's guarantee of performance of the Back End as set forth in paragraph 6.0 of Exhibit G.

         "BACK END PERFORMANCE TESTS" means both the test for Light Base Oil and the test for Heavy Base Oil to demonstrate the ability of the Back End Unit to meet or exceed the Back End Performance Guarantee, such tests to be performed in accordance with the Test Procedures set forth in Exhibit M.

         "BACK END PROCESS TESTS" means both the test for Light Base Oil and the test for Heavy Base Oil to demonstrate the performance of the Back End Unit, such tests to be performed in accordance with the Test Procedures set forth in Exhibit M.

         "BACK END UNIT" or "BACK END" means that component of the Facility used to convert Back End Feedstock into Base Oil. For purposes of this definition, the physical location where the Back End Unit begins shall be the flange where the Back End Feedstock enters the Back End Feedstock Tanks and the physical location where the Back End Unit ends is at the outlet flange(s) of the tank(s) which receive Base Oil.

         "BASE OIL" means, as applicable, either of the high quality lubricant base oils (light or heavy) that are the final product of the Facility, at times herein referred to as "Light Base Oil" and "Heavy Base Oil", as specified in Exhibit G.

         "BUSINESS DAY" means any Day excluding Saturday, Sunday or legal holiday in the jurisdiction where the act or obligation is to be performed.

         "BUY-DOWN AMOUNT(S)" means any amount(s) to be paid by Contractor as liquidated damages for a failure to achieve either (a) the Front End Performance Guarantee or (b) the Back End Performance Guarantee, as referenced in Section
22.2.2 and as calculated in accordance with Exhibit J.

         "CHANGE NOTICE" means a written notice to the Contractor of a proposed Change Order.

         "CHANGE ORDER" is defined in Section 4.3.4.

         "CHANGE OF LAW" means the enactment, adoption, promulgation, issuance, modification, revision, change, repeal or cancellation after the date of this Agreement of or to any

                                                                  EXECUTION COPY


Governmental Rule or any Governmental Approval, that affects Contractor's cost or schedule related to the performance of its obligations under this Agreement, or the ability of Contractor to meet any of the Performance Guarantees. Notwithstanding the prior sentence, a change in Federal, state, county or local income tax, or in Federal payroll tax, enacted or effective after the date of this Agreement, shall not be a Change of Law.

         "CONTRACT INTEREST RATE" mean interest, accruing on any amount payable by a Party that is not paid by the date such amount is due, for each Day from the due date until the date of receipt, at a rate which is the lesser of (a) an annual rate equal to one percent (1%) above the rate per annum published in the Wall Street Journal under "Money Rates" as the prime lending rate, or (b) the maximum rate permitted by applicable law.

         "CONTRACT PRICE" means the price for the Work shown as the cumulative amount of all Milestone Payments in Exhibit E, as adjusted pursuant to the terms of this Agreement.

         "CONTRACTOR" means Petrofac LLC.

         "CONTRACTOR EVENT OF DEFAULT" is defined in Section 15.1.

         "CONTRACTOR-INDEMNIFIED PARTY" is defined in Section 18.1.2.

         "COORDINATION AGREEMENT" means an agreement among Contractor, Owner, Technology Facility Provider and Lender, in form and substance acceptable to each of them.

         "DATE CERTAIN" means the date that is one hundred and twenty (120) Days following the Guaranteed Substantial Completion Date.

         "DAY" means a calendar day, including Saturdays, Sundays, and holidays. In the event that an obligation is required to be performed hereunder on or before a Day which is a specified number of Days after an event, and such Day is not a Business Day, the obligation shall be required to be performed on or before the first Business Day following such Day. The preceding sentence shall not apply to the Performance Tests.

         "DEFECT" means any designs, engineering, materials, equipment, tools, supplies, or installation or any other Work performed or provided by, or within the responsibility of, Contractor or any of its Subcontractors which

         (a) fails to conform to the Scope Document or is of improper or inferior workmanship; or

         (b)      is inconsistent with Prudent Industry Practices, and either

                  (i) could reasonably be expected to adversely affect the performance of the Facility, or

                  (ii) could reasonably be expected to adversely affect the continuous safe operation of the Facility during the Facility's design life; or

                                                                  EXECUTION COPY


                  (c) otherwise fails to meet the warranties set forth in
         Section 9.1.

         "DELAY LIQUIDATED DAMAGES" means the liquidated damages payable by Contractor for each Day or part thereof that the Substantial Completion Date is delayed past the Guaranteed Substantial Completion Date, as provided in Section
22.1.2 and as calculated in Exhibit J.

         "ENVIRONMENTAL REPORTS" means the Environmental Site Assessment Update, dated June 2001, prepared by ERM.

         "EPC DATA AND INFORMATION" means all drawings, bills of material, data sheets, calculations, specifications and other documents or information (including data in electronic or other storage media) prepared by Contractor, Subcontractors or others for the Work, including Subcontractors' unpriced quotations, manufacturing reports, test certificates, inspection certificates and parts lists.

         "FACILITY" means the used oil refining facility, more particularly described in the Scope Document, to be designed and constructed by Contractor on the Site.

         "FINAL COMPLETION" is defined in Section 8.3.1.

         "FINAL COMPLETION CERTIFICATE" is defined in Section 8.3.2.

         "FINAL COMPLETION DATE" is defined in Section 8.3.2.

         "FINAL PAYMENT" is defined in Section 12.7.1.

         "FINAL REQUEST FOR PAYMENT" is defined in Section 12.7.1.

         "FINANCING AGREEMENTS" means any and all senior loan agreements and associated notes, bonds, indentures, mortgages, security agreements, participation agreements and similar documents relating to the construction, interim, and long-term financing and refinancing of the Facility, including any modifications, extensions, renewals, or replacements of any of the same.

         "FORCE MAJEURE EVENT" is defined in Section 13.1.1.

         "FRONT END" means the Facility, other than the Back End Unit.

         "FRONT END FEEDSTOCK" means Start-up and Testing Feedstock and Used
Oil.

         "FRONT END MINIMUM PERFORMANCE CRITERIA" means, during and in accordance with the requirements of the Front End Performance Tests, demonstration of no less than ninety-five percent (95%) of the specified minimum feedstock processing rates (as percentages of the Front End Performance Guarantee processing rate specified in paragraph 2.1 of Exhibit G and as calculated in accordance with paragraph 4.0 of Exhibit G) over the specified periods, while fully meeting all other requirements of the Front End Performance Guarantee specified in paragraphs 2.2, 2.3 and 2.4 of Exhibit G.

                                                                  EXECUTION COPY


         "FRONT END PERFORMANCE GUARANTEE" means Contractor's guarantee of Front End performance as specified in paragraph 2.0 of Exhibit G.

         "FRONT END PERFORMANCE TEST" means a test to demonstrate that the Front End meets or exceeds the Front End Performance Guarantee, to be performed in accordance with the Test Procedures set forth in Exhibit M.

         "FRONT END PROCESS TEST" means a test of the Front End conducted using Used Oil, to be performed in accordance with the Test Procedures set forth in Exhibit M.

         "GOVERNMENTAL APPROVAL" means any authorization, consent, approval, license, ruling, permit, certification, exemption, or registration by or with any Governmental Unit required for and specifically applicable to the Facility, including those listed in Exhibit C, and any interpretation or administration of any of the foregoing.

         "GOVERNMENTAL RULE" means any generally applicable statute, law, regulation, ordinance, rule, judgment, order, decree, directive, or any similar form of decision of any Governmental Unit or determination by, or any interpretation or administration of any of the foregoing.

         "GOVERNMENTAL UNIT" means any United States federal, state or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction over the Work.

         "GUARANTEED FINAL COMPLETION DATE" is defined in Section 22.1.1(b).

         "GUARANTEED SUBSTANTIAL COMPLETION DATE" is defined in Section
22.1.1(a).

         "HAZARDOUS WASTES OR MATERIALS" means any radioactive, hazardous, toxic, or polluting substance, as defined and/or regulated by a Governmental Unit pursuant to Governmental Rules applicable to the Work, the Facility, or the Site, as such Governmental Rules may be amended from time to time, including: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.); or any provisions of any federal, state or local statute or regulation whose purpose in whole or in part is the protection of human health, safety or the environment.

         "HEAVY BASE OIL" has the meaning ascribed to such term in the definition of Base Oil.

         "HEAVY BACK END FEEDSTOCK" has the meaning ascribed to such term in the definition of Back End Feedstock.

         "IMMATERIAL NONCONFORMANCE" is defined in Section 6.4.

         "INDEPENDENT ENGINEER" means the engineering and consulting firm described in Section 3.8.

                                                                  EXECUTION COPY


         "INDEPENDENT INSURANCE CONSULTANT" means Marsh USA Inc. or any replacement thereof selected by Lender.

         "INVOICE" is defined in Section 12.2.1.

         "LENDER" means the entities providing Senior Debt, including any assignee or successor thereto.

         "LIENS" is defined in Section 3.7.1.

         "LIGHT BASE OIL" has the meaning ascribed to such term in the definition of Base Oil.

         "LIGHT BACK END FEEDSTOCK" has the meaning ascribed to such term in the definition of Back End Feedstock.

         "LIQUIDATED DAMAGES" means, collectively, the Buy-Down Amounts and the Delay Liquidated Damages.

         "MECHANICAL COMPLETION" is defined in Section 7.1.

         "MECHANICAL COMPLETION CERTIFICATE" is defined in Section 7.2.

         "MECHANICAL COMPLETION DATE" is defined in Section 7.2.

         "MILESTONE" means each of the scheduled milestones for the performance of the Work until Final Completion as set forth in the Project Milestone Payment Schedule.

         "MILESTONE PAYMENT" means a payment in respect of the achievement by Contractor of a Milestone. All individual Milestone Payments shall be expressed as a discrete value within the Contract Price.

         "MILESTONE PAYMENT PLAN" means a plan according to which Contractor earns Milestone Payments during the Work in accordance with the provisions of
Article 12 and Exhibit E and Exhibit F.

         "MINIMUM PERFORMANCE CRITERIA" means the Front End Minimum Performance Criteria, the Back End Minimum Performance Criteria, and the successful performance of the Substantial Completion Discharge and Emissions Verification Run, as provided in Exhibit M.

         "MONTHLY STATUS MEETING" is defined in Section 3.15.

         "NON-INSURABLE FORCE MAJEURE EVENT" means any Force Majeure Event against which at the time in question business interruption insurance cannot be obtained on commercially reasonable terms, as determined by the Independent Insurance Consultant, and shall include without limitation those Force Majeure Events listed in Section 13.1.1(c) to the extent business interruption insurance for such Force Majeure Event cannot be obtained on commercially reasonable terms.

         "NOTICE" and "NOTICE" are defined in Article 25.

                                                                  EXECUTION COPY


         "NOTICE OF FINAL COMPLETION" is defined in Section 8.3.2.

         "NOTICE OF MECHANICAL COMPLETION" is defined in Section 7.2.

         "NOTICE OF SUBSTANTIAL COMPLETION" is defined in Section 8.2.2.

         "NOTICE TO PROCEED" is defined in Section 5.1.

         "NOTICE TO PROCEED DATE" is defined in Section 5.1.

         "OPERATOR" means the entity retained by Owner to provide operating and maintenance services for the Facility, which entity may be Owner or an Affiliate of Owner.

         "OWNER" means Probex Wellsville, L.P., a Delaware limited partnership.

         "OWNER DIRECTIVE" is defined in Section 4.3.3.

         "OWNER EVENT OF DEFAULT" is defined in Section 15.4.

         "OWNER-INDEMNIFIED PARTY" is defined in Section 18.1.1.

         "OWNER REPRESENTATIVE" means the representative designated by Owner pursuant to Section 25.1.

         "PARTY" means Owner or Contractor, and "PARTIES" means both Owner and Contractor.

         "PERFORMANCE GUARANTEES" is defined in Section 22.2.1.

         "PERFORMANCE TESTS" is defined in Section 8.1.1.

         "PERSON" means any individual, corporation, voluntary association, partnership, company, trust, incorporated organization, unincorporated organization or Government Unit, or any other entity or organization.

         "PRO TERRA(TM) PROCESS" means the proprietary process licensed to Owner or its Affiliates used for the production of high quality lubricant base oils from Used Oil that sequentially embodies pretreatment, fractionation and finishing stages.

         "PROCESS DISCHARGE AND EMISSIONS VERIFICATION RUN" means a test run of the Facility using Used Oil and Back End Feedstock produced from Used Oil, to determine that the waste water and other emissions being discharged from the Facility are consistent with the design criteria set forth in the Scope Document, such test to be performed, and the performance of the Facility to be evaluated, in accordance with the Test Procedures set forth in Exhibit M.

         "PROCESS TESTS" is defined in Section 8.1.1.

         "PROGRESS REPORT" is defined in Section 12.2.4.

         "PROJECT CASH FLOW SCHEDULE" shall mean the schedule attached hereto as Exhibit F, as

                                                                  EXECUTION COPY


such schedule may be amended from time to time in accordance with the terms hereof.

         "PROJECT MANAGER" means the representative designated by Contractor pursuant to Section 25.1.

         "PROJECT MILESTONE PAYMENT SCHEDULE" means the schedule attached as Exhibit E, as such schedule may be amended from time to time in accordance with the terms hereof.

         "PROJECT SCHEDULE" means the project schedule attached as Exhibit O.

         "PRUDENT INDUSTRY PRACTICES" means those standards, practices, methods, and procedures that are in conformance with the degree of skill and judgment normally exercised by recognized engineering and construction firms performing engineering and construction services for facilities of a similar size, type and complexity as the Facility.

         "PUNCH LIST" means the list of Punch List Items.

         "PUNCH LIST ITEMS" means those minor items of the Work, the omission of which would not adversely affect the safety, performance or reliability of the Performance Tests or commercial operation of any component of the Facility (for example, painting, insulation repairs, labels and landscaping).

         "REQUEST FOR PAYMENT" is defined in Section 12.2.

         "RETAINAGE" is defined in Section 12.2.1(b).

         "RETAINAGE RELEASE DATE" is defined in Section 8.5.1.

         "RETAINAGE RELEASE REQUEST" is defined in Section 8.5.1.

         "SCOPE DOCUMENT" means the ten (10) Books (12 volumes) included as Exhibit B, as it may be adjusted pursuant to this Agreement.

         "SENIOR DEBT" means first priority construction or permanent debt financing for the Facility being provided by Lender.

         "SITE" means the real property on which the Facility and its various components are located and surrounding locations, including but not limited to the laydown area, areas for temporary facilities and, as applicable, any easements or rights-of-way appurtenant thereto, as described and depicted in the Scope Document.

         "SITE ACCESS PLAN" means the document attached as Exhibit H.

         "SITE CONDITIONS" is defined in Section 24.1.6.

         "START-UP AND TESTING FEEDSTOCK" means feedstock to the Front End, as specified in Exhibit M.

                                                                  EXECUTION COPY


         "SUBCONTRACTOR" means the Back End Finishing Process Licensor and any Person (including an Affiliate of Contractor) with whom Contractor has entered into any subcontract, purchase order, or other agreement for such Person to perform any part of the Work or to provide any materials, equipment or supplies on behalf of Contractor (including any Person at any tier with whom any Subcontractor has further subcontracted any part of the Work), including vendors, suppliers, materialmen and consultants.

         "SUBSTANTIAL COMPLETION" is defined in Section 8.2.1.

         "SUBSTANTIAL COMPLETION CERTIFICATE" is defined in Section 8.2.2.

         "SUBSTANTIAL COMPLETION DATE" is defined in Section 8.2.2.

         "SUBSTANTIAL COMPLETION DISCHARGE AND EMISSIONS VERIFICATION RUN" means a test run of the Facility using Start-up and Testing Feedstock and Back End Feedstock produced from Start-up and Testing Feedstock, to determine that the waste water and other emissions being discharged from the Facility are consistent with the design criteria set forth in the Scope Document, such test to be performed, and the performance of the Facility to be evaluated, in accordance with the Test Procedures set forth in Exhibit M.

         "SUBSTANTIAL COMPLETION TESTS" is defined in Section 8.1.1.

         "SURETY BOND" means a payment bond and a performance bond, each in form and substance acceptable to Owner, Lender, and Contractor.

         "TECHNOLOGY COVER FACILITY" means the credit facility to be obtained by Owner from the Technology Facility Provider, and which may be drawn upon by Owner to cover the costs of remediation of any failure or deficiency in the performance of the Facility evidenced during the Process Tests that is not caused by a Defect, and which shall serve as a credit enhancement to the holders of the Senior Debt.

         "TECHNOLOGY FACILITY PROVIDER" means the provider of the Technology Cover Facility.

         "TEST PROCEDURES" means the procedures for the Performance Tests as provided in Exhibit M.

         "USED OIL" means feedstock to the Front End, as specified in Exhibit M.

         "WARRANTY BOND" means a warranty bond in form and substance acceptable to Owner, Lender, and Contractor.

         "WARRANTY PERIOD" is defined in Section 9.5.1.

         "WORK" means all work, services, obligations, duties and responsibilities assigned to and to be performed or undertaken by Contractor or its Subcontractors pursuant to this Agreement (including pursuant to a Change Order), including the provision of all design, engineering, procurement, construction, startup, commissioning, performance testing and other related

                                                                  EXECUTION COPY


services necessary to complete the Facility as contemplated by this Agreement. The scope of the Work shall be as described in Section 3.2.